                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Numbers 33-81088
                                                                     33-81088-01
                                                                     33-81088-02


                      MARCUS CABLE OPERATING COMPANY, L.P.
                      MARCUS CABLE CAPITAL CORPORATION II
    13 1/2% SENIOR SUBORDINATED GUARANTEED DISCOUNT NOTES DUE AUGUST 1, 2004
                    GUARANTEED BY MARCUS CABLE COMPANY, L.P.

         The 13 1/2% Senior Subordinated Guaranteed Discount Notes due August 1, 2004 were issued by Marcus Cable Operating Company, L.P., a Delaware limited partnership, and Marcus Cable Capital Corporation II, a Delaware corporation and a wholly owned subsidiary of Marcus Cable Operating Company, L.P., on July 29, 1994. The 13 1/2% Notes are the joint and several obligations of the Issuers and have been unconditionally guaranteed, on a senior basis, by Marcus Cable Company, L.P. In serving as a co-issuer, Marcus Cable Capital Corporation II is acting as an agent of Marcus Cable Operating Company, L.P. Marcus Cable Capital Corporation II has nominal assets, does not conduct any operations and does not provide additional security for the 13 1/2% Notes.

         The original issue price to investors per $1,000 principal amount at maturity of the 13 1/2% Notes was $520, which represents a yield to maturity of 13 1/2% (computed on a semi-annual bond-equivalent basis) calculated from July 29, 1994. See "Description of the 13 1/2% Notes" and "Certain Federal Income Tax Considerations." The 13 1/2% Notes will not accrue cash interest until August 1, 1999, and thereafter cash interest will accrue until maturity on the 13 1/2% Notes at a rate of 13 1/2% per annum. The 13 1/2% Notes bear original issue discount ("OID"), and the holders of the 13 1/2% Notes (including cash basis holders) are required to include such OID as interest income on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations". Interest on the 13 1/2% Notes is payable on February 1, and August 1 of each year, commencing February 1, 2000. The 13 1/2% Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after August 1, 1999, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In the event that on or before August 1, 1997, Marcus Cable Operating Company, L.P. or Marcus Cable Company, L.P. consummates a sale of any of its Capital Stock pursuant to a registered public offering, resulting in net proceeds to Marcus Cable Operating Company, L.P. of at least $25,000,000, the Issuers may, at the option of Marcus Cable Operating Company, L.P., apply such proceeds to redeem up to 25% of the 13 1/2% Notes then outstanding at a Redemption Price of 110% of the Accreted Value thereof on the repurchase date. In the event of a Change of Control, the Issuers are required to offer to purchase the outstanding 13 1/2% Notes at a redemption price of 101% of the Accreted Value thereof on any repurchase date prior to August 1, 1999 or 101% of the principal amount thereof plus accrued interest to any repurchase date on or after August 1, 1999. It is unlikely, however, that the Issuers will have sufficient funds to purchase the 13 1/2% Notes upon the occurrence of a Change of Control, unless funding is provided by additional debt issuance, additional equity contributions or another external source. The 13 1/2% Notes are issuable only in registered form in denominations of $1,000 and integral multiples thereof.

         The 13 1/2% Notes are unsecured obligations of the Issuers and are subordinated in right of payment to all senior indebtedness of the Issuers existing on or incurred after July 29, 1994. The claims of holders of the 13 1/2% Notes are subordinated to claims of the lenders under the Senior Credit Facility. At February 28, 1997, Marcus Cable Operating Company, L.P. and its subsidiaries had an aggregate of approximately $852,382,000 of outstanding debt (primarily representing debt under the Senior Credit Facility) which was senior to the 13 1/2% Notes and did not have any outstanding indebtedness ranking pari passu with the 13 1/2% Notes. See "Description of the 13 1/2% Notes."

                             --------------------

         SEE "RISK FACTORS", COMMENCING ON PAGE 13, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE 13 1/2% NOTES. THE 13 1/2% NOTES WERE ISSUED SOLELY BY THE ISSUERS AND HAVE BEEN GUARANTEED SOLELY BY MARCUS CABLE COMPANY, L.P. NEITHER THE GENERAL PARTNER OF MARCUS CABLE COMPANY, L.P. NOR THE LIMITED PARTNERS OF MARCUS CABLE OPERATING COMPANY, L.P. AND MARCUS CABLE COMPANY, L.P., AMONG OTHERS, WILL BE LIABLE FOR THE OBLIGATIONS OF THE ISSUERS UNDER THE 13 1/2% NOTES PURSUANT TO THE TERMS OF THE INDENTURE GOVERNING THE 13 1/2% NOTES.

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the 13 1/2% Notes related to market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Issuers will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                             --------------------

                 The date of this Prospectus is April 29, 1997.

                             AVAILABLE INFORMATION

         The Issuers have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1, pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the 13 1/2% Notes offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Issuers and the 13 1/2% Notes, reference is hereby made to the Registration Statement and to such exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         The Issuers are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith and with the Indenture governing the 13 1/2% Notes, the Issuers file reports and other information with the SEC. In addition, under the Indenture governing the 13 1/2% Notes, the Issuers are required to furnish to the Trustee and to registered holders of the 13 1/2% Notes audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Issuers with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material or any part thereof may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site on the Internet is http://www.sec.gov.

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, "MCC" refers to Marcus Cable Company, L.P., a Delaware limited partnership, "Capital" refers to Marcus Cable Capital Corporation, a Delaware corporation, "Capital II" refers to Marcus Cable Capital Corporation II, a Delaware corporation, and "Capital III" refers to Marcus Cable Capital Corporation III, a Delaware corporation. "Operating" refers to Marcus Cable Operating Company, L.P., a Delaware limited partnership that is the sole general partner or sole stockholder of each of the Company's operating subsidiaries which own the Company's cable assets (the "Operating Partnerships"). Capital II is a wholly owned subsidiary of Operating. Operating and Capital II are collectively referred to as the "Issuers." MCC is the sole general partner of Operating and the sole limited partner of Operating is Marcus Cable Properties, L.P., a Delaware limited partnership, which is also the sole general partner of MCC. Marcus Cable Properties, L.P. is referred to as "Properties" or the "General Partner." "Company" refers to MCC and its subsidiaries, unless the context otherwise requires. See "Risk Factors" for a discussion of certain risks associated with an investment in the 13 1/2% Notes.

                                 THE COMPANY

         At December 31, 1996, the Company owned or managed cable television systems in 18 states, serving 1,267,520 basic customers. Since its formation in 1990, the Company has grown internally and through acquisitions, and is now the ninth largest cable television operator in the United States. The Company's customers were clustered as follows as of December 31, 1996.

                                                                         BASIC
                                                                       CUSTOMERS
                                                                       ---------
         North Central Region (MN, WI)  . . . . . . . . . . . . .        385,303
         Southeast Region (AL, GA, NC, TN, KY, LA, MS). . . . . .        252,466
         Southwest Region (TX, OK)  . . . . . . . . . . . . . . .        187,761
         East Region (DE, MD, VA, CT) . . . . . . . . . . . . . .        175,140(1)
         Midwest Region (IN, IL)  . . . . . . . . . . . . . . . .        139,138
         West Region (CA) . . . . . . . . . . . . . . . . . . . .        127,712
                                                                       ---------
            Total . . . . . . . . . . . . . . . . . . . . . . . .      1,267,520
                                                                       =========

--------------------

(1) Includes 86,227 basic customers in a cable television system managed by the Company. Such systems were sold on January 31, 1997. See "Recent Developments -- Divestitures -- Maryland Cable Systems".

         As of December 31, 1996, the cable television systems owned by the Company (the " Systems") passed 1,863,299 homes and served 1,181,293 basic customers who subscribed for 666,702 premium units. The President and Chief Executive Officer of MCC is Jeffrey A. Marcus. Mr. Marcus has successfully acquired, developed and managed cable television systems since 1979.

                              RECENT DEVELOPMENTS

ACQUISITIONS

         Harron Acquisition. On March 4, 1997, the Company entered into an acquisition agreement with Harron Cablevision of Texas, Inc. ("Harron") pursuant to which the Company will purchase from Harron substantially all of the assets of cable television systems in Texas (the "Harron Acquisition"). The communities served by this system are located in and around the Company's operations in Texas. The Harron Acquisition is subject to certain closing conditions and is expected to close in the second quarter of 1997.

         Frankfort Acquisition. On July 31, 1996, the Company purchased certain cable television systems (the "Frankfort System") from Frankfort Cable Communications, Inc. for an aggregate purchase price of approximately $6,700,000 (the "Frankfort Acquisition"). The Frankfort System provides service to customers in and around Frankfort, Indiana, located near the
Company's other operations in Indiana.    As of the date of the acquisition,
the former Frankfort System served approximately 5,600 basic customers. The purchase price for the Frankfort Acquisition represented, as of the date of the acquisition, a price of approximately $1,200 per basic customer. See "Recent Transactions -- Frankfort Acquisition."

         Futurevision Acquisition. On July 8, 1996, the Company acquired certain cable television systems (the "Futurevision System") from Futurevision Cable Systems of Brookhaven for an aggregate purchase price of approximately $2,600,000 (the "Futurevision Acquisition"). The communities served by the Futurevision System are located in and around the Company's operations in Mississippi. As of the date of the acquisition, the former Futurevision System served approximately 2,500 basic customers. The purchase price for the Futurevision Acquisition represented, as of the date of the acquisition, a price of approximately $1,040 per basic customer. See "Recent Transactions -- Futurevision Acquisition."

         Weatherford Acquisition. On January 11, 1996, the Company purchased certain cable television systems (the "Weatherford System") from C & R Cable Investments Corporation for an aggregate purchase price of approximately $875,000 (the "Weatherford Acquisition"). The Weatherford System provides service to customers contiguous to the Company's existing systems in
Weatherford, Texas.   As of the date of the acquisition,  the former
Weatherford System served approximately 700 basic customers. The purchase price for the Weatherford Acquisition represented, as of the date of the acquisition, a price of approximately $1,250 per basic customer. See "Recent Transactions -- Weatherford Acquisition."

         Sammons Acquisition. On November 1, 1995, the Company acquired certain cable television systems (the "Sammons Systems") owned by Sammons Communications, Inc. and certain of its subsidiaries ("Sammons") operating in 15 states for approximately $961,701,000 plus direct acquisition costs of $31,187,000, and assumed liabilities of $4,524,000 (the "Sammons Acquisition"). As of the date of acquisition, the former Sammons Systems passed 1,038,609 homes and served 664,796 basic customers who subscribed for 345,353 premium service units. The purchase price for the Sammons Acquisition represented, as of the date of the acquisition, a price of approximately $1,453 per basic customer. The basic customers of the Sammons Systems were clustered as follows as of the date of the acquisition:

                                                                   BASIC
                                                                 CUSTOMERS
                                                                 ---------
               Dallas/Ft. Worth  . . . . . . . . . . . . . .       150,003
               Indiana/Illinois  . . . . . . . . . . . . . .       132,490
               California  . . . . . . . . . . . . . . . . .       123,978
               Tennessee/Kentucky/North Carolina . . . . . .        93,069
               Connecticut . . . . . . . . . . . . . . . . .        44,876
               Mississippi . . . . . . . . . . . . . . . . .        42,800
               Other . . . . . . . . . . . . . . . . . . . .        77,580
                                                                   -------
                                                                   664,796
                                                                   =======


   See "Recent Transactions -- Sammons Acquisition."

   CALP Acquisition. The Company acquired the general partnership interest and certain of the ordinary limited partnership interests in Cencom of Alabama, L.P. ("CALP") in September 1994 and January 1995, respectively. On August 31, 1995, the Company acquired all remaining ordinary limited partnership interests in CALP owned by affiliates of Goldman, Sachs & Co. ("Goldman Sachs") in exchange for convertible preference units of MCC (the "Convertible Preference Units") with a $15,000,000 distribution preference, and caused the redemption and retirement for cash of the outstanding special limited partnership interests (the "Special Limited Partnership Units") in CALP (16.3% of which were owned by Mr. Marcus and affiliates of Goldman Sachs) and the repayment of the outstanding bank debt of CALP for an aggregate consideration of approximately $138,280,000 ("the CALP Acquisition"). On such date, CALP was renamed Marcus Cable of Alabama, L.P. ("MCALP"). MCALP owns and operates cable television systems (the "Alabama Systems") in areas surrounding Birmingham, Alabama. As of the date of the acquisition, the Alabama Systems passed 122,301 homes and served 84,955 basic customers who subscribed for 37,726 premium service units. The purchase price for the CALP Acquisition represented, as of the date of the acquisition, a price of approximately $1,816 per basic customer. See "Recent Transactions -- CALP Acquisition."

   Crown Acquisition. Effective January 1, 1995, the Company completed the acquisition from Crown Media, Inc. ("Crown") of certain cable television systems (the "Crown Systems") in Wisconsin and Minnesota for an aggregate purchase price of $331,717,000 in cash (the "Crown Acquisition"). The communities served by the Crown Systems are adjacent to the Company's original operations in Wisconsin, and those acquired in the Star Acquisition described below (collectively, the "Wisconsin Systems"). At the date of the acquisition, the former Crown Systems passed 294,032 homes and served 193,325 basic customers who subscribed for 100,218 premium service units. The purchase price for the Crown Systems represented, as of the date of acquisition, a price of $1,716 per basic customer. Since acquisition, the former Crown Systems and
Star Systems have been combined.   See "Recent Transactions -- Crown
Acquisition."

   Star Acquisition. On July 29, 1994, the Company purchased from Star Cablevision Group and affiliates (collectively, "Star") certain cable television systems (the "Star Systems") located in Wisconsin and Minnesota for an aggregate purchase price of $139,232,000. The communities served by the Star Systems are adjacent to the Company's original operations in Wisconsin. At the date of the acquisition, the former Star Systems passed 109,507 homes and served 70,794 basic customers who subscribed for 48,703 premium service units. The purchase price for the Star Systems represented, as of the date of the acquisition, a price of $1,966 per basic customer. See "Recent Transactions -- Star Acquisition."

DIVESTITURES

   Maryland Cable Systems. Effective January 31, 1997, the Maryland Cable Partners, L.P. ("Maryland Cable") systems (the "Maryland Cable Systems") were sold to Jones Communications of Maryland, Inc. Under the management agreement between Operating and Maryland Cable (the "Maryland Cable Agreement"), Operating was entitled to an incentive management fee if the Maryland Cable Systems sold above certain threshold amounts. In conjunction with the sale, Operating recognized an incentive management fee of $4,083,000 in January 1997. Additional incentive management fees may be recognized upon finalization of the purchase price adjustment, anticipated to occur during the second quarter of 1997 and upon dissolution of Maryland Cable, anticipated to occur during the first quarter of 1998. There is no assurance that any of such fees will be realized. Although Operating is no longer involved in the active management of those cable television systems, Operating has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, Operating will earn a monthly fee ranging from $25,000 to $50,000. See "Recent Transactions -- Divestitures -- Maryland Cable Systems."

   Moses Lake Disposition. On October 11, 1996, the Company completed the sale of its cable television system serving approximately 12,700 customers in the state of Washington (the "Moses Lake System") for a sales price of approximately $21,000,000, less selling costs of $320,000 (the "Moses Lake Disposition"). As of the date of sale, the Moses Lake System passed approximately 15,200 homes and served approximately 12,800 basic customers who subscribed for approximately 5,300 premium service units. The gross sales price of the Moses Lake System represented, as of the date of sale, a price of approximately $1,646 per basic customer. The sales price resulted in a gain on the sale of approximately $6,442,000. See "Recent Transactions -- Divestitures -- Moses Lake Disposition."

   San Angelo Divestiture. On June 30, 1995, the Company sold the assets of certain cable television systems in west Texas (the "San Angelo Systems") to Teleservice Corporation of America for approximately $65,037,000 in cash (net of selling costs of $809,000) (the "San Angelo Divestiture"). As of the date of sale, the San Angelo Systems passed 45,838 homes and served

32,515 basic customers who subscribed for 21,528 premium service units. The gross sales price of the San Angelo Systems represented, as of the date of sale, a price of approximately $2,025 per basic customer. The sales price resulted in a gain on the sale of approximately $26,409,000. See "Recent Transactions -- Divestitures -- San Angelo Divestiture."

                               BUSINESS STRATEGY

   The Company's business strategy focuses on three principles: (i) forming regional clusters of cable television systems through strategic acquisitions, internal growth and divestitures of non-strategic assets, (ii) promoting internal growth and enhanced operating and financial performance by streamlining operations in newly clustered systems and applying innovative marketing techniques and (iii) upgrading systems and employing state-of-the-art technology to enhance existing service and to develop, on a cost-effective basis, ancillary revenue streams. This strategy was first employed by expanding the originally acquired cable television systems in Wisconsin through strategic acquisitions and internal growth. Upon completing the Star and Crown Acquisitions and successfully integrating their operations, the Company has more than tripled in size to become the largest cable operator in Wisconsin. The Company believes that its Wisconsin experience demonstrates the significant benefits of regional clusters, including increased opportunities to develop ancillary revenue streams and greater operating efficiencies, such as larger volume discounts on programming, materials and supplies, lock box fees and billing and data processing costs. Clustering also permits elimination of duplicative positions and certain office and other locations.

   Having established its Wisconsin cluster, the Company has broadened its geographic focus. The Company, which is now the ninth largest cable television operator in the United States, is employing a similar strategy of enhanced regional clustering with the Sammons Systems and the Alabama Systems. Future expansion efforts are expected to focus on acquiring systems in close proximity to existing systems and clusters, in order to expand system clusters to permit the operating efficiencies and economies of scale the Company has achieved in the Wisconsin Systems. Opportunistic divestitures, in areas where the Company does not perceive sufficient consolidation opportunities, will also be considered.

   Upon completion of an acquisition, the Company generally implements extensive management, operational and organizational changes designed to enhance operating cash flow and operating margins, while promoting superior customer service and strong community relations. Since 1990, the Company has successfully assimilated five separate management structures and has recognized the benefits of consolidation through the elimination of duplicative positions and excess office locations, the creation of regional customer service centers and the centralization of signal distribution facilities and of corporate support functions, including accounting, billing, marketing, technical and administration services. Ancillary benefits of the Company's increased size include reduced overall programming costs and increased discounts on equipment purchases.

   In addition to the above synergies, the Company selectively upgrades the cable plant of acquired systems to allow for the offering of additional programming and services. The Company then seeks to add customers and increase revenue per customer by aggressively marketing innovative basic, tier and premium cable service packages and by developing ancillary sources of revenue, such as local spot advertising sales and pay-per-view programming. The Company has been particularly successful in increasing revenues in acquired systems through the introduction of multiple premium service packages that emphasize customer value and enable the Company to take advantage of programming agreements offering cost incentives based on premium service unit growth. The Company's customer and revenue growth, in combination with economies of scale and other operating efficiencies associated with regional clusters of systems, has enabled the Company to increase operating cash flow and operating margins of its existing systems. At the same time, the Company has a decentralized and locally responsive management structure which provides significant management experience and stability and allows the Company to respond more effectively to the specific needs of the communities it serves.

   Through the upgrade of its cable television plant, including the utilization of addressable technology and fiber optic cable on a selective, cost-effective basis, the Company seeks to position itself to benefit from the further development of advertising, pay-per-view and home shopping services, as well as anticipated future services such as video-on-demand and other interactive applications. This advanced broadband platform has allowed the Company to enter into arrangements to provide video and data transmission services to various educational institutions and to pursue similar arrangements with utility providers (e.g., load management and system monitoring). In addition to expanding revenue opportunities, upgrading network architecture serves to enhance picture quality and system reliability, reduce operating costs and improve overall customer satisfaction. As of December 31, 1996, the average channel capacity of the Systems was approximately 65 analog channels with approximately 25% of its customers served by systems with 550 MHz or greater bandwidth capacity, and approximately 76% of its customers were served by systems that utilize addressable technology. The Company's current plan contemplates that by the end of 1997, its systems will have (i) an average capacity of approximately 78 analog channels with approximately 43% of its customers being served by systems with 550 MHz or greater bandwidth capacity,
(ii) warehoused digital spectrum of up to 200 MHz in systems serving approximately 28% of the Company's customers and (iii) systems that utilize addressable technology serving approximately 83% of its customers.

   In addition to allowing for increased channel offerings, the expanded bandwidth of the upgraded systems creates the optimal medium for transmitting vast amounts of information at high speed. Cable modem technology enables data traffic to be carried at rates up to 100 times faster than current telephone modems. Most current Internet users are accessing the network through narrow band telephony technology. This telephony technology severely limits the types of content and services that can be effectively utilized. The high speed capabilities of cable modems eliminate the current data bottle necks and will "free up" users. The Company currently is testing the capabilities of cable modems and its Hybrid Fiber Coax ("HFC") network in one of its Dallas area systems. This test is utilizing a 750 MHz system to provide high speed Internet access to several customers. In addition to implementing the technical and operational steps in deploying high speed data modems utilizing HFC plant, the Company plans to explore various products and services that can be offered utilizing the high speed data modems. It is anticipated that commercial deployment of the service in this system will begin in late 1997 with expanding deployment in other systems in 1998. There is no assurance, however, that such deployment will occur, and if it occurs, that it will be successful.

                                 THE ISSUERS

   Operating was organized as a Delaware limited partnership in 1994. Operating's sole general partner is MCC and Operating's sole limited partner is Properties. MCC's sole general partner is Properties and MCC's limited partners (the "Investors") consist primarily of institutional investors. Properties' sole general partner is Marcus Cable Properties, Inc. ("MCPI"), which is owned by Jeffrey A. Marcus and his wife, Nancy C. Marcus. Affiliates of Goldman Sachs comprise the largest group of Investors. Capital II is a Delaware corporation formed solely for the purpose of serving as a co-issuer of the 13 1/2% Notes and is wholly owned by Operating. In serving as a co-issuer of the 13 1/2% Notes, Capital II is acting as an agent of Operating. See "Management," "Certain Relationships and Related Transactions," "Principal Security Holders" and "Plan of Distribution."

      THE OFFERING--13 1/2% SENIOR SUBORDINATED GUARANTEED DISCOUNT NOTES

SECURITIES OFFERED  . . . . . . . . . . .      $413,461,000 principal amount
                                               ($214,999,720 gross proceeds to
                                               Operating) of 13 1/2% Senior
                                               Subordinated Guaranteed Discount
                                               Notes due August 1, 2004 (the
                                               "13 1/2% Notes").

ISSUERS . . . . . . . . . . . . . . . . .      The 13 1/2% Notes are the joint
                                               and several obligations of
                                               Operating and Capital II.
                                               Capital II is acting as agent of
                                               Operating, has nominal assets,
                                               does not conduct any operations,
                                               does not provide additional
                                               security for the 13 1/2% Notes
                                               and did not receive any of the
                                               proceeds of the offering of the
                                               13 1/2% Notes.

GUARANTOR . . . . . . . . . . . . . . . .      Payment of the principal of and
                                               interest on the 13 1/2% Notes has
                                               been unconditionally guaranteed,
                                               on a senior basis, by MCC.

ISSUE PRICE . . . . . . . . . . . . . . .      $520 per $1,000
                                               principal amount at maturity.

YIELD TO MATURITY . . . . . . . . . . . .      13 1/2%, calculated on a
                                               semi-annual bond-equivalent
                                               basis from July 29, 1994.

INTEREST PAYMENT DATES  . . . . . . . . .      The 13 1/2% Notes were issued
                                               at a discount from their
                                               principal amount and no cash
                                               interest will accrue on the 13
                                               1/2% Notes prior to August 1,
                                               1999. Thereafter cash interest
                                               will accrue and will be payable
                                               on each February 1 and August 1,
                                               commencing February 1, 2000. The
                                               13 1/2% Notes bear OID, and the
                                               holders of the 13 1/2% Notes
                                               (including cash basis holders)
                                               will be required to include such
                                               OID as interest income on a
                                               constant yield to maturity

                                               basis in advance of the receipt
                                               of the cash payments to which
                                               such income is attributable.
                                               See "Certain Federal Income Tax
                                               Considerations."

MATURITY DATE . . . . . . . . . . . . . .      August 1, 2004.

OPTIONAL REDEMPTION . . . . . . . . . . .      The 13 1/2% Notes are redeemable,
                                               in whole or in part, at the
                                               option of the Issuers, at any
                                               time on or after August 1, 1999,
                                               at the redemption prices set
                                               forth elsewhere herein, plus
                                               accrued interest to the
                                               redemption date.  Up to 25% of
                                               the 13 1/2% Notes are also
                                               redeemable at the option of the
                                               Issuers prior to August 1, 1997
                                               from the proceeds of certain
                                               registered offerings of
                                               Operating or MCC Capital Stock,
                                               at 110% of the Accreted Value
                                               (as defined in the Indenture
                                               governing the 13 1/2% Notes)
                                               thereof on the date of such
                                               redemption.  See "The Senior
                                               Credit Facility" and
                                               "Description of the 13 1/2%
                                               Notes."

CHANGE OF CONTROL . . . . . . . . . . . .      In the event of a Change of
                                               Control (as defined in the
                                               Indenture governing the 13 1/2%
                                               Notes), the Issuers are required
                                               to offer to purchase outstanding
                                               13 1/2% Notes at a redemption
                                               price of 101% of the Accreted
                                               Value thereof on any repurchase
                                               date prior to August 1, 1999, or
                                               101% of the principal amount
                                               thereof, plus accrued interest
                                               to, any repurchase date on or
                                               after August 1, 1999.  In the
                                               event of a Change of Control, as
                                               defined in the Indenture
                                               governing the $100,000,000
                                               aggregate principal amount of 11
                                               7/8% Senior Debentures due
                                               October 1, 2005 (the "11 7/8%
                                               Debentures"), MCC is
                                               additionally required to offer
                                               to purchase the outstanding 11
                                               7/8% Debentures at 101% of the
                                               principal amount thereof, plus
                                               accrued interest to the date of
                                               the purchase.  In the event of a
                                               Change of Control, as defined in
                                               the Indenture governing the
                                               $299,228,000 aggregate principal
                                               amount of 14 1/4% Senior
                                               Discount Notes due December 15,
                                               2005 (the "14 1/4% Notes"), MCC
                                               is required to offer to purchase
                                               the outstanding 14 1/4% Notes at
                                               101% of the Accreted Value (as
                                               defined in the Indenture
                                               governing the 14 1/4% Notes)
                                               thereof on any repurchase date
                                               prior to June 15, 2000, or 101%
                                               of the principal amount thereof,
                                               plus accrued interest to, any
                                               repurchase date on or after June
                                               15, 2000.  The source of funds
                                               for such purchases will be MCC's
                                               available cash or cash generated
                                               from the operations of the
                                               Operating Partnerships or other
                                               sources, including borrowings,
                                               sales of assets, sales of equity
                                               or other funds provided by a new
                                               controlling person.  If a Change
                                               of Control were to occur today,
                                               the Issuers would not have
                                               sufficient funds to purchase all
                                               of the 13 1/2% Notes nor would
                                               MCC have sufficient funds to
                                               purchase the 11 7/8% Debentures
                                               and the 14 1/4% Notes were they
                                               to be tendered in response to an
                                               offer made as a result of a
                                               Change of Control. In addition,
                                               Operating's bank credit
                                               facility (the "Senior Credit
                                               Facility") includes "change of
                                               control" provisions that permit
                                               the bank lenders thereunder to
                                               accelerate the repayment by
                                               Operating of indebtedness under
                                               the Senior Credit Facility
                                               (which is senior in right of
                                               payment to the 13 1/2% Notes),
                                               as well as other provisions that
                                               restrict the ability of the
                                               Operating Partnerships to make
                                               available to the Issuers funds
                                               necessary to consummate an offer
                                               to purchase outstanding 13 1/2%
                                               Notes in connection with a
                                               Change of Control.  See "Risk
                                               Factors--Purchase of 13 1/2%
                                               Notes Upon a Change of Control,"
                                               "--Dependence Upon Distributions
                                               from Operating Partnerships,"
                                               "The Senior Credit Facility" and
                                               "Description of the 13 1/2%
                                               Notes."

MANDATORY SINKING FUND  . . . . . . . . .      None.

ORIGINAL ISSUE DISCOUNT . . . . . . . . .      The 13 1/2% Notes were issued
                                               with an original issue discount
                                               requiring holders of the 13 1/2%
                                               Notes to include amounts in
                                               gross income for federal income
                                               tax

                                               purposes in advance of
                                               receipt of cash to which the
                                               income is attributable.  See
                                               "Certain Federal Income Tax
                                               Considerations--Original Issue
                                               Discount on the 13 1/2% Notes."

CERTAIN COVENANTS . . . . . . . . . . . .      The Indenture governing the 13
                                               1/2% Notes contains certain
                                               covenants that, among other
                                               things, limit the ability of the
                                               Issuers, MCC and certain of
                                               their subsidiaries to incur
                                               indebtedness and issue preferred
                                               stock, create certain liens,
                                               make certain restricted
                                               payments, engage in transactions
                                               with affiliates, merge or
                                               consolidate with other entities
                                               and sell assets or capital stock
                                               of subsidiaries.  See
                                               "Description of the 13 1/2%
                                               Notes--Covenants."

RANKING . . . . . . . . . . . . . . . . .      The 13 1/2% Notes are unsecured
                                               obligations of the Issuers and
                                               will be subordinated in right of
                                               payment to all existing and
                                               future Senior Debt (as defined
                                               in the Indenture governing the
                                               13 1/2% Notes). Borrowings under
                                               the Senior Credit Facility are
                                               senior in right of payment to
                                               the 13 1/2% Notes.  At February
                                               28, 1997, Operating and its
                                               subsidiaries had an aggregate of
                                               approximately $852,382,000 of
                                               outstanding Senior Debt,
                                               including approximately
                                               $830,000,000 and $20,000,000 of
                                               outstanding debt under the
                                               Senior Credit Facility and
                                               through other lending
                                               institutions, respectively, and
                                               did not have any outstanding
                                               indebtedness that ranks pari
                                               passu with the 13 1/2% Notes.
                                               The operations of Operating and
                                               MCC are conducted through the
                                               Operating Partnerships and,
                                               therefore, Operating and MCC are
                                               dependent on the earnings and
                                               cash flow of, and distributions
                                               from, the Operating Partnerships
                                               to meet their debt obligations,
                                               including Operating's
                                               obligations with respect to the
                                               13 1/2% Notes and the Senior
                                               Credit Facility and MCC's
                                               obligations with respect to the
                                               11 7/8% Debentures and the 14
                                               1/4% Notes.  Because the assets
                                               of the Operating Partnerships
                                               constitute substantially all of
                                               the assets of Operating and MCC,
                                               and because the Operating
                                               Partnerships will not guarantee
                                               the payment of principal and
                                               interest on the 13 1/2% Notes,
                                               the claims of holders of the 13
                                               1/2% Notes will be effectively
                                               subordinated to the claims of
                                               creditors of the Operating
                                               Partnerships.  The Indenture
                                               governing the 13 1/2% Notes
                                               prohibits the Operating
                                               Partnerships from incurring
                                               additional indebtedness, subject
                                               to certain exceptions, and from
                                               placing limitations on their
                                               ability to pay dividends or make
                                               other payments to MCC or Operating or
                                               any affiliate (as defined in
                                               the Indenture governing the
                                               13 1/2%) thereof. MCC's
                                               guarantee of the 13 1/2%
                                               Notes will rank pari passu with
                                               MCC's 11 7/8% Debentures and 14
                                               1/4% Notes and its guarantee of
                                               the Senior Credit Facility.  See
                                               "Risk Factors--Dependence Upon
                                               Distributions from Operating
                                               Partnerships," "The Senior
                                               Credit Facility" and
                                               "Description of the 13 1/2%
                                               Notes."

USE OF PROCEEDS . . . . . . . . . . . . .      The net proceeds of
                                               approximately $215,000,000 from
                                               the offering of the 13 1/2%
                                               Notes, and $26,500,000 in
                                               additional equity investment in
                                               MCC by certain affiliates of
                                               Goldman Sachs in connection with
                                               the offering of the 13 1/2%
                                               Notes was used (i) to finance
                                               the acquisition of the Star
                                               Systems, (ii) to pay a
                                               $1,500,000 transaction fee to
                                               MCPI in connection with the Star
                                               Acquisition, and (iii) to retire
                                               the $95,000,000 of indebtedness
                                               of the Operating Partnerships
                                               previously outstanding under a
                                               prior credit agreement.

                The Prospectus includes a chart which sets forth the following information regarding the Corporate Structure of the Company and its affiliates.

                Listed below are the names of certain subsidiaries, owned directly or indirectly, comprising the Company's corporate structure at December 31, 1996. Indented subsidiaries are direct subsidiaries of the company under which they are indented.


                                                                               Percentage           Percentage
                                                                                Owned by             Owned by
                                                                             General Partner    Limited Partner(s)
                                                                             ---------------    ------------------
Marcus Cable Properties, Inc.

    Marcus Cable Properties, L.P.                                                 66.2%             33.8%(4)

          Marcus Cable Company, L.P. (Registrant):                                14.3% (1)         85.7%(5)

                Marcus Cable Capital Corporation                                 100.0%                --

                Marcus Cable Capital Corporation III                             100.0%                --

                Marcus Cable Operating Company, L.P.                              99.8%               .2%(6)

                       Marcus Cable Capital Corporation II                       100.0%                --

                       Marcus Cable Associates, L.P.                              99.8%               .2%(7)

                       Marcus Cable Partners, L.P.                                99.6%               .4%(6)

                               Marcus Cable, Inc.                                100.0%                --

                       Marcus Cable of Alabama, Inc. (3)                         100.0%                --

                       Marcus Cable of Alabama, L.P.                              99.0%                1%(3)

                       Marcus Cable of Delaware and Maryland, L.P.                99.9%               .1%(6)

                       Marcus Fiberlink, L.L.C.                                   99.0%                1%(2)

(1) Inclusive of interests owned by the General Partner and up to 31,517 Employee Units issued or issuable by MCC at the sole discretion of the General Partner to the General Partner or key individuals providing services to MCC or any of its subsidiaries. See "Management -- Incentive Performance Plans -- Employee Unit Plan." As of March 31, 1997, 27,787.2 Employee Units had been issued, none of which were issued to the General Partner. Mr. Marcus is the record owner of 16,600 issued Employee Units and has been granted irrevocable proxies to exercise all voting rights with respect to all other issued Employee Units.
(2) Marcus Cable Partners, L.P. holds a 1% limited partner interest in Marcus Fiberlink, L.L.C.
(3) Marcus Cable of Alabama, Inc. holds 1% general partner interest in Marcus Cable of Alabama, L.P.
(4)  Held by certain employees of Marcus Cable Operating Company, L.P.
(5)  Held by Goldman Sachs and other investors.
(6)  Held by Marcus Cable Properties, L.P.
(7)  Held by Marcus Cable Company, L.P.

                      SUMMARY FINANCIAL AND OPERATING DATA

         The summary financial data of the Company presented below are derived from the audited historical consolidated financial statements of the Company. Acquisitions of cable television systems during the periods for which the summary data are presented below materially affect the comparability of such data from one period to another. The data presented below should be read in conjunction with the historical financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            FINANCIAL DATA AND RATIOS OF MARCUS CABLE COMPANY, L.P.
                (IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)

                                                                          YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------

                                                            1996                                      1995
                                                           ------                                    -----
 STATEMENT OF OPERATIONS DATA:
   Revenues (1)  . . . . . . . . . . . . . . . . .        $434,507                                  $198,294
   Costs and expenses  . . . . . . . . . . . . . .         230,214                                   102,024
   Depreciation and amortization   . . . . . . . .         166,429                                    83,723
   Operating income  . . . . . . . . . . . . . . .          37,864                                    12,547
   Interest expense  . . . . . . . . . . . . . . .         144,681                                    82,911
   Net loss  . . . . . . . . . . . . . . . . . . .        (100,070)                                  (52,816)

                                                  DECEMBER 31, 1996                          DECEMBER 31, 1995
                                                 ------------------                          -----------------
 BALANCE SHEET DATA:
 Total assets  . . . . . . . . . . . . . . . .      $1,687,550                                  $1,760,054
 Total debt (including current maturities) . .       1,438,471                                   1,407,890
 Subsidiary limited partner interests  . . . .            (246)                                       (246)
 Partners' capital . . . . . . . . . . . . . .         189,256                                     289,326




                                                          AS OF DECEMBER 31, 1996                 AS OF DECEMBER 31, 1995
                                                          -----------------------                 -----------------------
 OPERATING DATA:
   Homes passed (2)  . . . . . . . . . . . . . . . . .           1,863,299                                1,833,401
   Basic customers (3)   . . . . . . . . . . . . . . .           1,181,293                                1,154,718
   Basic penetration (4)   . . . . . . . . . . . . . .                63.4%                                    63.0%
   Premium units (5)   . . . . . . . . . . . . . . . .             666,702                                  651,121
   Premium penetration (6)   . . . . . . . . . . . . .                56.4%                                    56.4%

   Average monthly revenue per basic customer (7)  . .              $30.83                                   $28.65

                                                                                         Year Ended December 31,
                                                                               -----------------------------------------

                                                                               1996                                  1995
                                                                               ----                                  ----
 Financial Ratios:
         Total debt to EBITDA (8)  . . . . . . . . . . . .                      7.04x                              14.62x
         EBITDA to total interest expense  . . . . . . . .                      1.41                                1.16
         EBITDA to total cash interest expense   . . . . .                      2.51                                2.58
 Other Data:
         EBITDA (9)  . . . . . . . . . . . . . . . . . . .                  $204,293                             $96,270
         Total cash interest expense   . . . . . . . . . .                    81,403                              37,354
         EBITDA to revenue margin (10)   . . . . . . . . .                        47%                                 49%

----------------


(1) The increase in revenues in 1996 resulted mainly from the CALP and Sammons Acquisitions on August 31, 1995 and November 1, 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Fiscal 1996 Compared to Fiscal 1995".

(2) Homes passed refers to estimates by the Company of the approximate number of dwelling units in a particular community that can be connected to the Company's cable television distribution system without any further extension of principal transmission lines.

(3) A home with one or more television sets connected to a cable system is counted as one basic customer. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(4)  Basic customers as a percentage of homes passed.

(5) Premium service units include single channel services offered for a monthly fee per channel. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit.

(6) Premium service units as a percentage of basic customers. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(7) Average monthly revenue per basic customer equals combined revenues of systems owned or acquired during the respective period (exclusive of management fees) for the 12-month periods ended December 31, 1996 and 1995 divided by the total number of weighted average number basic customers of the Company during the period ended December 31, 1996 and 1995.

(8) The decrease in total debt to EBITDA (as defined herein) in 1996 resulted mainly from the earnings of the CALP and Sammons Systems being included in EBITDA for the full year of 1996 and only for the four and two months of 1995, respectively, while debt levels remained consistent from 1995 to 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Fiscal 1996 Compared to Fiscal 1995".

(9)  Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
     is equal to operating loss plus depreciation and amortization.   The
     Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Indentures for the 13 1/2% Notes, the 11 7/8% Debentures and 14 1/4% Notes and the Senior Credit Facility contain certain covenants measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

(10) Reduced EBITDA is a direct reflection of higher selling, service and system management costs and the resulting lower operating margins of certain systems acquired in 1995.

                                  RISK FACTORS

         Prospective purchasers of the 13 1/2% Notes should carefully consider the following factors, together with the information contained herein, before making an investment in the 13 1/2% Notes.

LEVERAGE/DEFICIENCY OF EARNINGS TO FIXED CHARGES

         The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and may incur in the future, to finance acquisitions and expand its operations. At February 28, 1997, the Company's aggregate consolidated indebtedness was approximately $1,444,325,000. In addition, the Company may incur other indebtedness to make additional acquisitions in the future. The Company anticipates that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future. Substantial leverage poses the risks that
(i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness; (ii) the Company may not be able to generate sufficient cash flow to service the 13 1/2% Notes, the 11 7/8% Debentures, the 14 1/4% Notes and the debt incurred under the Senior Credit Facility and to adequately fund the Company's planned capital expenditures and operations; (iii) the Company could be more vulnerable to changes in general economic conditions; (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (v) the Company's operating and financial ability may be impaired by restrictions imposed by various debt instruments on the payment of dividends and on operations; and (vi) because certain of the Company's borrowings are and will continue to be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The Company's consolidated earnings were insufficient to cover its fixed charges by approximately $100,070,000 for the year ended December 31, 1996.

         Substantial amounts of depreciation and amortization expense and accretion of non-cash interest expenses have contributed (and will continue to contribute) to the net losses experienced by the Company. These expenses, however, do not result in an outflow of cash on the Company's current statement of operations. Management believes that EBITDA provides a more meaningful measure of fixed cost coverage. EBITDA was approximately $204,293,000 for the year ended December 31, 1996 and would have been sufficient to cover fixed charges by approximately $59,612,000. Although there can be no assurances, the Company expects that it will continue to generate funds and obtain financing sufficient to meet its obligations in the next 12 months.

         Periods of high interest rates could have an adverse effect on the Company to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenues. As of February 28, 1997, the Company had $180,000,000 (or 16%) of outstanding borrowings subject to floating interest rates. These rates are based on the LIBOR or the prime rate plus applicable margins, based on certain financial ratios.

RISKS RELATING TO ACQUISITION STRATEGY

         A significant element of the Company's growth strategy is to expand by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a regional cluster. There can be no assurance that the Company will be able to identify and acquire such systems or that it will be able to finance significant acquisitions in the future. Furthermore, any acquisition may initially have an adverse effect upon the Company's operating results while the acquired systems are being assimilated into the Company's operations. In addition, there can be no assurance that the Company will be able to establish, maintain or increase profitability of any acquisition once it has been made. See "Business -- Business Strategy."

LIQUIDITY AND CAPITAL RESOURCES

         The Investors, as of February 28, 1997, have contributed approximately $493,327,000 to MCC. As of February 28, 1997, the Company had an aggregate of $1,444,325,000 in consolidated indebtedness outstanding and had an additional $268,209,000 of borrowing capacity under the Senior Credit Facility's revolving credit facility. The Company's cash generated from operating and financing activities has been sufficient to meet the Company's debt service, working capital and capital expenditure requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements in the future. If the Company were unable to do so, however, it would have to refinance its indebtedness or obtain new financing. Although in the past the Company has been able to obtain financing through equity investments, debt issuances and bank borrowings, there can be no assurance that the Company will be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company.

DEPENDENCE UPON DISTRIBUTIONS FROM OPERATING PARTNERSHIPS

         Payment of the principal of and interest on the 13 1/2% Notes has been unconditionally guaranteed, on a senior basis, by MCC. MCC is a holding company which has no significant assets other than its investments in Operating. MCC, therefore, derives all of its operating income and cash flow from Operating and the Operating Partnerships. Capital II, which is wholly owned by Operating, is a corporation that was formed solely for the purpose of serving as an issuer of certain debt of Operating, including the 13 1/2% Notes. Capital II has no operations or assets from which it will be able to repay the 13 1/2% Notes. Accordingly, MCC must rely entirely upon distributions from Operating and the Operating Partnerships to generate the funds necessary to meet its obligations, including the payment of principal and interest on the 11 7/8% Debentures and the 14 1/4% Notes and its guarantee of the 13 1/2% Notes and the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Senior Credit Facility" and "Description of the 13 1/2% Notes."

EFFECTIVE SUBORDINATION OF THE 13 1/2% NOTES

         The 13 1/2% Notes are unsecured obligations of the Issuers and will be subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture governing the 13 1/2% Notes). The Senior Credit Facility is effectively senior in right of payment to the 13 1/2% Notes. At February 28, 1997, Operating and its subsidiaries had an aggregate of approximately $852,382,000 of outstanding Senior Debt, including approximately $830,000,000 and $20,000,000 of outstanding debt under the Senior Credit Facility and through other lending institutions, respectively, and did not have any outstanding indebtedness that ranks pari passu with the 13 1/2% Notes. The borrowings under the Senior Credit Facility are secured by a pledge of the partnership interests or common stock in the Operating Partnerships held by Operating and are guaranteed by MCC on an unsecured basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Senior Credit Facility" and "Description of the 13 1/2% Notes."

PURCHASE OF THE 13 1/2% NOTES UPON A CHANGE OF CONTROL

         In the event of a Change of Control (as defined in the Indenture governing the 13 1/2% Notes), the Issuers are required to offer to purchase the outstanding 13 1/2% Notes at a redemption price of 101% of the Accreted Value (as defined in the Indenture governing the 13 1/2% Notes) thereof on any repurchase date prior to August 1, 1999, or 101% of the principal amount thereof, plus accrued interest to any repurchase date on or after August 1, 1999. In the event of a Change of Control (as defined in the Indenture governing the 11 7/8% Debentures), MCC and Capital are required to offer to purchase the outstanding 11 7/8% Debentures at 101% of the principal amount thereof, plus accrued interest to the date of purchase. In the event of a Change of Control (as defined in the Indenture governing the 14 1/4% Notes), MCC and Capital III are additionally required to offer to purchase the outstanding 14 1/4% Notes at a redemption price of 101% of the Accreted Value (as defined in the Indenture governing the 14 1/4% Notes) thereof on any repurchase date prior to June 15, 2000 or 101% of the principal amount thereof, plus interest accrued to any repurchase date on or after June 15, 2000. The source of funds for any such purchases will be the Company's available cash or cash generated from the operations of the Operating Partnerships or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. If a Change of Control were to occur today, the Company would not have sufficient funds to purchase all of the outstanding 13 1/2% Notes, the 11 7/8% Debentures and the 14 1/4% Notes were they to be tendered in response to an offer made as a result of a Change of Control. In addition, the Senior Credit Facility includes "change of control" provisions that permit the lenders thereunder to accelerate the repayment by Operating of indebtedness thereunder, as well as other provisions that restrict the ability of the Operating Partnerships to make available to MCC funds necessary to consummate an offer to purchase the outstanding 13 1/2% Notes in connection with a Change of Control. The Senior Credit Facility is effectively senior in right of payment to the 13 1/2% Notes. See "The Senior Credit Facility" and "Description of the 13 1/2% Notes."

NONRECOURSE NATURE OF THE 13 1/2% NOTES AS TO THE GENERAL PARTNER, MCPI AND
OTHERS

         The 13 1/2% Notes have been issued solely by the Issuers and are guaranteed solely by MCC. None of the General Partner, MCPI, the Investors or any of their respective directors, officers, partners, stockholders, employees or affiliates will be an obligor under the 13 1/2% Notes, and the Indenture governing the 13 1/2% Notes expressly provides that the General Partner, MCPI and the Investors, together with their respective directors, officers, partners, stockholders and employees, shall not have any liability for any obligations of the Issuers under the 13 1/2% Notes or such Indenture or any claim based on, in respect of or by reason of, such obligations, and that by accepting the 13 1/2% Notes, each holder of the 13 1/2% Notes waives and releases all such liability, which waiver and release are part of the consideration for issuance of the 13 1/2% Notes. There is no assurance and there should be no expectation that the General Partner, MCPI or the Investors will, in the future, fund the operations or deficits of the Issuers. See "Description of the 13 1/2% Notes -- Release From Liability."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE 13 1/2% NOTES

        The 13 1/2% Notes were originally issued at a substantial discount from the stated principal amount thereof, and as a result purchasers of the 13 1/2% Notes generally are required to include the accrued portion of such discount in gross income, as interest, for federal income tax purposes in advance of the receipt of cash payments of such interest. If a bankruptcy case is commenced by or against the Issuers under the U.S. Bankruptcy Code after the issuance of the 13 1/2% Notes, the claim of a holder of the 13 1/2% Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest". See "Certain Federal Income Tax Consequences" for a more detailed discussion of certain U.S. federal income tax consequences to the holders of the 13 1/2% Notes of the purchase, ownership and disposition of the 13 1/2% Notes.

LEGISLATION AND REGULATION IN THE CABLE TELEVISION INDUSTRY

         The cable television industry is subject to extensive regulation at the federal, state and local levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and with the 1984 Cable Act, the "Cable Acts") and the Telecommunications Act of 1996 (the "1996 Telecom Act"), which together amend the Communications Act of 1934 (the "Communications Act"), establish a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act is allocated between the Federal Communications Commission ("FCC") and state or local franchising authorities. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act and such proceedings may affect the cable television industry.

         Cable Acts, 1996 Telecom Act and FCC Regulation. The Cable Acts, the 1996 Telecom Act and existing FCC rules establish, among other things, (i) rate regulations, (ii) "anti-buy through" provisions, (iii) "must carry" and "retransmission" consent requirements, (iv) rules for franchise renewals and transfer, and (v) other regulations covering a variety of operational areas. See "Business--Legislation and Regulation in the Cable Television Industry."

         Telephone Company Ownership of Cable Television Systems. The 1984 Cable Act, FCC regulations and the 1982 federal court consent decree that settled the AT&T antitrust suit regulated the provision of video programming and other information services by telephone companies. The statutory provision and corresponding FCC regulations are of particular importance because telephone companies already own much of the plant necessary for cable communications operations. The 1996 Telecom Act eliminates current legal barriers to competition in the local telephone and cable communications businesses, preempts legal barriers to competition that previously existed in state and local laws and regulations and sets basic standards for relationships between telecommunications providers. The FCC, and, in some cases, states are required to conduct numerous proceedings to implement the 1996 Telecom Act.
The ultimate outcome of these rulemakings, and the ultimate impact of the 1996 Telecom Act cannot be determined at this time.

         Rate Regulation. The Cable Acts and FCC regulations have imposed rate requirements for basic services and equipment. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" (as defined in the 1992 Cable Act) generally is authorized to regulate basic cable service rates after certifying to the FCC that, among other things, it will adopt and administer rate regulations consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the permitted reasonable rates. During the year ended December 31, 1994, the Company paid total cumulative rate refunds of approximately $944,000 for 1993 and 1994 to its cable customers as a result of rate orders issued by certain franchise authorities within certain cable systems which have subsequently been sold. During 1995, a total of $25,000 was paid for rate refunds. Additionally, there are rate complaints pending at the FCC concerning certain of the Company's cable programming service tiers that have not yet been resolved by the FCC. If the FCC determines that the Company's cable programming service tier rates are unreasonable, it has the authority to order the Company to reduce cable programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint at the FCC. While the Company believes that is has materially complied with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic service may be ordered upon future certification if the Company is unable to justify its rates. The Company is unable to estimate at this time the amount of refunds that may be payable by the Company in the event the Systems' rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The 1996 Telecom Act deregulates rates for cable programming service tiers in 1999 for large multiple system operators (including the Company) and immediately for certain small cable operators.

         "Anti-Buy Through" Provisions. The 1992 Cable Act and corresponding FCC regulations have established requirements for customers to be able to purchase video programming on a per channel or per program basis without having to subscribe to any tier of service (other than the basic tier), subject to available technology. Most of the Company's cable television systems do not have the technological capability to offer programming in the manner required by the 1992 Cable Act and currently are exempt from complying with the requirement. The Company cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional nonbasic service tiers in favor of the less expensive basic cable service.

         "Must Carry" Requirements/"Retransmission" Consents. Cable television operations are subject to mandatory broadcast signal carriage requirements that allow local commercial and non-commercial television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations (except for commercial/satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant television broadcast stations which various systems were carrying. To the extent retransmission consent fees must be paid for the continued carriage of certain television stations, the Company's cost of doing business will increase with no assurance that such fees can be recovered through rate increases.

         Franchise Matters. The 1984 Cable Act contains franchise renewal procedures designed to protect against arbitrary denials of renewal. The 1992 Cable Act made several changes to the renewal process that could make it easier for a franchising authority to deny renewal. Moreover, even if a franchise is renewed, a franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees. If a franchising authority's consent is required for the purchase or sale of a cable television system, the franchising authority may also seek to impose new and more onerous requirements as a condition to the transfer. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. Although the Company believes that it has generally met the terms of its franchises and has provided quality levels of service, and anticipates that its future franchise renewal prospects generally will be favorable, there can be no assurance that this will be the case.

         Other FCC Regulations. The Company is subject to a variety of other FCC rules, covering such diverse areas as equal employment opportunity, programming, maintenance of records and public inspection files, technical standards, customer service and competition. The FCC has authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Although the Company believes it is in material compliance with all applicable FCC requirements, there can be no assurance that the FCC would not find a violation and impose sanctions that could affect the Company's operations.

        Copyright. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. The Company cannot predict the outcome of this legislative activity or the effect of such activity on the Company's business. See "Business -- Legislation and Regulation in the Cable Television Industry".

         State and Local Regulation. Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character
similar to that of a public utility.   In the event that a state government
agency certifies and regulates basic rates, the agency must adopt and administer regulations with respect to the rates for the basic service tier that are consistent with the regulations prescribed by the FCC under the 1992 Cable Act. Because the state governmental agencies are required to follow FCC rules when prescribing rate regulation, the state regulation is no more restrictive than the federal. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. To date, Delaware and Connecticut are the only states in which the Company currently operates which have enacted such state level regulation. The Company cannot predict whether any of the states in which it now operates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments. See "Business -- Legislation and Regulation in the Cable Television Industry."

COMPETITION IN THE CABLE TELEVISION BUSINESS

         Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive computer programs and home video products, including videotape cassette recorders.

Within the home video programming market, the Company competes with other cable franchise holders and with satellite and wireless cable providers. In addition, the 1996 Telecom Act and recent FCC and judicial decisions enable local telephone companies to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers. The Company cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering video programming to the home or other potential competitors, or, if such competition materializes, the extent of its effect on the Company. See "Business -- Competition" and "-- Legislation and Regulation in the Cable Television Industry."

         Other new technologies may become competitive with non-entertainment services that cable television systems can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry.

POTENTIAL CONFLICTS OF INTEREST

         Goldman Sachs is subject to potential conflicts of interest arising out of investments by certain of its affiliates in MCC and certain other cable entities and its provision of investment banking services for the Company. Currently, the Investors that are affiliates of Goldman Sachs collectively own approximately 36% of the partnership interests in MCC on a fully diluted basis.

         There have been no significant transactions, new relationships or indebtedness between the Company and related parties during 1996.

Transaction Fees

         Transaction fees for services relating to the planning and negotiation of acquisitions have been paid by the Company upon the closing of certain transactions. In January 1995, MCPI received a transaction fee of $1,250,000 in connection with the Crown Acquisition. In November 1995, MCPI received a transaction fee of $4,000,000 in connection with the Sammons Acquisition.

         In addition, certain equity investors received equity commitment and merger advisory fees, respectively, in connection with the closing of the Sammons Acquisitions as follows: Goldman Sachs, $1,251,000 and $4,804,000; Freeman Spogli & Co., Incorporated, $1,788,000 and $2,189,000; Greenwich Street Capital Partners, Inc., $650,000 and $1,049,000; First Union Corporation, $488,000 (merger advisory fee only); Weiss, Peck & Greer, $211,000 and $508,000; and State of Wisconsin Investment Board, $325,000 (equity commitment fee only). In addition, Hicks Muse, Tate & Furst, Incorporated will receive financial monitoring fees totaling $4,998,000 (payable in six annual installments commencing with the closure of the Sammons Acquisition) and has received a merger advisory fee of $5,000,000.

Senior Credit Facility

         Goldman Sachs and Goldman Sachs Credit Partners, L.P., formerly Pearl Street, L.P., ("GS Credit Partners") an affiliate of Goldman Sachs, are part of the lending syndicate under the Senior Credit Facility and made an initial aggregate commitment of $183,333,333. In connection with this financing, Goldman Sachs and GS Credit Partners received fees of approximately $3,300,000.

CALP

         At the time of the CALP Acquisition, all of the outstanding CALP ordinary limited partnership interests which were owned by affiliates of Goldman Sachs were exchanged for Convertible Preference Units in MCC having a distribution preference of $15,000,000. In addition, Special Limited Partnership Units (including those owned by Mr. Marcus and affiliates of Goldman Sachs) were redeemed and retired in connection with the CALP Acquisition. Mr. Marcus and affiliates of Goldman Sachs received $2,100,000 and $7,800,000, respectively, in respect of their Special Limited Partnership Units.

Investment Banking Agreement

         MCC, MCPI, Mr. Marcus and Goldman Sachs have entered into an agreement pursuant to which the parties have agreed that, for so long as Goldman Sachs holds at least 30% of the total outstanding partnership interests of MCC, no person or entity other than Goldman Sachs or its affiliates are to provide investment banking, financial advisory, or underwriting or placement agent services on behalf of the Company. Goldman Sachs received discounts and fees aggregating $7,332,000 in connection with the offering of the 14 1/4% Notes.

MCC Partnership Agreement

         Although the MCC Partnership Agreement (as defined under the "The Partnership Agreements") contains conflict of interest provisions, there are circumstances where the General Partner and its affiliates may directly or indirectly participate in business opportunities (i.e., investment opportunities within the partnership purpose of MCC involving acquisitions of cable television franchises with fewer than 175,000 customers in the aggregate) that the Company elects not to pursue. In those circumstances, neither the Company nor, through it, the holders of the 13 1/2% Notes will be entitled to any of the benefits derived therefrom.

ABSENCE OF PUBLIC MARKET FOR THE 13 1/2% NOTES

         There can be no assurance regarding the future development of a market for the 13 1/2% Notes or the ability of the holders of the 13 1/2% Notes to sell their 13 1/2% Notes or the price at which such holders may be able to sell their 13 1/2% Notes. Goldman Sachs currently makes a market in the 13 1/2% Notes. However, Goldman Sachs is not obligated to do so, and any such market making may be discontinued at any time without notice (at the sole discretion of Goldman Sachs). Therefore, no assurance can be given as to the liquidity of or whether, at any given time, there will be an active trading market for the 13 1/2% Notes. The Issuers have not applied, and do not intend to apply, for listing of the 13 1/2% Notes on any securities exchange. See "Plan of Distribution."

         Goldman Sachs may be deemed to be an affiliate of the Issuers and, as such, may be required to deliver a prospectus in connection with its market-making activities in the 13 1/2% Notes. Pursuant to the Underwriting Agreement, dated July 22, 1994 between Operating and Capital II and Goldman Sachs and A.G. Edwards & Sons, Inc., with respect to the 13 1/2% Notes, the Issuers agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the 13 1/2% Notes. The registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with secondary transactions in the 13 1/2% Notes. The Issuers have agreed to bear substantially all the costs and expenses related to such registration statement.

                              RECENT TRANSACTIONS
ACQUISITIONS

         Harron Acquisition. On March 4, 1997, the Company entered into the Harron Acquisition. The communities served by this system are located in and around the Company's operations in Texas. The Harron Acquisition is subject to certain closing conditions and is expected to close in the second quarter of 1997.

         Frankfort Acquisition. On July 31, 1996, the Company purchased the Frankfort System from Frankfort Cable Communications, Inc. for an aggregate purchase price of approximately $6,700,000. The Frankfort System provides service to customers in and around Frankfort, Indiana, located near the
Company's other operations in Indiana.    As of the date of the acquisition,
the former Frankfort System served approximately 5,600 basic customers. The purchase price for the Frankfort Acquisition represented, as of the date of the acquisition, a price of approximately $1,200 per basic customer.

         Futurevision Acquisition. On July 8, 1996, the Company acquired the Futurevision System from Futurevision Cable Systems of Brookhaven for an aggregate purchase price of approximately $2,600,000. The communities served by the Futurevision System are located in and around the Company's operations in Mississippi. As of the date of the acquisition, the former Futurevision System served approximately 2,500 basic customers. The purchase price for the Futurevision Acquisition represented, as of the date of the acquisition, a price of approximately $1,040 per basic customer.

         Weatherford Acquisition. On January 11, 1996, the Company purchased the Weatherford System from C & R Cable Investments Corporation for an aggregate purchase price of approximately $875,000. The Weatherford System provides service to customers contiguous to the Company's existing systems in
Weatherford, Texas.   As of the date of the acquisition,  the former
Weatherford System served approximately 700 basic customers. The purchase price for the Weatherford Acquisition represented, as of the date of the acquisition, a price of approximately $1,250 per basic customer.

         Sammons Acquisition. On November 1, 1995, the Company acquired the Sammons Systems owned by Sammons Communications, Inc. and certain of its subsidiaries operating in 15 states for approximately $961,701,000 plus direct acquisition costs of $31,187,000, and assumed liabilities of $4,524,000. As of the date of the acquisition, the Sammons Systems passed 1,038,609 homes and served 664,796 basic customers who subscribed for 345,353 premium service units. The purchase price for the former Sammons Acquisition represented, as of the date of acquisition, a price of approximately $1,453 per basic customer. The basic customers of the Sammons Systems were clustered as follows as of the date of the acquisition:

                                                                                                    BASIC
                                                                                                  CUSTOMERS
                                                                                                  ---------
               Dallas/Ft. Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       150,003
               Indiana/Illinois  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       132,490
               California  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       123,978
               Tennessee/Kentucky/North Carolina . . . . . . . . . . . . . . . . . . . . . .        93,069
               Connecticut . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        44,876
               Mississippi . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        42,800
               Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        77,580
                                                                                                   -------
                                                                                                   664,796
                                                                                                   =======


   See "Recent Transactions -- Sammons Acquisition."

   CALP Acquisition. The Company acquired the general partnership interest and certain of the ordinary limited partnership interests in CALP in September 1994 and January 1995, respectively. On August 31, 1995, the Company acquired all remaining ordinary limited partnership interests in CALP owned by affiliates of Goldman Sachs in exchange for Convertible Preference Units of MCC with a $15,000,000 distribution preference, and caused the redemption and retirement for cash of the outstanding Special Limited Partnership Units in CALP (16.3% of which were owned by Mr. Marcus and affiliates of Goldman Sachs) and the repayment of the outstanding bank debt of CALP for an aggregate consideration of approximately $138,280,000. On such date, CALP was renamed MCALP. MCALP owns and operates the Alabama Systems in areas surrounding Birmingham, Alabama. As of the date of the acquisition, the Alabama Systems passed 122,301 homes and served 84,955 basic customers who subscribed for 37,726 premium service units. The purchase price for the CALP Acquisition represented, as of the date of the acquisition, a price of approximately $1,816 per basic customer.

   Crown Acquisition. Effective January 1, 1995, the Company completed the Crown Acquisition from Crown of the Crown Systems in Wisconsin and Minnesota for an aggregate purchase price of $331,717,000 in cash. The communities served by the Crown Systems are adjacent to the Company's original operations in Wisconsin, and those acquired in the Star Acquisition. At the date of the acquisition, the former Crown Systems passed 294,032 homes and served 193,325 basic customers who subscribed for 100,218 premium service units. The purchase price for the Crown Systems represented, as of the date of acquisition, a price of $1,716 per basic customer. Since acquisition, the former Crown Systems and Star Systems have been combined.

   Star Acquisition. On July 29, 1994, the Company purchased from Star the Star Systems located in Wisconsin and Minnesota for an aggregate purchase price of $139,232,000. The communities served by the Star Systems are adjacent to the Company's original operations in Wisconsin. At the date of the acquisition, the former Star Systems passed 109,507 homes and served 70,794 basic customers who subscribed for 48,703 premium service units. The purchase price for the Star Systems represented, as of the date of the acquisition, a price of $1,966 per basic customer.

DIVESTITURES

   Maryland Cable Systems. Effective January 31, 1997, the Maryland Cable Systems were sold to Jones Communications of Maryland, Inc. Under the Maryland Cable Agreement, Operating was entitled to an incentive management fee if the Maryland Cable Systems sold above certain threshold amounts. In conjunction with the sale, Operating recognized an incentive management fee of $4,083,000 in January 1997. Additional incentive management fees may be recognized upon finalization of the purchase price adjustment, anticipated to occur during the second quarter of 1997 and upon dissolution of Maryland Cable, anticipated to occur during the first quarter of 1998. There is no assurance that any of such fees will be realized. Although Operating is no longer involved in the active management of those cable television systems, Operating has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, Operating will earn a monthly fee ranging from $25,000 to $50,000.

   Moses Lake Disposition. On October 11, 1996, the Company completed the sale of the Moses Lake System serving approximately 12,700 customers in the state of Washington for a sales price of approximately $21,000,000, less selling costs of $320,000. As of the date of sale, the Moses Lake System passed approximately 15,200 homes and served approximately 12,800 basic customers who subscribed for approximately 5,300 premium service units. The gross sales price of the Moses Lake System represented, as of the date of sale, a price of approximately $1,646 per basic customer. The sales price resulted in a gain on the sale of approximately $6,442,000.

   San Angelo Divestiture. On June 30, 1995, the Company sold the assets of the San Angelo Systems to Teleservice Corporation of America for approximately $65,037,000 in cash (net of selling costs of $809,000). As of the date of sale, the San Angelo Systems passed 45,838 homes and served 32,515 basic customers who subscribed for 21,528 premium service units. The gross sales price of the San Angelo Systems represented, as of the date of sale, a price of approximately $2,025 per basic customer. The sales price resulted in a gain on the sale of approximately $26,409,000.

                                  THE COMPANY

   At December 31, 1996, the Company owned or managed cable television systems in 18 states, serving 1,267,520 basic customers. Since its formation in 1990, the Company has grown internally and through acquisitions, and is now the ninth largest cable television operator in the United States. The Company's basic customers were clustered as follows as of December 31, 1996.

                                                                                                          BASIC
                                                                                                        CUSTOMERS
                                                                                                        ---------
North Central Region (MN, WI)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            385,303
Southeast Region (AL, GA, NC, TN, KY, LA, MS).  . . . . . . . . . . . . . . . . . . . . . . . .            252,466
Southwest Region (TX, OK) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            187,761
East Region (DE, MD, VA, CT)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            175,140(1)
Midwest Region (IN, IL)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            139,138
West Region (CA)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            127,712
                                                                                                         ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,267,520
                                                                                                         =========

-----------------

(1) Includes 86,227 basic customers in a cable television system managed by the Company. Such systems were sold on January 31, 1997. See "Recent Transactions -- Divestitures -- Maryland Cable Systems".

         As of December 31, 1996, the Systems passed 1,863,299 homes and served 1,181,293 basic customers who subscribed for 666,702 premium units. The President and Chief Executive Officer of MCC is Jeffrey A. Marcus. Mr. Marcus has successfully acquired, developed and managed cable television systems since 1979.

         Operating was organized as a Delaware limited partnership in 1994. Capital II was organized as a Delaware corporation in 1994 for the purpose of serving as a co-issuer of MCC's debt securities, including the 13 1/2% Notes, and is wholly owned by Operating. Capital II has nominal assets. In serving as a co-issuer of the 13 1/2% Notes, Capital II is acting as an agent of Operating. The principal offices of the Issuers are located at 2911 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219, and their telephone number is
(214) 521-7898.

                                 CAPITALIZATION

         The following table sets forth the Company's consolidated capitalization at December 31, 1996:

                                                                                            CAPITALIZATION
                                                                                            (IN THOUSANDS)
                                                                                            -------------
               Long-term debt, including current maturities(1):
                    Senior Credit Facility(2)  . . . . . . . . . . . . . . . . . . . . .   $   855,000,000
                    13 1/2% Senior Subordinated Guaranteed Discount Notes due 2004(3)  .       295,119,000
                    11 7/8% Senior Debentures due 2005(4)  . . . . . . . . . . . . . . .       100,000,000
                    14 1/4% Senior Discount Notes due 2005(4)  . . . . . . . . . . . . .       185,862,000
                    Capital lease obligations and other notes  . . . . . . . . . . . . .         2,490,000
                                                                                           ---------------
                 Total long-term debt, including current
                    maturities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,438,471,000
               Partners' capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .       189,256,000
                                                                                           ---------------
                    Total capitalization   . . . . . . . . . . . . . . . . . . . . . . .   $ 1,627,727,000
                                                                                           ===============


-----------------

(1) Includes current maturities of $569,000 relating to capital lease obligations and other notes. See "The Senior Credit Facility" and Note 6 to MCC and Subsidiaries' Consolidated Financial Statements for a description of the Company's debt.

(2) The Senior Credit Facility is an obligation of Operating that is guaranteed by MCC.

(3) The 13 1/2% Notes are obligations of Operating that are guaranteed by MCC.

(4) The 11 7/8% Debentures and 14 1/4% Notes are obligations of MCC. MCC has contributed funds provided by the issuances of the 11 7/8% Debentures and the 14 1/4% Notes to Operating in exchange for preference partnership interests and Operating, in turn, has distributed such funds to the Operating Partnerships in exchange for intercompany notes.

                            SELECTED FINANCIAL DATA

         The selected financial data presented below are derived from the audited historical consolidated financial statements of the Company. The Company's acquisitions of cable television systems during the periods for which the selected data are presented below materially affect the comparability of such data from one period to another. The data presented below should be read in conjunction with the historical financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            FINANCIAL DATA AND RATIOS OF MARCUS CABLE COMPANY, L.P.
                (IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)



                                                                  Year Ended December 31,
                                               -----------------------------------------------------------
                                               1996          1995         1994          1993          1992
                                               ----          ----         ----          ----          ----
 STATEMENT OF OPERATIONS DATA:
 Revenues(1) . . . . . . . . . . . . .       $434,507      $198,294       $64,747       $52,307       $38,310
 Costs and expenses  . . . . . . . . .        230,214       102,024        31,453        21,849        16,104
 Management fees and expenses(2) . . .             --            --         2,165         3,617         2,224
 Depreciation and amortization . . . .        166,429        83,723        37,412        28,633        26,652
 Operating income (loss) . . . . . . .         37,864        12,547        (6,283)       (1,792)       (6,670)
 Interest expense  . . . . . . . . . .        144,681        82,911        28,105        13,443        11,114
 Net loss  . . . . . . . . . . . . . .       (100,070)      (52,816)      (30,610)       (9,643)      (21,323)

                                                                  As of December 31,
                                               -----------------------------------------------------------
                                               1996          1995         1994          1993          1992
                                               ----          ----         ----          ----          ----
 BALANCE SHEET DATA:
 Total assets  . . . . . . . . . . . . .     $1,687,550   $1,760,054     $315,217      $195,148      $206,641

 Total debt (including current                1,438,471    1,407,890      327,264       195,000       162,500
   maturities)   . . . . . . . . . . . .
 Subsidiary limited partner interests  .           (246)        (246)        (246)        5,788        34,608
 Partners' capital (deficit) . . . . . .        189,256      289,326      (21,290)      (11,670)        4,991


                                                                  As of December 31,
                                               -----------------------------------------------------------
                                               1996          1995         1994          1993          1992
                                               ----          ----         ----          ----          ----
 OPERATING DATA:
 Homes passed(3) . . . . . . . . . . . .     1,863,299     1,833,401      322,842       209,549       209,979
 Basic customers(4)  . . . . . . . . . .     1,181,293     1,154,718      222,735       141,323       138,274
 Basic penetration(5)  . . . . . . . . .          63.4%         63.0%        69.0%         67.4%         65.8%
 Premium units(6)  . . . . . . . . . . .       666,702       651,121      156,656        97,944        81,257
 Premium penetration(7)  . . . . . . . .          56.4%         56.4%        70.3%         69.3%         58.8%
 Average monthly revenue per basic
   customer(8)   . . . . . . . . . . . .    $    30.83    $    28.65     $  29.30      $  30.84      $  28.84

                                                                  Year Ended December 31,
                                               -----------------------------------------------------------
                                               1996          1995         1994          1993          1992
                                               ----          ----         ----          ----          ----
 FINANCIAL RATIOS:
 Total debt to EBITDA  . . . . . . . .           7.04x        14.62x      10.51x        7.27x         8.13x
 EBITDA to total interest expense  . .           1.41          1.16        1.11         2.00          1.80
 EBITDA to total cash interest expense           2.51          2.58        2.02         1.91          1.92
 OTHER DATA:
 EBITDA(9) . . . . . . . . . . . . . .       $204,293       $96,270     $31,129      $26,841       $19,982
 Total cash interest expense . . . . .         81,403        37,354      15,438       14,046        10,409
 EBITDA to revenue margin  . . . . . .             47%           49%         48%          51%           52%
 Deficiency of earnings available to
 cover fixed charges (10)  . . . . . .      $(100,070)     $(52,816)   $(30,610)     $(9,643)     $(21,323)

-------------

(1) All statement of operations data reflect the following acquisitions and divestitures by the Company from the date of acquisition or sale:
         (i) the May 1, 1992 acquisition of the San Angelo Systems; (ii) the October 1, 1992 acquisition of certain systems located in Delaware and Maryland ("the Delaware/Maryland Systems"); (iii) the July 29, 1994 acquisition of the Star Systems, (iv) the acquisition of the Crown Systems effective January 1, 1995, (v) the June 30, 1995 divestiture of the San Angelo Systems, (vi) the August 31, 1995 acquisition of the CALP Systems, (vii) the November 1, 1995 acquisition of the Sammons Systems, (viii) the January 11, 1996 acquisition of the Weatherford System, (ix) the July 8, 1996 acquisition of the Futurevision System,
         (x) the July 31, 1996 acquisition of the Frankfort System and (xi) the October 11, 1996 divestiture of the Moses Lake System.

(2) Each of the Operating Partnerships formerly entered into management agreements, pursuant to which each Operating Partnership paid Marcus Cable Management, Inc., a specified percentage of the revenues from the systems owned and operated by such Operating Partnership, plus certain reimbursable expenses. These agreements terminated July 29, 1994, in connection with the acquisition and financing of the Star Systems.

(3) Homes passed refers to estimates by the Company of the approximate number of dwelling units in a particular community that can be connected to the Company's cable television distribution system without any further extension of principal transmission lines.

(4) A home with one or more television sets connected to a cable system is counted as one basic customer. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(5)      Basic customers as a percentage of homes passed.

(6) Premium service units include single channel services offered for a monthly fee per channel. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit.

(7) Premium service units as a percentage of basic customers. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(8) Average monthly revenue per basic customer equals combined revenues of systems owned or acquired during the respective 12-month period (exclusive of management fees) divided by the total number of basic customers of the Company at the end of such respective period. The weighted average number of basic customers of the Company during the period ended December 31, 1992, 1994, 1995 and 1996 was used in place of basic customers at the end of the respective periods to give effect to the impact of acquisitions.

(9) EBITDA is equal to operating loss plus depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Indentures for the 13 1/2% Notes, the 11 7/8% Debentures and the 14 1/4% Notes and the Senior Credit Facility contain certain covenants measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

(10)     For purposes of this computation, earnings are defined as income
         (loss) before fixed charges.  Fixed charges are defined as the sum of
         (i) interest costs, (ii) amortization of deferred financing costs and
         (iii) preferred returns on subsidiary limited partnership interests. The interest portion of rental expense does not have a material impact on this computation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

         The following discussion relates to the consolidated financial condition and results of operations of MCC and its subsidiaries.

RESULTS OF OPERATIONS

         In each of the past three years, the Company has generated substantially all of its revenues from monthly customer fees for basic, premium and other services (such as the rental of home terminal devices and remote control devices) and from installation income. Additional revenues were generated from pay-per-view programming, the sale of advertising and home shopping networks. Beginning in September and October of 1994, revenues were also generated from management fees earned in conjunction with the CALP Systems and the Maryland Cable Systems, respectively. On August 31, 1995, the Company purchased the CALP Systems and thus terminated the related management agreement. Effective January 31, 1997, the Maryland Cable Systems were sold. As a result of these two transactions, the Company is no longer involved in the active management of cable systems for third parties.

         The Company has experienced significant increases in revenues and EBITDA in each of the past three fiscal years. This growth was accomplished primarily through acquisitions and through internal customer growth. During 1996, the Company acquired systems serving approximately 700 basic customers in Weatherford, Texas on January 11, 1996, 2,600 basic customers in Mississippi with the Futurevision Acquisition on July 8, 1996 and 5,400 basic customers in Indiana with the Frankfort Acquisition on July 31, 1996. Also during 1996, the Company sold its cable television system serving approximately 12,600 customers in the state of Washington. The significant increases in revenues and EBITDA are primarily the result of the acquisitions during 1995 which increased MCC's basic customer base by approximately 950,000 basic customers with the significant portions of the increase resulting from the Crown Acquisition (193,300 customers) effective January 1, 1995, the CALP Acquisition (85,000 customers) on August 31, 1995 and the Sammons Acquisition (664,700 customers) on November 1, 1995.

         Total selling, service and system management expenses, and general and administrative expenses have also increased significantly due to the acquisitions mentioned above, growth within the Company's existing systems, increased marketing efforts and the continued development of advertising sales efforts. Until July 29, 1994, certain general and administrative services were performed on behalf of the Company by Marcus Cable Management, Inc. (the "Management Company"), for which the Operating Partnerships, then in existence, paid a management fee of 5.5% of gross revenues. After that date, the employees and related expenses of the Management Company became a part of Operating, and Operating now records all overhead expenses relating to the Dallas home office and the Wisconsin regional office within selling, service and system management and general and administrative expenses, instead of management fees.

         Programming expenses have increased both in dollars and as a percentage of revenue for the past three years due to system acquisitions, additional programming being provided to customers and increased costs to
produce or purchase certain cable programming services.   However, the increase
in the Company's size has allowed the Company to recognize certain volume discounts. Effective April 1, 1996, the Company became a member of TeleSynergy, a cable television cooperative buying venture representing over 5,000,000 customers. Members of this cooperative benefit from lower programming costs per customer through consolidated buying efforts. The TeleSynergy membership has partially offset the increased programming costs noted above.

         The significant increases in charges for depreciation and amortization are due to acquisitions and capital expenditures related to continued construction and upgrading of the systems. Similarly, interest expense has increased significantly due to additional amounts outstanding under long-term obligations which were necessary to finance the acquisitions.

The following table sets forth for the periods indicated, certain income statement items as a percentage of total revenues.

                                                             PERCENTAGE OF REVENUE FOR
                                                                    PERIODS ENDED
                                                                   DECEMBER 31, (1)

                                                      1996               1995               1994
                                                   ----------         ----------        -----------
 Revenues                                            100.0%              100.0%             100.0%
 Selling, service and system management               36.2                34.7               33.4

 General and administrative                           16.8                16.8               15.1
 Management fees and expenses                          0.0                 0.0                3.3

 Depreciation and amortization                        38.3                42.2               57.8
 Operating income (loss)                               8.7                 6.3               (9.7)

 Interest                                             33.3                41.8               43.4

 Other (income) expense                               (1.6)              (13.1)               0.0
 Subsidiary limited partner interests (3)              0.0                 0.0               (9.3)
                                                    ------              ------             ------

 Net loss before extraordinary items                 (23.0)%             (22.4)%            (43.7)%
                                                    ======              ======             ======

 EBITDA (2)                                           47.0%(4)            48.5%              48.1%
                                                    ======              ======             ======


(1) All statement of operations data reflect the following acquisitions and divestitures by the Company from the date of acquisition or sale:
         (i) the July 29, 1994 acquisition of the Star Systems, (ii) the acquisition of the Crown Systems effective January 1, 1995, (iii) the June 30, 1995 divestiture of the San Angelo Systems, (iv) the August 31, 1995 acquisition of the CALP Systems, (v) the November 1, 1995 acquisition of the Sammons Systems, (vi) the January 11, 1996 acquisition of the Weatherford System, (vii) the July 8, 1996 acquisition of the Futurevision System, (viii) the July 31, 1996 acquisition of the Frankfort System and (ix) the October 11, 1996 divestiture of the Moses Lake System.

(2) EBITDA is equal to operating income (loss) plus depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the indentures governing the 14 1/4% Notes, the 11 7/8% Debentures and the 13 1/2% Notes and the Senior Credit Facility contain certain covenants measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. The Company has substantial noncash charges to earnings from depreciation, amortization and interest.

(3) Represents preferred returns and allocated net income or loss to partners who are affiliated with, but not a part of, the Company. Subsequent to July 29, 1994, remaining subsidiary limited partner interests are not entitled to preferred returns.

(4) Reduced EBITDA is a direct reflection of higher selling, service and system management costs and the resulting lower operating margins of certain of the systems acquired in 1995.

FISCAL 1996 COMPARED TO FISCAL 1995

    Revenues increased from $198,294,000 for the year ended December 31, 1995 to $434,507,000 for the year ended December 31, 1996. Approximately $231,916,000 of such increase was the result of the CALP and Sammons Acquisitions. This increase from acquisitions was partially offset by the divestiture of the San Angelo Systems on June 30, 1995. The San Angelo Systems generated reported revenues of $6,022,000 for the year ended December 31, 1995. Management fees earned by Operating decreased by $955,000. Eight and twelve months of such fees pursuant to the management agreement between Operating and CALP (the "CALP Agreement") and the Maryland Cable Agreement respectively, were recorded in 1995, compared to a full year of fees earned pursuant to just the Maryland Cable Agreement in 1996. The CALP Agreement terminated upon the completion of the CALP Acquisition on August 31, 1995. The revenues generated from internal and continued customer growth account for the remaining increase.

    The Company's basic customers and pay units for its Systems increased from 1,154,718 and 651,121, respectively, at December 31, 1995, to 1,181,293 and
666,702, respectively, at December 31, 1996. This customer and unit growth was developed through the extension of existing plant infrastructure to pass additional dwelling units, marketing promotions and continued implementation of premium packaging, and was negatively affected by the net affect of the Weatherford, Frankfort and Futurevision Acquisitions and Moses Lake Divestiture (a net reduction in basic customers of 4,300).

    Selling, service and system management expenses increased from $68,753,000 for the year ended December 31, 1995 to $157,197,000 for the year ended December 31, 1996, primarily due to an $86,284,000 increase from the CALP and Sammons Acquisitions, offset by a $2,238,000 decrease from the divestiture of the San Angelo Systems. The remaining increase resulted primarily from growth within the Company's existing systems, increased marketing efforts, the continued development of advertising sales efforts and increased costs of certain programming services. Effective April 1, 1996, the Company became a member of TeleSynergy, a cable television cooperative buying venture representing over 5,000,000 customers. Members of this cooperative benefit from lower programming costs per customer through consolidated buying efforts. The TeleSynergy membership has partially offset the increased programming costs.

    General and administrative expenses increased from $33,271,000 for the year ended December 31, 1995 to $73,017,000 for the year ended December 31, 1996. Approximately $35,468,000 of the increase, from the CALP and Sammons Acquisitions, was offset by a $718,000 decrease from the divestiture of the San Angelo Systems. The remaining increase resulted primarily from the necessary expansion of the home office operations in order to manage the increased size of the business and increases in operating costs due to the growth experienced in other of the Systems.

    Depreciation and amortization expense increased from $83,723,000 for the year ended December 31, 1995 to $166,429,000 for the year ended December 31, 1996 due primarily to the CALP and Sammons Acquisitions offset by a $4,078,000 decrease from the divestiture of the San Angelo Systems. Interest expense increased from $82,911,000 for the year ended December 31, 1995 to $144,681,000 for the comparable period in 1996, due to the inclusion of interest expense related to the borrowings under the 14 1/4% Notes and the Senior Credit Facility, which became effective on June 9, 1995 and August 31, 1995, respectively (borrowings under the Senior Credit Facility were substantially increased on November 1, 1995). Borrowings, excluding capital leases, increased from $1,406,006,000 at December 31, 1995 to $1,436,269,000 at
December 31, 1996. The weighted average interest rate on all outstanding indebtedness was 11.6% and 9.97% for the year ended December 31, 1995 and December 31, 1996, respectively.

    The difference between the loss before extraordinary item of $44,421,000 and $100,070,000 for the year ended December 31, 1995 and 1996, respectively, was due to the net effects of the $26,394,000 gain and the $6,442,000 gain from the sales of the San Angelo and Moses Lake cable television systems in 1995 and 1996, respectively. The remaining increase resulted from the increases in operations, depreciation, amortization and interest expense as discussed above.


    No losses were allocated to the subsidiary limited partner interests for the year ended December 31, 1996 or 1995. The Company recognized a loss of $8,395,000 from the write-off of debt issuance costs from the early retirement of the outstanding balance under its previous senior credit facility for the year ended December 31, 1995.

    As a result of the changes explained in the foregoing paragraphs, EBITDA increased from $96,270,000 for the year ended December 31, 1995 to $204,293,000 for the year ended December 31, 1996.

FISCAL 1995 COMPARED TO FISCAL 1994

    Revenues increased from $64,747,000 for the year ended December 31, 1994 to $198,294,000 for the year ended December 31, 1995. Approximately $135,410,000 of such increase was the result of the Star, Crown, CALP and Sammons Acquisitions. This increase from acquisitions was partially offset by the divestiture of the San Angelo Systems on June 30, 1995. The San Angelo Systems generated revenues of $11,992,000 for the year ended December 31, 1994, while revenues from the San Angelo Systems through the date of sale in 1995 were $6,022,000. Management fees earned by Operating increased by $2,172,000.
Three and four months of such fees pursuant to the CALP and Maryland Cable Agreements, respectively, were recorded in 1994, compared to a full year of fees earned pursuant to the Maryland Cable Agreement in 1995 and eight months of fees earned under the CALP Agreement. The CALP Agreement terminated upon the completion of the CALP Acquisition on August 31, 1995. The revenues generated from internal growth account for the remaining increase.

    The Company's basic customers for its Systems increased from 222,735 at December 31, 1994, to 1,154,718 at December 31, 1995 due primarily to the Crown, CALP and Sammons Acquisitions along with continued direct sales efforts, offset by the divestiture of the San Angelo Systems. The total number of premium units increased from 156,656 units at December 31, 1994, to 651,121 units at December 31, 1995. The Crown, CALP and Sammons Acquisitions account for 488,115 of the increase in premium units, or 94.6% of the growth, after considering the divestiture of the San Angelo Systems. The remaining growth was developed through marketing promotions and continued implementation of premium packaging.

    Selling, service and system management expenses increased from $21,660,000 for the year ended December 31, 1994 to $68,753,000 for the year ended December 31, 1995, primarily due to a $48,214,000 increase from the Star, Crown, CALP and Sammons Acquisitions, offset by a $2,236,000 decrease from the divestiture of the San Angelo Systems. The remaining increase resulted primarily from growth within the Company's existing systems, increased marketing efforts, the development of more advertising sales ventures and increases in rates charged by certain programming vendors.

    General and administrative expenses increased from $9,793,000 for the year ended December 31, 1994 to $33,271,000 for the year ended December 31, 1995. Excluding the $18,473,000 increase from the Star, Crown, CALP and Sammons Acquisitions and the $794,000 decrease from the divestiture of the San Angelo Systems, general and administrative expenses increased by $6,276,000. Such increase was mainly the result of the inclusion of expenses which were formerly expenses of the Management Company and previously recorded as management fees and expenses. The remaining decrease of $477,000 is primarily the result of improved operating efficiencies, partially due to office consolidations within the existing Marcus systems.

    Depreciation and amortization expense increased from $37,412,000 for the year ended December 31, 1994 to $83,723,000 for the year ended December 31, 1995 due mainly to the Star, Crown, CALP and Sammons Acquisitions. Interest expense for the year ended December 31, 1994 increased from $28,105,000 to $82,911,000 for 1995, as borrowings, excluding capital leases, increased from $327,264,000 at December 31, 1994 to $1,406,006,000 at December 31, 1995. The
weighted average interest rate on all outstanding indebtedness was 11.0% and 11.6% for the year ended December 31, 1994 and December 31, 1995, respectively. The sale of the San Angelo Systems on June 30, 1995 resulted in a gain of approximately $26,409,000, which is included in other income (see note 2 of the Notes to the Consolidated Financial Statements).

    No losses were allocated to the subsidiary limited partner interests for the year ended December 31, 1995 compared to allocated losses of $6,034,000 for the year ended December 31, 1994, primarily due to the conversion of certain subsidiary limited partner interests into MCC partnership units in July 1994. The loss before subsidiary limited partner interests and extraordinary item for the year ended December 31, 1995, was $44,421,000, compared to a loss before subsidiary limited partnership interests and extraordinary item of $34,337,000 for the year ended December 31, 1994. The change in loss between the last two years is due to the factors discussed above. The Company recognized losses of $8,395,000 and $2,307,000 from the write-off of debt issuance costs from the early retirement of the outstanding balance under its previous credit agreements for the years ended December 31, 1995 and 1994, respectively.

    As a result of the changes explained in the foregoing paragraphs, EBITDA increased from $31,129,000 for the year ended December 31, 1994 to $96,270,000 for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has grown significantly over the past several years through acquisitions as well as through upgrading, extending and rebuilding its existing cable television systems. Since expansion by means of these methods is capital intensive, the Company has relied upon various sources of financing to meet its funding needs. These sources have included contributions from equity investors, borrowings under various debt instruments and positive cash flows from operations.

    As of December 31, 1996, unreturned capital contributions from equity investors totaled approximately $493,327,000. There was no capital contributed from equity investors during 1996. The Company has an aggregate of $1,438,471,000 of indebtedness outstanding in the form of the 11 7/8% Debentures, the 13 1/2% Notes and the 14 1/4% Notes, borrowings under its Senior Credit Facility and capital lease obligations. The Company has an additional $243,000,000 of borrowing capacity under its Revolving Credit Facility. Cash flows generated from operating activities have been positive over the past three years and increased from $15,889,000 and $86,030,000 in 1994 and 1995, respectively, to $118,986,000 in 1996. Funding from equity contributions, borrowings and positive cash flows from operations have been sufficient to meet the Company's debt service, working capital and capital expenditure requirements including the purchase costs incurred in connection with all of the completed acquisitions.

    The Company's most significant need for capital in the next year will be to finance the planned system upgrades, rebuilds and extensions and the purchase of modems and home terminal devices for use in customers' homes. Certain of the Company's systems will be upgraded or rebuilt principally to 860 MHz or 750 MHz capability over the next three years to allow for additional programming and service offerings through networks characterized by such bandwidth capacity. Capital expenditures are expected to approximate $167,000,000 (or $139 per customer) in 1997. Such expenditures include certain upgrade and rebuild projects occurring principally in the Company's cable systems located in Alabama, California, Wisconsin and Texas. Ongoing capital expenditures in excess of these rebuild amounts are consistent with current costs to extend and maintain the existing networks. The Company expects to fund these capital expenditures through cash generated from operations and available borrowings under the Revolving Credit Facility.

    Cash interest is payable monthly, quarterly and semiannually on borrowings outstanding under Operating's Senior Credit Facility and the 11 7/8% Debentures. No cash interest is payable on the 13 1/2% Notes until February 1, 2000 and no cash interest is payable on the 14 1/4% Notes until December 15, 2000. Maturities of all long-term debt total approximately $383,737,000 over the next five years. The Company expects to cover both interest and principal payments on its long-term obligations through internally generated funds.

    On March 14, 1997, Operating entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the interest rate margins under the Senior Credit Facility as well as increased flexibility for the Company as it relates to investments, permitted lines of businesses and the incurrence of unsecured indebtedness. In addition, the availability under the Revolving Credit Facility was increased by $50,000,000.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Transfers of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 125 are generally effective for transactions occurring after December 31, 1996, however, the effective adoption of SFAS No. 125 is not expected to have a material impact on the Company's financial statements and related disclosures.

INFLATION

    Based on the FCC's current rate regulation standards, an inflation factor is included in the benchmark formula in establishing the initial permitted rate. Subsequent to establishing the initial rate, an annual rate increase based on the year-end inflation factor is permitted. In addition to annual rate increases, certain costs over the prescribed inflation factors, defined by the FCC as "external costs", may be passed through to customers.

    Certain of the Company's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, the Company does not believe that its financial results have been adversely affected by inflation. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating rate debt may not be offset by increases in revenues. As of December 31, 1996, Operating and its subsidiaries had $205,000,000 of outstanding borrowings under its Senior Credit Facility which are subject to floating interest rates. The rates are based on either the Eurodollar rate, prime rate or CD base rate, plus a margin of up to 2.75% subject to certain adjustments based on the ratio of Operating's total debt to annualized operating cash flow.

    To reduce the impact of changes in interest rates on its floating rate long-term debt, the Company entered into certain interest rate swap agreements with certain of the participating banks under the Senior Credit Facility. At December 31, 1996, interest rate swap agreements covering a notional balance of $650,000,000 were outstanding. These outstanding swap agreements mature during 1997 and 1998 and require the Company to pay a fixed rate of 5.77% to 5.81%, plus the applicable interest rate margin. Extensions for additional periods are available within the swap agreements at the option of the other parties thereto.

                                    BUSINESS

GENERAL

         At December 31, 1996, the Company owned or managed cable television systems in 18 states, serving 1,267,520 basic customers. Since its formation in 1990, the Company has grown internally and through acquisitions, and is now the ninth largest cable television operator in the United States. The Company's customers were clustered as follows as of December 31, 1996.

                                                                      BASIC
                                                                    CUSTOMERS
                                                                    ---------
          North Central Region (MN, WI) . . . . . . . . . . .         385,303
          Southeast Region (AL, GA, NC, TN, KY, LA, MS) . . .         252,466
          Southwest Region (TX, OK) . . . . . . . . . . . . .         187,761
          East Region (DE, MD, VA, CT). . . . . . . . . . . .         175,140(1)
          Midwest Region (IN, IL) . . . . . . . . . . . . . .         139,138
          West Region (CA). . . . . . . . . . . . . . . . . .         127,712
                                                                    ---------
             Total  . . . . . . . . . . . . . . . . . . . . .       1,267,520
                                                                    =========

---------------

(1)      Includes 86,227 basic customers in a cable television system managed
         by the Company.  Such systems were sold on January 31, 1997.    See
         "Recent Transactions -- Divestitures -- Maryland Cable Systems".

         As of December 31, 1996, the Systems passed 1,863,299 homes and served 1,181,293 basic customers who subscribed for 666,702 premium units. The President and Chief Executive Officer of MCC is Jeffrey A. Marcus. Mr. Marcus has successfully acquired, developed and managed cable television systems since 1979.

THE CABLE TELEVISION INDUSTRY

         A cable television system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial and, in some instances, fiber optic cable, to customers who pay a fee for this service. Cable systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to nonexclusive franchises or similar licenses granted by local governmental authorities for a specified term of years.

         Cable television systems offer customers various levels (or "tiers") of basic cable services consisting of off-air television signals of local network, independent and educational stations, a limited number of television signals from so-called superstations originating from distant cities, various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), the USA Network ("USA"), Entertainment and Sports Programming Network ("ESPN") and Turner Network Television ("TNT")), and certain programming originated locally by the cable system (such as public, governmental and educational access programs) and informational displays featuring news, weather, stock market and financial reports and public service announcements. Cable systems also typically offer premium television services to their customers for an extra monthly charge. These services (such as Home Box Office, Showtime, The Disney Channel and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

         A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of home terminal devices and remote control devices). Such monthly service fees constitute the primary source of revenues for cable television systems. In addition to customer revenues from these services, cable systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable systems also offer home shopping services to their customers, a service which pays the systems a share of revenues from sales of products in the systems' service areas. The cable television industry is changing rapidly due to new technology and new alliances between cable television and telephone companies. Distributing traditional cable television programming is only one aspect of the industry, as potential opportunities to expand into Internet access, telephone, educational and entertainment services on an interactive basis continue to develop. See "Business -- Legislation and Regulation in the Cable Television Industry."

BUSINESS STRATEGY

OPERATING OVERVIEW

         The Company's owned and managed cable television systems are operated in six geographic areas as follows: (1) North Central (Wisconsin and Minnesota); (2) Southeast (Alabama, Georgia, North Carolina, Tennessee, Kentucky, Louisiana and Mississippi); (3) Southwest (Texas and Oklahoma); (4) East (Delaware, Maryland, Virginia and Connecticut); (5) Midwest (Indiana and Illinois); and (6) West (California). The table below sets forth certain operating statistics for these six regions as of December 31, 1996:

                                 OPERATING DATA

                               Homes               Basic            Basic           Premium          Premium
 Region                       Passed              Customers       Penetration         Units         Penetration
 ------                       -------             ---------       -----------         -----         -----------
                               (1)                   (2)              (3)              (4)              (5)
 North Central                 607,529          385,303            63.4%            254,220            66.0%
 Southeast                     352,908          252,466            71.5%            101,356            40.2%
 Southwest                     408,058          187,761            46.0%            128,666            68.5%
 East (6)                      279,090          175,140            62.8%            125,061            71.4%
 Midwest                       177,621          139,138            78.3%             74,994            53.9%
 West                          186,614          127,712            68.4%             58,139            45.5%
                             ---------        ---------                             -------
 Total Systems and
 Maryland Cable              2,011,820        1,267,520            63.0%            742,436            58.6%
                             =========        =========                             =======


----------------

(1) Homes passed refers to estimates by the Company of the approximate number of dwelling units in a particular community that can be connected to the Company's cable television distribution system without any further extension of principal transmission lines.

(2) A home with one or more television sets connected to a cable system is counted as one basic customer. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(3)      Basic customers as a percentage of homes passed.

(4) Premium units include single channel services offered for a monthly fee per channel. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit.

(5) Premium units as a percentage of basic customers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(6) Includes 148,521 homes serving 86,227 basic customers who subscribed for 75,734 premium units in a cable system managed by the Company through January 31, 1997. See "Recent Transactions -- Divestitures -- Maryland Cable Systems".

GENERAL STRATEGY

         The Company's business strategy focuses on three principles: (i) forming regional clusters of cable television systems through strategic acquisitions, internal growth and divestitures of non-strategic assets, (ii) promoting internal growth and enhanced operating and financial performance by streamlining operations in newly clustered systems and applying innovative marketing techniques and (iii) upgrading systems and employing state-of-the-art technology to enhance existing service and to develop, on a cost-effective basis, ancillary revenue streams. This strategy was first employed by expanding the originally acquired cable television systems in Wisconsin through strategic acquisitions and internal growth. Upon completion of the Star and Crown Acquisitions and the successful integration of their operations, the Company's operations in that state more than tripled in size and the Company is now the largest cable operator in Wisconsin.

         The Sammons Acquisition elevated the Company's standing to the ninth largest Multiple System Operator ("MSO") in the United States. The Sammons Acquisition expanded the Company's operations from five states to nineteen states. The Company developed an operating strategy to facilitate this integration, which included (i) establishing a high- performance sales and customer service culture; (ii) consolidating regional operations; (iii) launching innovative programming packages and sales and marketing programs; and (iv) investing in and deploying HFC plant with advanced analog home terminal devices. The successful integration of the Sammons Systems has allowed the Company to continue to take advantage of operational synergies due to its increased size and visibility in the industry.

         As part of this acquisition integration, the Company underwent a departmental restructuring, dividing managerial responsibilities into regional system groups. At the corporate level and within each of the regional system groups, several initiatives to grow revenues and reduce operating expenses were undertaken which have improved the acquired systems operating performance. The Company's objective is to increase the value of its systems and to increase system cash flow through the following business strategies.

         Emphasis on Regional Clusters and Growth Through Acquisitions. The Company has followed a systematic approach in acquiring, operating and developing cable television systems based on the principle of increasing operating cash flow while maintaining a high quality standard of service. A key element of the Company's strategy is building regional clusters of cable television systems in proximity to its existing systems or of sufficient size to serve as cores for new operating regions.

         The Company's historical growth pattern illustrates this strategy. In 1990, the Company acquired cable television systems in the Wisconsin area and in 1992, purchased systems in Texas and in the Delaware/Maryland area. In 1994, the Company added to its systems in Wisconsin through the acquisition of the Star Systems in Wisconsin and Minnesota. The Crown Acquisition, in January 1995, further strengthened the Company's position, making it the largest cable television operator in Wisconsin. The Sammons Acquisition more that doubled the size of the Company and significantly expanded the areas served by the Company.

         Each of these acquisitions involved selected groups of cable television systems which the Company believed had the potential for increased basic and premium customer penetration and for growth in operating cash flow and operating margins. The Company believes that increasing its operating scale through strategic acquisitions, as well as through internal growth, enhances its ability to reduce its programming costs, develop new technologies, offer new services and improve operating margins, and thus improve its long-term competitiveness.

         In addition, the Company's specific focus on Wisconsin provided it with further opportunities to improve operating performance by eliminating duplicative positions and excess office locations, creating regional customer service centers and centralizing signal distribution facilities and consolidating corporate support functions, including accounting, billing, marketing, technical and administration services. The Sammons Acquisition offered the Company an opportunity to increase system cash flow through the introduction of value-added programming packages and additional channel launches in systems which had been previously undermarketed and underdeveloped.

         The Company believes that, as a result of its clustering strategy, it has recognized and will continue to recognize benefits through reduced operating costs as a result of economies of scale. The Company has also recognized economies of scale as a result of its increased size, including programming cost savings and increased discounts on equipment purchases.

         Future expansion efforts are expected to focus on acquiring or swapping systems in proximity to existing operations, with the strategic goal of forming or expanding clusters of systems to permit the operating efficiencies and economies of scale similar to those achieved by the Company in Wisconsin. Opportunistic divestitures, in areas where consolidation opportunities do not exist, are also considered. The Company's decision to divest the Moses Lake and San Angelo Systems, which presented limited clustering opportunities for the Company, is illustrative of this strategy.

         System Operations. Upon completion of an acquisition, the Company generally implements extensive management, operational and organizational changes designed to enhance operating cash flow and operating margins, while promoting superior customer service and strong community relations. After consolidating acquired systems with existing ones, the Company selectively upgrades the cable plant to allow for the offering of additional programming and services. The Company then seeks to add customers and increase revenue per customer by aggressively marketing innovative basic, tier and premium service packages and by developing ancillary sources of revenue, such as local spot advertising and pay-per- view programming. The Company has been successful in increasing revenues in its acquired systems through the introduction of multiple premium service packages that emphasize customer value and enable the Company to take advantage of the programming agreements offering cost incentives based on premium service unit growth. The Company's customer and revenue growth, in combination with economies of scale and other operating cash flow and operating margins recognized through regional clusters, has enabled the Company to increase operating cash flow and operating margins of its existing systems. At the same time, the Company has a decentralized and locally responsive management structure which provides significant management experience and stability and allows the Company to respond more effectively to the specific needs of the communities it serves.

         Locally Responsive Management. The Company's operations are grouped on a regional basis into geographic areas in order to allow the flexibility and response of decentralized management. At the same time, the systems are combined to benefit from the Company's critical mass and economies of scale in such areas as programming and marketing. The combined operations are grouped into operating regions consisting of six geographic areas as follows: (1) North Central (Wisconsin and Minnesota); (2) Southeast (Alabama, Georgia, North Carolina, Tennessee, Kentucky, Louisiana and Mississippi); (3) Southwest (Texas and Oklahoma); (4) East (Delaware, Maryland, Virginia and Connecticut); (5) Midwest (Indiana and Illinois); and (6) West (California).

         Innovative Marketing. The Company seeks to add customers and increase its revenue per customer by aggressively marketing innovative basic, tier and premium cable service packages and by developing ancillary sources of revenue through local spot advertising sales and pay-per-view programming. The Company believes that it has benefitted and will continue to benefit from its aggressive marketing strategy. The Company's systems typically offer a choice of two tiers of basic cable television programming service: a broadcast basic programming tier (consisting generally of network and public television signals available over-the-air in the franchise community and "superstation" signals) and a satellite programming tier (consisting primarily of satellite-delivered programming such as CNN, USA, ESPN and TNT). Approximately 96% of the Company's customers subscribed to both tiers of basic service as of December 31, 1996.

         The Company also offers premium programming services, both on an a la carte basis and as part of premium service packages. The former service is designed to increase consumer options while the latter is designed to enhance customer value and enable the Company to take advantage of programming agreements offering cost incentives based on premium service unit growth. The Company has successfully promoted innovative premium service packages, such as its Maximum Value Package program where customers are offered combinations of premium television services such as HBO, Cinemax and Showtime as a package for a discounted price, throughout all of its systems. Overall premium service penetration has increased significantly in systems where such packages have been introduced by the Company.

         The Company has been and expects to continue to be successful by actively marketing its services through direct mail, advertising, telemarketing and door-to-door selling campaigns. The Company also seeks to add customers by extending its cable plant to new housing developments once a potential for a significant number of additional customers is exhibited. Through its marketing efforts, the Company strives to attract and retain customers in order to increase its market penetration.

         Customer Service and Community Relations. The Company is dedicated to providing superior customer service and fostering strong community relations in the towns and cities served by its cable television systems. As part of this effort, the Company places special emphasis on the personal and professional growth of its employees, which includes a strong commitment to, and investment in, training. All of the Company's employees receive extensive training in customer service, sales and customer retention skills on a regular basis from outside professionals and qualified management personnel. Technical employees are encouraged to enroll in courses available from the National Cable Television Institute and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. The Company believes that all of these training programs improve the overall quality of employee workmanship in the field, resulting in fewer service calls from customers, improved cable television picture and product quality and greater system reliability. The Company also utilizes surveys, focus groups and other research tools as another part of its effort to determine and respond to the needs of its customers.

         The Company seeks to further develop its community relations by participating in charitable activities and other community affairs in the towns and cities served by its cable television systems. In addition to the Company's commitment to training its own employees, the Company places a special emphasis on education in the communities it serves and regularly awards scholarships to customers who intend to pursue courses of study related to the communications field. The Company has demonstrated its commitment to education through its active involvement in the Cable in the Classroom program, where cable television companies throughout the United States provide schools with cable television service free of charge. The Company also supports numerous local charities and community causes through marketing promotions to raise money and supplies for persons in need. Recent charity affiliations have included campaigns for Toys for Tots, local food banks and volunteer fire and ambulance corps.

         Technology. The Company strives to maintain high technological standards in its cable television systems on a cost-effective basis and is constantly upgrading its cable plant to achieve this goal. Subsequent to acquiring systems, in addition to implementing extensive management, operational and organizational changes designed to enhance operating cash flow and promote customer service and community relations, the Company selectively upgrades the cable plant of such systems to increase channel capacity and expand the number and variety of services available to its customers. The Company may also seek to deploy fiber optic technology, which is capable of carrying hundreds of video, data and voice channels, in its systems during the system upgrade process. The Company continually monitors and evaluates new technological developments on the basis of its ability to make optimal use of its existing assets and to anticipate the introduction of new services and program delivery capabilities. Currently, the Company intends to systematically rebuild its cable systems so that within the next three years substantially all existing systems will have a bandwidth of between 450 MHz and 860 MHz. This program should enable the Company to deliver technological innovations to its customers as such services become commercially viable.

         For fiscal year 1997, the Company is projecting approximately $167,000,000 of capital expenditures, of which $106,000,000 is directly committed to system rebuilds and upgrades. The capital expenditures projected for 1997 will provide, among other benefits, a substantial increase in channel capacity. This will permit the Company to offer additional programming through the expansion of existing product tiers, the introduction of new product tiers, the multiplexing of premium services and the offering of additional pay-per-view channels.

         The Company has undertaken a program that will upgrade substantially all of its plant facilities to a minimum bandwidth of 450 MHz by the end of 1999. As part of this program, certain systems, such as those serving the areas in and around Ft. Worth/Tarrant County (Texas), Glendale/Burbank (California) and suburban Birmingham, Alabama, together with selected systems in Wisconsin, Indiana, Tennessee and other states in which the Company operates cable systems, are being upgraded to 750 MHz or 860 MHz with two-way communication capabilities. The Company's network architecture combines two design criteria: (1) copper reach of the coaxial cable portion of the plant which is defined as delivering a carrier to noise specification of 48 dB and is generally limited to less than an 8,500 foot radius from an optical node and
(2) an optical node limited to serving no greater than 500 homes with excess fiber capacity to allow for further reducing the number of customers served from each node. This architecture insures a highly reliable network that, when coupled with an active return path, is capable of supporting both analog and digital interactive services, including the deployment of cable modems.

         In addition to expanding revenue opportunities, upgrading network architecture serves to enhance picture quality and system reliability, reduce operating costs and improve overall customer satisfaction. As of December 31, 1996, the average channel capacity of the Systems was approximately 65 analog channels with approximately 25% of the customers served by systems with 550 MHz or greater bandwidth capacity, and approximately 76% of its customers were served by systems that utilize addressable technology. The Company's current plan contemplates that by the end of 1997, its systems will have (i) an average capacity of approximately 78 analog channels with approximately 43% of the customers being served by systems with 550 MHz or greater bandwidth capacity,
(ii) warehoused digital spectrum of up to 200 MHz in systems serving approximately 28% of the Company's customers and (iii) systems that utilize addressable technology serving approximately 83% of its customers.

         Through the upgrade of its cable plant, including the utilization of addressable technology and fiber optic cable, the Company seeks to position itself to benefit from the further development of advertising, pay-per-view and home shopping services, as well as anticipated future services such as video-on-demand and other interactive applications. This advanced broadband platform has allowed the Company to enter into arrangements to provide video and data transmission services to various educational institutions and to pursue similar arrangements with utility providers. For example, in March 1995, the Company, together with a neighboring cable television operator, was selected to create a two-way broadband fiber network to connect 12 school districts in south central Wisconsin as part of a "distance education" project. The fiber network allows live interaction among classrooms in various locations. The Company was also awarded a contract to connect the main campus of a technical college in the Fond du Lac, Wisconsin area to two remote campuses in West Bend and Beaver Dam. These projects will accelerate the rate at which the Company is able to build a technologically advanced fiber network through shared funding with various third parties. The Company, together with several public utilities, is also exploring certain applications of its cable plant for digital meter reading and electronic load monitoring applications which would provide "real time" power usage information and would assist the utilities in monitoring and distributing power in times of peak demand.

         In addition to allowing for increased channel offerings, the expanded bandwidth of the upgraded systems creates the optimal medium for transmitting vast amounts of information at high speed. Cable modem technology enables data traffic to be carried at rates up to 100 times faster than current telephone modems. Most current Internet users are accessing the network through narrow band telephony technology. This telephony technology severely limits the types of content and services that can be effectively utilized. The high speed capabilities of cable modems eliminate the current data bottle necks and will "free up" users. The Company currently is testing the capabilities of cable modems and its HFC network in one of its Dallas area systems. This test is utilizing a 750 MHz system to provide high speed Internet access to several customers. In addition to implementing the technical and operational steps in deploying high speed data modems utilizing HFC plant, the Company plans to explore various products and services that can be offered utilizing the high speed data modems.
Although there can be no assurance, it is anticipated that commercial deployment of the service in this system will begin in late 1997 with expanding deployment in other systems in 1998.

SYSTEMS

         The following information describes the Company's Systems and the Maryland Cable Systems, as of December 31, 1996.

NORTH CENTRAL REGION

         The North Central Region is comprised of the original Wisconsin Systems acquired by the Company in 1990, the Star Systems acquired in July 1994 and the Crown Systems purchased in January 1995. Through these systems, the Company serves customers in a majority of suburban and rural regions in Wisconsin, and in parts of Minnesota. As of December 31, 1996, the North Central systems consisted of approximately 9,400 miles of distribution plant passing approximately 607,500 homes and serving approximately 385,300 basic customers who subscribed for approximately 254,200 premium units. The North Central Region comprises approximately 30% of the Company's customer base, making it the largest of the Company's six operating regions.

         The North Central Region serves eight districts throughout Wisconsin and Minnesota, including certain suburbs of Milwaukee, the communities of Janesville, Wausau and Sheboygan, Wisconsin, and the communities of Apple Valley and Northfield, Minnesota. The areas served include a blend of rural and suburban municipalities and counties with a diverse socioeconomic mix and few entertainment alternatives. The Wisconsin Systems are classic in nature, serving communities where customers require cable to receive television signals as a result of inadequate off-air television reception due to topography or remoteness from broadcast towers. The main features of the combined Wisconsin Systems are high penetration rates and a stable customer base. Additionally, certain of the former Star and Crown Systems also are located in expanding communities with strong potential for future growth.

         The consolidations and expenditures that the Company has made and plans to make should provide increased operating, technical and marketing efficiencies, including expansion of advertising sales opportunities and wider distribution of addressable converter technology to expand the customer base having access to special event and movie pay-per-view services. The Company plans to develop similar revenue streams in other systems in the Wisconsin operating region by consolidation and through economies of scale afforded by the Star and Crown Systems.

SOUTHEAST REGION

         The Company owns four groups of systems in Alabama, Georgia, Tennessee/North Carolina/Kentucky and Mississippi/Louisiana. As of December 31, 1996, these systems consisted of approximately 7,600 miles of distribution plant passing approximately 352,900 homes and serving approximately 252,500 basic customers who subscribed for approximately 101,400 premium units. The Southeast Region comprises approximately 20% of the Company's customer base, making it the second largest of the Company's six operating regions. The Alabama systems, which serve approximately 39% of the customers in the Southeast Region, consisted of approximately 3,400 miles of distribution plant passing approximately 142,400 homes and serving approximately 98,500 basic customers who subscribed for approximately 44,100 premium units. The Alabama systems serve communities surrounding the city of Birmingham as well as the towns of Tuskegee and Russellville. The Georgia systems serve rural areas straddling the Georgia-Alabama border including the city of West Point. The Tennessee/North Carolina/Kentucky cluster serves primarily suburban and rural areas including the Tennessee cities of Bristol, Johnson City and Morristown, and Middlesboro, Kentucky and Waynesville, North Carolina. The Mississippi/Louisiana cluster, located primarily in southwestern Mississippi, serves mainly the communities of Brookhaven, Natchez, McComb and Pascagoula, Mississippi.

SOUTHWEST REGION

          The Company owns several clusters of systems in the Dallas/Ft. Worth metropolitan area and in northwest Texas and southwest Oklahoma. The Dallas/Ft. Worth systems are primarily urban and suburban in nature while the northwest Texas and southwest Oklahoma systems are located in relatively rural areas. As of December 31, 1996, the Southwest Region consisted of approximately 4,800 miles of distribution plant passing approximately 408,100 homes and serving approximately 187,800 basic customers who subscribed for approximately 128,700 premium units. The Southwest Region comprises approximately 15% of the Company's customer base, making it the third largest of the six operating regions.

         The Dallas/Ft. Worth systems serve the communities of Ft. Worth, Tarrant County, Denton, Duncanville, University Park, Highland Park and surrounding areas. Northern Tarrant County is one of the fastest growing areas in Texas, and its dense concentration of businesses provides opportunities for the future provision of telecommunications services, including the expansion of existing alternate access businesses. The Dallas/Ft. Worth cluster also includes several upper middle class residential communities including the Park Cities and Duncanville, both suburbs of Dallas with median household incomes in excess of $50,000. The service area includes three universities: Texas Christian University, Southern Methodist University and the University of North Texas, as well as several colleges. The northwest Texas and southwest Oklahoma systems serve primarily working class communities with stable economies in Pampa, Borger and Dumas, Texas and Clinton and Elk City, Oklahoma.


EAST REGION

         The East region comprises approximately 14% of the Company's customer base (including the Maryland Cable System). As of December 31, 1996, the East Region consisted of approximately 3,400 miles of distribution plant passing approximately 279,100 homes and serving approximately 175,100 basic customers who subscribed for 125,100 premium units.

          The Company currently owns two groups of systems located in the center of the Delmarva peninsula. As of December 31, 1996, the Delaware/Maryland Systems consisted of approximately 1,200 miles of distribution plant passing approximately 39,900 homes and serving approximately 26,500 basic customers who subscribed for approximately 21,000 premium units. The Delaware/Maryland Systems serve communities in middle Delaware and adjacent portions of eastern Maryland. In combination, the two systems serve a geographic area ranging from the suburban areas of Dover, Delaware on the northeast, to the suburban areas of Georgetown, Maryland on the southeast and west to the Chesapeake Bay at Cambridge. The population includes diverse middle, upper middle and working class communities.

         The Company's East Region also includes systems located in Waterbury, Connecticut and Petersburg, Virginia. The Waterbury system serves the community of Waterbury, Connecticut and surrounding areas. The population is predominantly middle class, with many professionals and state government employees due to its proximity to Hartford. The Petersburg system, located near Richmond, serves primarily suburban, middle class communities. As of December 31, 1996, these systems consisted of approximately 900 miles of distribution plant passing approximately 90,700 homes and serving approximately 62,400 basic customers who subscribed for approximately 28,400 premium units.

         Maryland Cable Systems. As of December 31, 1996, the Company managed cable television systems owned by Maryland Cable, a company controlled by an affiliate of Goldman Sachs, pursuant to a management agreement. The Maryland Cable Systems serve communities in and around Prince Georges County, Maryland. As of December 31, 1996, the Maryland Cable Systems consisted of approximately 1,300 miles of distribution plant passing approximately 148,500 homes and serving approximately 86,200 basic customers who subscribed for approximately 75,700 premium units. The Maryland Cable Systems were sold on January 31, 1997. See "Recent Transactions -- Divestitures -- Maryland Cable Systems".


MIDWEST REGION

         The Company owns two groups of systems clustered in Indiana and Illinois. As of December 31, 1996, the Midwest Region consisted of approximately 3,000 miles of distribution plant passing approximately 177,600 homes and serving approximately 139,100 basic customers who subscribed for approximately 75,000 premium units. The Midwest Region comprises approximately 11% of the Company's customer base making it the fifth largest of the six operating regions. These systems serve a mix of suburban areas and rural communities (including Crawfordsville, Connersville, Columbus, New Albany,

Logansport, Monticello and Frankfort, Indiana and Ottawa and Jacksonville, Illinois), with significant business presence and strong, stable economies.

WEST REGION

          The Company operates two clusters of systems in the West Region. The two clusters are in the State of California, with one being located in the Glendale/Burbank/Whittier region of Los Angeles County in southern California and the other being located in the Turlock region of northern California.

         As of December 31, 1996, the West Region consisted of approximately 1,400 miles of distribution plant passing approximately 186,600 homes and serving approximately 127,700 basic customers who subscribed for 58,100 premium units. The West region comprises approximately 10% of the Company's customer base.

         The Glendale/Burbank cluster serves the communities of Glendale and Burbank, which are upper middle class suburban areas. Whittier also is an urban/suburban, upper middle class community. Due to signal shadowing in the area from the San Gabriel mountains and hilly terrain, both of the southern California systems are reception-based markets. The Turlock system serves the suburban and rural areas outside of Modesto, in the San Joaquin Valley. Due to its location in a multiple-ADI market, its distance from Sacramento, San Jose and Fresno and the generally poor off-air signal reception, this market is also reception-based with 81% basic penetration.


TECHNOLOGY

         At December 31, 1996, approximately 76% of the Company's customers are served by systems which utilize addressable technology (i.e., systems having the capacity to offer addressable services if addressable converters are present in customer homes), and approximately 40% of the Company's customers have addressable converters. Addressable technology enables a cable television system operator to activate, from the headend site or another central location, the cable television services delivered to each customer having an addressable converter. With addressable technology, the Company can upgrade or downgrade services to a customer immediately, without the delay or expense associated with dispatching a technician to the home. Addressable technology also allows the Company to offer pay-per-view services, reduces premium service theft, and through the ability to deactivate service automatically, to disconnect delinquent customer accounts. In certain of its systems, the Company has taken active steps to remove from service older addressable converter equipment which was costly to maintain. Through this equipment replacement, the Company has enhanced customer convenience and revenue growth through increased premium service orders and simultaneously has achieved significant reductions in service costs. The Company's current plan contemplates that by the end of 1997, its systems will have an average capacity of approximately 78 analog channels with approximately 43% of the customers being served by systems with 550 MHz or greater bandwidth capacity, warehoused digital spectrum of up to 200 MHz in systems serving approximately 28% of the Company's customers, and approximately 83% of its customers will be served by systems that utilize addressable technology.

         The Company continually monitors and evaluates new technological developments on the basis of its ability to make optimal use of its existing assets and to anticipate the introduction of new services and program delivery capabilities. The use of fiber optic cable as an enhancement to coaxial cable is playing a major role in expanding channel capacity and improving the performance of cable television systems. Fiber optic cable is capable of carrying hundreds of video, data and voice channels. To date, the Company has sought to implement fiber optic technology in portions of its systems, primarily by undertaking fiber-to-the-node upgrades. Such upgrades use fiber optic cable to carry signals from a systems's headend to multiple locations within the system reducing the need to deploy amplifiers, thereby enhancing signal quality and reducing service interruptions. The Company plans to continue to deploy fiber-to-the-node to upgrade and expand channel capacity, using both analog and digital transmission techniques, to interconnect systems and groups of systems into regional networks.

         New technological advances that are anticipated to be commercially viable in the next few years include digital compression and expanded bandwidth amplifiers, which offer cable operators the potential for a dramatic expansion of channel capacity, along with alternative communications delivery systems.
As this new technology and related services become available, the Company intends to carefully assess the economic return and market demand for such technology and services in order for the Company to prudently implement additional services in the most cost-effective manner.

PROGRAMMING

         The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is typically based on a fixed fee per customer. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to the Company. In particular, the Company has negotiated programming agreements with premium service suppliers that offer cost incentives to the Company under which premium service unit prices decline as certain premium service growth thresholds are met. The Company's successful marketing of multiple premium service packages emphasizing customer value has enabled the Company to take advantage of such cost incentives.

         The Company's cable programming costs have increased in recent years and are expected to continue to increase due to system acquisitions, additional programming being provided to customers, increased cost to produce or purchase cable programming, inflationary increases and other factors. Program suppliers may continue to increase rates. However, under the new FCC rules, the cable operator may have the ability to mark up these increases by 7.5% and pass the increase on to customers. In lieu of the 7.5% markup, the Company had the right to recover up to $1.20 per customer between January 1, 1995 and 1997 for additional channels added to Cable Programming Service Tiers ("CPSTs") (not to exceed $0.20 per added channel) and up to $0.30 per customer over that same period for aggregate license fees. Beginning on January 1, 1997, the cap for additional channels increased to $1.40. After January 1, 1998, the optional rate increase for additional channels will lapse. Although there can be no assurances, the Company believes it will continue to have access to cable programming services at reasonable prices.

         Effective April 1, 1996, the Company became a member of TeleSynergy, a cable television cooperative buying venture representing over 5,000,000 customers. Members of this cooperative benefit from lower programming costs per customer through consolidated buying efforts. The TeleSynergy membership has partially offset the increased programming costs noted above.

FRANCHISES

         Cable television systems are generally constructed and operated under nonexclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including the provision of free service to schools and certain other public institutions; and the maintenance of insurance, indemnity bonds and customer service standards. The provisions of local franchises are subject to federal regulation under the 1984 Cable Act and the 1992 Cable Act, now consolidated under the 1996 Telecom Act.

         As of December 31, 1996, the Company operated pursuant to 751 franchises. These nonexclusive franchises provide for the payment of fees to the issuing authority. Annual franchise fees imposed on the systems range up to the 5% federally mandated cap on gross revenues generated by a system. In substantially all of the Systems, such franchise fees are passed through to the customers directly as an addition to the rates for cable television service.

         The table below illustrates the grouping of the franchises by date of expiration and presents the approximate number and percentage of basic service customers for each group as of December 31, 1996.

  Year of                                                                                     Percentage
 Franchise                                               Number of         Number of           of Total
 Expiration                                             Communities        Customers          Customers
-----------                                             -----------        ---------          ---------
 Prior to 1997 (1).................................          60             90,954              7.2%

 1997-2001.........................................         247            405,100             32.0%

 2002 and after....................................         405            733,311             57.8%

 Other (2).........................................          39             38,155              3.0%
                                                            ---          ---------            -----
 Total.............................................         751          1,267,520            100.0%
                                                            ===          =========            =====

----------------

(1) All expired franchises have open extensions pending renegotiation of long-term renewals.
(2) The Company operates a number of systems that serve multiple communities and, in some instances, portions of such systems extend into jurisdictions for which the Company believes no franchise is necessary.

         The 1984 Cable Act provides, among other things, for an orderly franchise renewal process where franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchise authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures that require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications.

         The Company believes that it generally has good relationships with its franchising communities. Neither the Company nor its predecessor entities controlled by Mr. Marcus (who has owned and operated cable television systems since 1979) has ever had a franchise revoked or failed to have a franchise renewed. In addition, all of the franchises of the Company and such predecessors eligible for renewal have been renewed or extended at or prior to their stated expirations, and no material franchise community has refused to consent to a franchise transfer to the Company or any such predecessor.

COMPETITION

         Cable television systems face competition from alternative methods of receiving and distributing television signals such as Direct Broadcast Satellites ("DBS") and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources. See "-- Legislation and Regulation in the Cable Television Industry."

         The 1996 Telecom Act enables local telephone companies and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers. Various local telephone companies currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods. Cable systems could be placed at a competitive disadvantage if the delivery of video programming services by local telephone companies becomes widespread since telephone companies may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable systems under such franchises. Issues of cross-subsidization by local telephone companies of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with local telephone companies who provide video services. The Company cannot predict at this time the likelihood of success of any video programming ventures by local telephone companies or the impact on the Company of such competitive ventures.

         Cable systems generally operate pursuant to franchises granted on a nonexclusive basis. The 1992 Cable Act gives local franchising authorities jurisdiction over basic cable service rates and equipment in the absence of "effective competition", prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded the Company. Well-financed businesses from outside the cable industry (such as the public utilities that own the poles on which cable is attached) may become competitors for franchises or providers of competing services. The costs of operating a cable system where a competing service exists will be substantially greater than if there were no competition present. Although the potential for competition exists, there are presently only two competing systems located in each of the East and Midwest operating regions, which represent an aggregate of approximately 1,250 of the homes in the Company's franchise areas. The Company is not aware of any other company that is actively seeking local governmental franchises for areas presently served by the Company.

         Cable operators face additional competition from private Satellite Master Antenna Television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The operators of these SMATV systems often enter into exclusive agreements with building owners or homeowners' associations. Due to the widespread availability of reasonably priced earth stations, SMATV systems now offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable systems. Various states have enacted laws to provide franchised cable systems access to private complexes. These laws have been challenged in the courts with varying results. Additionally, the 1984 Cable Act gives a franchised cable operator the right to use existing compatible easements within its franchise area; however, there have been conflicting judicial decisions interpreting the scope of this right, particularly with respect to easements located entirely on private property. The ability of the Company to compete for customers in residential and commercial developments served by SMATV operators is uncertain. The 1996 Telecom Act broadens the definition of SMATV systems not subject to local franchising regulation and gives cable operators greater flexibility in pricing cable services provided to customers in condominiums, apartment and office complexes and private residential developments.

         Competition for the Company's customers is likely to increase from medium power and higher power DBS that use higher frequencies to transmit signals that can be received by dish antennas much smaller in size than the traditional Home Satellite Dish ("HSD"). Primestar distributes a multi-channel programming service via a medium power communications satellite to HSDs of approximately 3 feet in diameter. DirecTv, Inc., United States Satellite Broadcasting Corporation and EchoStar Communication Corporation transmit from high power satellites and generally use smaller dishes to receive their signals. Alphastar, Inc. began offering medium power service in the second quarter of 1996. MCI Communications, Corp/News Corp. has announced that it expects to commence offering high power service by the end of 1997. DBS operators have the right to distribute substantially all of the significant cable television programming services currently carried by cable television systems. The Company expects that competition from DBS will continue to grow.

         DBS has advantages and disadvantages as an alternative means of distributing video signals to the home. Among the advantages are that the capital investment (although initially high) for the satellite and uplinking segment of a DBS system is fixed and does not increase with the number of customers receiving satellite transmissions; that DBS is not currently subject to local regulation of service and prices or required to pay franchise fees; and that the capital costs for the ground segment of a DBS system (the reception equipment) are directly related to, and limited by, the number of service customers. DBS's disadvantages presently include limited ability to tailor the programming package to the interests of different geographic markets, such as providing local news, other local origination services and local broadcast stations; signal reception being subject to line of sight angles; substantial upfront costs for customers; significant costs to customers for providing service on multiple television sets within a single home; and limited ability to locally service the customer's reception equipment.

         Although the effect of competition from these DBS services cannot be specifically predicted, it is clear there has been significant growth in DBS customers and the Company assumes that such DBS competition will continue as developments in technology continue to increase satellite transmitter power and decrease the cost and size of equipment needed to receive these transmissions.

         Another alternative method of distribution are Multichannel, Multipoint Distribution Service ("MMDS systems"), which deliver programming services over microwave channels received by customers with special antennas. MMDS systems are less capital intensive, are not required to obtain local franchises or pay franchise fees and are subject to fewer regulatory requirements than cable television systems. The 1992 Cable Act also ensures that MMDS systems have access to acquire all significant cable television programming services. Although there are relatively few MMDS systems in the United States currently in operation, virtually all markets have been licensed or tentatively licensed. The FCC has taken a series of actions intended to facilitate the development of wireless cable systems as an alternative means of distributing video programming, including reallocating the use of certain frequencies to these services and expanding the permissible use of certain channels reserved for educational purposes. The FCC's actions enable a single entity to develop an MMDS system with a potential of up to 35 analog channels, and thus compete more effectively with cable television. Developments in digital compression technology will significantly increase the number of channels that can be made available from MMDS. Further, in 1995, several large telephone companies acquired significant ownership in numerous MMDS companies. This infusion of money into the MMDS industry was expected to accelerate its growth and its competitive impact. However, in 1996, telephone company backing of MMDS appeared to diminish as both Bell Atlantic and NYNEX suspended their investments in two major MMDS companies. Finally, an emerging technology, Local Multipoint Distribution Services ("LMDS"), could also pose a threat to the cable television industry, if and when it becomes established. LMDS, sometimes referred to as cellular television, could have the capability of delivering more than 100 channels of video programming to a customer's home. The potential impact of LMDS is difficult to assess due to the newness of the technology and the absence of any current fully operational LMDS systems.

         Although long distance telephone companies have no legal prohibition on the provision of video services, they historically have not been providers of such services in competition with cable systems. However, such companies may prove to be a source of competition in the future. The long distance companies are expected to expand into local markets with local telephone and other offerings (including video services) in competition with the Regional Bell Operating Companies ("RBOCs").

         Cable-like programming can also be delivered through on-line computer services on the Internet such as CompuServe. However, due to its substandard picture quality and transmission speed, the technology of these services presently is not comparable to cable television service. The Company is unable to predict the effect of competition from on-line services on its future operations.

         Other new technologies may become competitive with nonentertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide nonbroadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems by telephone companies and other common carriers are providing facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other nonvideo services. The FCC has held spectrum auctions for licenses to provide Personal Communications Services ("PCS"). PCS will enable license holders, including cable operators, to provide voice and data services as well as video programming.

         Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company.

LEGISLATION AND REGULATION IN THE CABLE TELEVISION INDUSTRY

         The operation of cable television systems is extensively regulated by the FCC, some state governments and most local governments. On February 8, 1996, the President signed into law the 1996 Telecom Act. This new law alters the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it reduces the scope of cable rate regulation.

         The 1996 Telecom Act required the FCC to undertake a host of implementing rulemakings, the final outcome of which cannot yet be determined. Moreover, Congress and the FCC have frequently revisited the subject of cable television regulation and may do so again. Future legislative and regulatory changes could adversely affect the Company's operations. This section briefly summarizes key laws and regulation currently affecting the growth and operations of the Company's cable systems.

         Cable Rate Regulation. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Under the 1992 Cable Act, the incumbent cable operator can demonstrate "effective competition" by showing either low penetration (less than 30% of the local population) or the presence (measured collectively as 50% availability, 15% customer penetration) of other Multichannel Video Programming Distributors ("MVPDs"). The 1996 Telecom Act expands the existing definition of "effective competition" to create a special test for a competing MVPD (other than a DBS distributor) affiliated with a Local Exchange Carrier ("LEC"). There is no penetration minimum for an LEC affiliate to qualify as an effective competitor, but it must offer comparable programming services in the franchise area.

         Although the FCC establishes all cable rate rules, local government units, commonly referred to as Local Franchising Authorities ("LFAs") are primarily responsible for administering the regulation of the lowest level of cable, the Basic Service Tier ("BST"), which typically contains local broadcast stations and public, educational, and government access channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services. The 1996 Telecom Act allows operators to aggregate costs for broad categories of equipment across geographic and functional lines. This change should facilitate the introduction of new technology to a broader customer base.

         The FCC itself directly administers rate regulation of any CPST, which typically contains satellite-delivered programming. Under the 1996 Telecom Act, the FCC can regulate CPST rates only if an LFA first receives at least two complaints from local customers within 90 days of a CPST rate increase and then files a formal complaint with the FCC. When new CPST rate complaints are filed, the FCC now considers only whether the incremental increase is justified and will not reduce the previously established CPST rate.

         Under the FCC's rate regulations, the Company was required to reduce its BST and CPST rates in 1993 and 1994, and has since had its rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The FCC has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity of bypassing this "benchmark" scheme in favor of traditional cost-of-service regulation in cases where the latter methodology appears favorable. However, the FCC significantly limited the inclusion in the rate base of acquisition costs in excess of the book value of tangible assets. As a result, the Company pursued cost of service justifications in only a few cases. The FCC has also provided operators with a mechanism to recover costs associated with a system rebuild. Using a cost-of-service approach, the amounts produced by the FCC's calculation are added to the BST & CPST rates discussed above and recovered over a 10 year period. Premium cable service offered on a per channel or per program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

         The Company believes that it has materially complied with provisions of the Cable Acts, including rate setting provisions promulgated by the FCC on April 1, 1993. However, in jurisdictions which have chosen not to certify, refunds covering a one-year period on basic service may be ordered if the Company is regulated at a later date and is unable to justify its rates through a benchmark or cost-of-service filing. The amount of refunds, if any, which may be payable by the Company in the event that these systems' rates are successfully challenged by franchising authorities is not currently estimable. During the year ended December 31, 1994, the Company paid total cumulative rate refunds of approximately $944,000 for 1993 and 1994 to its cable customers as a result of rate orders issued by certain franchise authorities within certain cable systems which have subsequently been sold. During 1995, a total of approximately $25,000 was paid for rate refunds. Additionally, there are rate complaints currently pending at the FCC concerning certain of the Company's CPST's. Pursuant to the re-regulation covering the time period from September 1, 1993 through May 15, 1994, there are currently under review by the FCC 18 cost-of-service filings and two benchmark filings. Pursuant to the re-regulation covering the time period from May 1994 to the date hereof, there are 48 benchmark filings under review by the FCC. These pending reviews potentially affect 351,000 of the Company's basic customers. During 1996, there were no rate refunds issued. Reviews involving certain of the Company's systems serving approximately 75,000 customers have been completed in which the FCC found no errors in the Company's rate calculations. As a result, the related complaints were denied. If the FCC determines that the Company's CPST rates are unreasonable, it has the authority to order the Company to reduce such rates and to refund to customers any overcharges with interest occurring from the filing date of the rate complaint at the FCC. The amount of refunds, if any, which may be required by the FCC in the event the Company's CPST rates are found to be unreasonable is not currently estimable.

         The 1996 Telecom Act sunsets FCC regulation of CPST rates for all systems (regardless of size) on March 31, 1999. It also relaxes existing uniform rate requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the FCC.

         Cable Entry Into Telecommunications. The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications services. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. State and local governments also retain their authority to manage the public rights-of-way. Although the 1996 Telecom Act clarifies that traditional cable franchise fees may be based only on revenues related to the provision of cable television services, it also provides that LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The 1996 Telecom Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a franchise grant, renewal or transfer, except that LFAs can seek "institutional networks" as part of such franchise negotiations. The favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies owning the poles during a five year phase in period beginning in 2001, if the cable operator provides telecommunications services, as well as cable service over its plant.

         Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers (including cable operators) is the interconnection obligation imposed on all telecommunications carriers. Review of the FCC's initial interconnection order is now pending before the Eighth Circuit Court of Appeals.

         Telephone Company Entry Into Cable Television. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the RBOCs, to compete with cable operators both inside and outside their telephone service areas. Because of their resources, LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable service to a very limited number of households.

         Under the 1996 Telecom Act, an LEC providing video programming to customers will be regulated as a traditional cable operator (subject to local franchising and federal regulatory requirements), unless the LEC elects to provide its programming via an Open Video System ("OVS"). LECs providing service through an OVS can proceed without a traditional cable franchise, although an OVS operator will be subject to general rights-of-way management regulations and can be required to pay franchise fees to the extent it provides cable services. To be eligible for OVS status, the LEC itself cannot occupy more than one-third of the system's activated channels when demand for channels exceeds supply. Nor can it discriminate among programmers or establish unreasonable rates, terms or conditions for service.

         Although LECs and cable operators can now expand their offerings across traditional service boundaries, the general prohibitions remain on LEC buyouts (i.e., any ownership interest exceeding 10 percent) of co-located cable systems, cable operator buyouts of co-located LEC systems, and joint ventures between cable operators and LECs in the same market. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition. The "rural exemption" permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area, and the cable system plus any other system in which the LEC has interest do not represent 10% or more of the LECs telephone service area. The 1996 Telecom Act also provides the FCC with the power to grant waivers of the buyout prohibition in cases where: (1) the cable operator or LEC would be subject to undue economic distress; (2) the system or facilities would not be economically viable; or (3) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The LFA must approve any such waiver.

         Electric Utility Entry Into Telecommunications/Cable Television. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Again, because of their resources, electric utilities could be formidable competitors to traditional cable systems.

         Additional Ownership Restrictions. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership (including broadcast network/cable restrictions), but leaves in place existing FCC regulations prohibiting local cross-ownership between television stations and cable systems. The 1996 Telecom Act also eliminates the three year holding period required under the 1992 Cable Act's "anti-trafficking" provision. The 1996 Telecom Act leaves in place existing restrictions on cable cross-ownership with SMATV and MMDS facilities, but lifts those restrictions where the cable operator is subject to effective competition. In January 1995, however, the FCC adopted a regulation which permits cable operators to own and operate SMATV systems within their franchise area, provided that such operation is consistent with local cable franchise requirements.

         Must Carry/Retransmission Consent. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station ("must carry") or negotiate for payments for granting permission to the cable operator to carry the station ("retransmission consent"). Less popular stations typically elect "must carry," and more popular stations typically elect "retransmission consent." Must carry requests can dilute the appeal of a cable system's programming offerings, and retransmission consents demands may require substantial payments or other concessions. Either option has a potentially adverse affect on the Company's business. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS).


         Access Channels. LFAs can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires a cable system with 36 or more channels to designate a portion of its channel capacity (either 10% or 15%) for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for use of these designated channel capacity, but use of commercial leased access channels has been relatively limited. In February of 1997, the FCC released revised rules which mandate a modest rate reduction and could make commercial leased access a more attractive option for third party programmers.

         "Anti-Buy Through" Provisions. Federal law requires each cable system to permit customers to purchase video programming offered by the operator on a per-channel or a per-program basis without the necessity of subscribing to any tier of service (other than the basic service tier) unless the system's lack of addressable home terminal devices or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capability to comply expires in December 2002, but the FCC may extend that period if deemed necessary.

         Access to Programming. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Act precludes video programmers affiliated with cable companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors (such as DBS and MMDS). This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to the Company.

         Other FCC Regulations. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, customer privacy, programming practices (including, among other things, syndicated program exclusivity, network program nonduplication, local sports blackouts, indecent programming, lottery programming, political programming, sponsorship identification, and children's programming advertisements), registration of cable systems and facilities licensing, maintenance of various records and public inspection files, frequency usage, lockbox availability, antenna structure notification, tower marking and lighting, consumer protection and customer service standards, technical standards and consumer electronics equipment compatibility. The FCC is expected to impose new Emergency Alert System requirements on cable operators this year. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.

         Two pending FCC proceedings of particular competitive concern involve inside wiring and navigational devices. The first of such proceedings is considering ownership of cable wiring located inside multiple dwelling unit complexes. If the FCC concludes that such wiring belongs to, or can be unilaterally acquired by the complex owner, it will become easier for complex owners to terminate service from the incumbent cable operator in favor of a new entrant. The second of such proceedings is considering whether cable customers should be permitted to purchase cable converters from third party vendors. If the FCC concludes that such distribution is required, and does not make appropriate allowances for signal piracy concerns, it may become more difficult for cable operators to combat theft of service.


         Copyright. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool (that varies depending on the size of the system and the number of distant broadcast television signals carried), cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The possible modification or elimination of this compulsory copyright license is subject to continuing review and could adversely affect the Company's ability to obtain desired broadcast programming. In addition, the cable industry pays music licensing fees to Broadcast Music, Inc. ("BMI") and is negotiating a similar arrangement with the American Society of Composers, Authors and Publishers ("ASCAP"). Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

         State and Local Regulation. Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity. The 1996 Telecom Act clarified that the need for an entity providing cable services to obtain a local franchise depends
solely on whether the entity crosses public rights of way.   Federal law now
prohibits franchise authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area. Cable franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. Non-compliance by the cable operator with franchise provisions may also result in monetary penalties.

         The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable operations, service rates, franchise fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards and indemnification protections. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot insist on franchise fees exceeding 5% of the system's gross revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

         Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the franchise authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees (limited to 5% of gross revenue) as a condition of renewal. Similarly, if a franchise authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises.

EMPLOYEES

         At December 31, 1996, the Company had 2,078 full-time employees and 147 part-time employees. Approximately 220 of the employees at seven of its cable television systems are represented by a designated collective bargaining representative or under various labor agreements. The Company considers its relations with its employees to be good.

REAL PROPERTY

         At December 31, 1996, the Company operated or managed systems in 751 communities in Alabama, California, Connecticut, Delaware, Georgia, Indiana, Illinois, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, North Carolina, Oklahoma, Tennessee, Texas, Wisconsin and Virginia. In connection with its operation of the systems, the Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns most of its service vehicles. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

         Cable television systems generally consist of four principal operating components. The first component, known as the headend facility, receives television and radio signals and other programming and information by means of special antennae, microwave relays and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, typically consists of coaxial or fiber optic cables placed on utility poles or buried underground, and associated electronic equipment. The third component of the system is a drop cable, which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. The fourth component, a converter, is the home terminal device that expands channel capacity to permit reception of more than 12 channels of programming. Some systems utilize home terminal devices that can be addressed by sending coded signals from the headend over the cable network.

         The Company's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the systems require maintenance and periodic upgrading to keep pace with technological advances.

LEGAL PROCEEDINGS

         There are no material pending legal proceedings to which MCC or any of its subsidiaries are a party or to which any of their respective properties are subject.

                                   MANAGEMENT

DIRECTOR AND EXECUTIVE OFFICERS OF MARCUS CABLE PROPERTIES, INC.

         The sole general partner of Operating is MCC. The sole general partner of MCC is the General Partner, whose sole general partner is MCPI. The sole director and executive officers of MCPI, which as the sole general partner of the General Partner is responsible for the overall management of the business and operations of the Company, are:


         Name                              Age              Position
         ----                              ---              --------
         Jeffrey A. Marcus                  50              President, Chief Executive Officer and Sole Director
         Louis A. Borrelli, Jr.             41              Executive Vice President and Chief Operating Officer
         Thomas P. McMillin                 35              Senior Vice President and Chief Financial Officer
         Richard A. B. Gleiner              44              Senior Vice President, Secretary and General Counsel
         David L. Hanson                    48              Senior Vice President of Operations
         Edwin F. Comstock, III             44              Vice President of Operations
         J. Christian Fenger                42              Vice President of Operations
         Steven P. Brockett                 46              Vice President of Operations - Administration
         Cynthia J. Mannes                  38              Vice President of Human Resources and Administration
         David M. Intrator                  41              Vice President of Marketing and Programming
         John C. Pietri                     47              Vice President of Engineering and Technology
         John P. Klingstedt, Jr.            34              Vice President and Controller
         Daniel J. Wilson                   32              Vice President of Finance and Development
         Susan C. Holliday                  31              Vice President of Regulatory Compliance and Planning

         The following sets forth certain biographical information with respect to the director and executive officers of MCPI:

         JEFFREY A. MARCUS, is President, Chief Executive Officer and Sole Director of MCPI, a cable television industry executive with more than 28 years of experience in system operations and ownership, who founded the Company in 1990. Mr. Marcus had previously founded Marcus Communications, Inc. in 1982, a cable television company that ultimately served and managed over 160,000 customers by the time of its 1988 merger into publicly held Western Tele-Communications, Inc. The combined companies were renamed WestMarc Communications, Inc. ("WestMarc"), and grew to serve over 550,000 customers during the period when Mr. Marcus served as WestMarc's Chairman and Chief Executive Officer. Mr. Marcus exchanged his interest in WestMarc at the end of 1988 for cable television systems in Wisconsin which were operated from 1989 until August 1990 by Marcus Communications, Inc. These Systems were subsequently contributed to the Company as part of the acquisition of the Wisconsin Systems. Prior to forming the original Marcus Communications, Inc. in 1982, Mr. Marcus co-founded Communications Equity Associates ("CEA") in 1975. From its inception until 1982, when Mr. Marcus sold his interest in the company, CEA grew to become the second-largest brokerage firm in the cable television industry. Mr. Marcus also served as Director of Sales for Teleprompter Corporation from 1973 to 1975, as Vice President of Marketing for Sammons Communications, Inc. from 1971 to 1973 and as the owner of Markit Communications, Inc., a cable marketing and installation company, from 1969 to 1971.

         Long active in state and national cable television industry matters and community affairs, Mr. Marcus serves as a member of the board of directors for the National Cable Television Association ("NCTA"), the Cable Television Association ("CATA"), the Cable Television Advertising Bureau, Cable in the Classroom, CSPAN, Chancellor Broadcasting and Brinker International. He has also served as Executive Director of the Minnesota and Wisconsin Cable Television Associations, as a Director of Daniels & Associates, one of the cable television industry's largest brokerage and investment services companies, and as Director of TCI Northeast, Inc., a subsidiary of TeleCommunications, Inc.

         LOUIS A. BORRELLI, JR. is Executive Vice President and Chief Operating Officer of MCPI, with responsibility for the Company's general operations as well as strategic planning. From October 1989 to March 1994, Mr. Borrelli served as

Senior Vice President of MCPI. Mr. Borrelli has had an extensive 18 year career in the cable television industry, with specific expertise in the marketing, programming and operations areas. Mr. Borrelli joined Marcus Communications, Inc. in 1986 as Director of Operations. In connection with the 1988 WestMarc merger, he was appointed as a Vice President - Operations for WestMarc, with responsibility for a division of cable systems serving 200,000 customers. In October 1989 Mr. Borrelli returned to Marcus Communications, Inc. as Senior Vice President.

         From 1978 to 1986, Mr. Borrelli served in various capacities for the predecessor company to United Artists Cable Systems Corp., including service as the Director of Programming/Marketing from 1984 to 1986. There he coordinated all programming and marketing activities and the development of new revenue opportunities such as advertising sales and pay-per-view. Long active in the cable television industry, Mr. Borrelli is a member of the Cable Television Administration and Marketing Society ("CTAM"), and has served as President of CTAM's South Central region, Director of CTAM's National Board and Chairman of CTAM's National Pay-Per-View and Interactive Media Conference and as Chairman of the Planning and Development Committee of the Metro Cable Marketing Co-Op, representing over 3 million cable customers in the New York tri-state area. He is also a member of the Board of Directors of TeleSynergy, Women in Telecommunications and the Mentor Program of the National Association of Minorities in Cable.

         THOMAS P. MCMILLIN is Senior Vice President and Chief Financial Officer of MCPI, with responsibility for overseeing all of the financing, accounting, regulatory and information system aspects of the Company. He joined the Company in September 1994, as Vice President of Finance and Development. Prior to joining the Company, Mr. McMillin served for three years as Vice President - Cable Development for Crown Media, a cable television subsidiary of Hallmark Cards, Inc. Prior to his position with Crown, Mr. McMillin served five years in various positions for Cencom Cable Associates, Inc.("Cencom"), most recently as Vice President - Finance and Acquisitions. Prior to joining Cencom in 1987, Mr. McMillin served four years with Arthur Andersen & Co., certified public accountants. Mr. McMillin received his Bachelor of Science Degree in Accountancy from the University of Missouri - Columbia.

         RICHARD A. B. GLEINER is Senior Vice President, Secretary and General Counsel of MCPI, with responsibility for overseeing all of the legal affairs of the Company. Prior to joining the Company in 1994, Mr. Gleiner had been of counsel to Dow, Lohnes & Albertson, New York, New York from 1988 until 1991, where he was the primary outside counsel to the Company and its predecessors. From 1991 until joining Marcus Cable, Mr. Gleiner was in private practice in Northampton, Massachusetts. Mr. Gleiner received his A.B. Degree from Vassar College in 1974, and his J.D. Degree from Boston University in 1977.

         DAVID L. HANSON is Senior Vice President of Operations of MCPI, with responsibility for the daily operations of the North Central Region. Mr. Hanson is a native of Wisconsin and has spent more than 20 years in the state's cable television industry designing, building and managing systems. Mr. Hanson held a number of technical and management positions with Badger CATV in Wisconsin from 1973 through 1982, when Badger CATV was acquired by Marcus Communications, Inc., after which Mr. Hanson was named Wisconsin Regional Manager of Marcus Communications, Inc. After the 1988 WestMarc merger, Mr. Hanson was named a Vice President/Regional Manager of WestMarc, and he became a Vice President of Marcus Communications, Inc. in 1989 when Mr. Marcus exchanged his ownership position in WestMarc for the original Wisconsin systems previously owned by Badger CATV. Mr. Hanson is a longtime board member and past President of both the North Central Cable Television Association (serving Minnesota, Wisconsin, Michigan, Iowa, North Dakota and South Dakota) and the Wisconsin Cable Communications Association. He also has served as a regional Vice-Director on the national board of the Community Antenna Television Association.

         EDWIN F. COMSTOCK, III is Vice President of Operations of MCPI, with responsibility for the daily operations of the Southeast and East Regions. Mr. Comstock brings 20 years of experience in the cable television industry to MCPI. Prior to joining the Company, he spent his cable career with Sammons. Most recently he was the Vice President of Business Development. From 1986 to 1993, Mr. Comstock was Vice President of Regional Operations overseeing all aspects of operations and management of ten cable systems. He also served as Director of Operations, in 1986, Manager of Plant Development, from 1982 to 1986, and Director of Security Operations, in 1982. Mr. Comstock holds a Bachelor of Arts degree from Alfred University, Alfred, New York.

         J. CHRISTIAN FENGER is Vice President of Operations of MCPI, with responsibility for the daily operations of the Southwest, Midwest and West Regions. Mr. Fenger brings over 16 years of diverse operating experience in the cable television business. Prior to joining the Company in the Fall of 1992, he served as Regional Manager for Simmons Cable TV for its systems throughout Maryland and Delaware since 1986 (including those systems that now comprise the Company's Delaware/Maryland systems). Previously, he served from 1985 to 1986 as General Manager for the Warner Amex cable system in Nashua, New Hampshire, where he was responsible for upgrading system operations, and from 1980 to 1985, he served as Marketing Manager for Rogers Cablesystems in Syracuse, New York. He has held various volunteer positions with the Delaware/Maryland/DC Cable Associations and is a past President of the Board of Directors of Easton Community Television. Mr. Fenger earned his undergraduate and Masters Degree in Communications Management from Syracuse University.

         STEVEN P. BROCKETT is Vice President of Operations - Administration of MCPI, with responsibility for the coordination of operating activities common to all operating regions. Prior to joining the Company in February of 1995, Mr. Brockett worked for two years as Vice President - Administration and one year as Vice President - Controller for Crown. Mr. Brockett began his cable career in 1978 with Heritage Communications, Inc., where he gained experience in both Accounting (Cable Division Controller) and Operations (Director of System Training). Mr. Brockett has held various positions at the cable system operating level including System Controller in New Castle County, Delaware (125,000 customers). Mr. Brockett holds a Bachelors of Science Degree in Accountancy from the University of South Dakota and is an active member of the Cable Television Administration Marketing Society (National and Texas).

         CYNTHIA J. MANNES is Vice President of MCPI, with responsibility for human resources, employee benefits, general administration and insurance matters. Ms. Mannes began her cable television career in 1984 as a receptionist with Marcus Communications, Inc., expanding her role with the Company in later years by becoming Assistant to the President, with responsibility for corporate administration. Upon the merger of Marcus Communications, Inc. with WestMarc in 1988, Ms. Mannes was named Assistant to the Chairman. At the end of 1988, Ms. Mannes left WestMarc to become Vice President of Corporate Affairs at Marcus Communications, Inc., with responsibility for day-to-day operations and administration. Ms. Mannes is an active member of Women in Cable & Telecommunications, Dallas Human Resource Management Association, and the Cable Television Human Resource Association. Ms. Mannes is also a charter fellow of The Betsy Magness Leadership Institute.

         DAVID M. INTRATOR is Vice President of Marketing and Programming of MCPI, with responsibility for the Company's programming, marketing, advertising sales and ancillary revenue business. Prior to joining the Company in October of 1994, Mr. Intrator has had a diverse 15 year career in the cable television industry, managing systems for Acton, Capital Cities, Post-Newsweek and Centel, and working in cable programming with the Home Shopping Network, where he was Director, Affiliate Relations from 1986 to 1990 and with Viewer's Choice Pay-Per-View where he was Vice President, Affiliate Relations from 1990 to 1994. Mr. Intrator is a member of CTAM and is a Board member of the CTAM Texas chapter. Mr. Intrator is a graduate of the University of Connecticut and holds a Masters Degree in Public Administration from the Maxwell School of Public Administration of Syracuse University.

         JOHN C. PIETRI is Vice President of Engineering and Technology of MCPI, with responsibility for the technical operations and standards of the Company's cable television systems including: new construction and rebuild projects; routine maintenance and installation practices; capital control and purchasing; and regulatory compliance and reporting. Mr. Pietri has spent the past 19 years in the cable television industry in a variety of technical management positions. Prior to joining the Company, Mr. Pietri was Regional Plant Manager for WestMarc, managing all technical operations, budgeting and purchasing. Mr. Pietri also held positions as Operations Manager of Minnesota Utility Contracting, General Manager of Double "A" Enterprises and President of the Milwaukee Division of Mullen Communications Construction Company. Mr. Pietri attended the University of Wisconsin.

         JOHN P. KLINGSTEDT, JR. is Vice President and Controller of MCPI, with responsibility for the accounting and financial reporting of the Company. Mr. Klingstedt joined Marcus Communications, Inc. in 1987 and became Controller in 1989, with the election to Vice President following in 1994. Mr. Klingstedt holds a Bachelors of Science Degree in

Accountancy from Oklahoma State University and is a member of the Cable Television Tax Professionals Institute and the National Cable Television Association Accounting Committee.

         DANIEL J. WILSON is Vice President of Finance and Development of MCPI, with responsibility for the treasury, finance and acquisition and divestiture activities of the Company. Mr. Wilson joined MCPI in March 1995 as Director of Finance and Development and was promoted to Vice President of Finance and Development in June 1995. Prior to joining the Company, Mr. Wilson served for three years in various positions at Crown, including as Director of Regulatory Affairs and Director of Finance and Development. Prior thereto, Mr. Wilson served for three years in various positions with Cencom, most recently as Senior Financial Analyst. Prior to joining Cencom in 1989, Mr. Wilson served for four years with Arthur Andersen & Co., certified public accountants. Mr. Wilson received his Bachelor of Science in Business Administration with majors in Finance and Accounting from Saint Louis University.

         SUSAN C. HOLLIDAY is Vice President of Regulatory Compliance and Planning of MCPI, with responsibility for all FCC rate regulatory compliance and procedures; the budgeting process and operational audit procedures. Prior to joining the Company in 1993, Ms. Holliday had been an audit manager with KPMG Peat Marwick. Ms. Holliday holds a Bachelors Degree in Business Administration with concentration in Accounting from the College of William and Mary, and is a Certified Public Accountant (CPA).


EXECUTIVE COMPENSATION

         MCPI presently does not pay any compensation to its director or officers. The executives of MCPI are compensated in their capacity as officers of Operating. The following table summarizes the compensation paid by Operating to its Chief Executive Officer and to each of its four other most highly compensated executive officers receiving compensation in excess of $100,000 for services rendered during the fiscal years ended December 31, 1994, 1995, and 1996.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL     COMPENSATION         ALL OTHER
  NAME AND PRINCIPAL POSITION                  YEAR          SALARY        BONUS        COMPENSATION (1)
  ---------------------------                  ----          ------        ------       ----------------
Jeffrey A. Marcus                              1994        $163,949          $200,000        $575,765 (2)
  President and                                1995        $583,196            -                 -
  Chief Executive Officer                      1996        $980,781          $500,000         $38,186 (3)

Louis A. Borrelli, Jr.                         1994        $176,275          $263,942         $ 4,620 (3)
  Executive Vice President and                 1995        $276,235          $185,000         $ 6,464 (3)
  Chief Operating Officer                      1996        $353,099          $ 52,000         $15,377 (3)

Thomas P. McMillin                             1994        $ 36,050          $ 69,567            -
  Senior Vice President and                    1995        $172,680          $200,000         $ 6,214 (3)
  Chief Financial Officer                      1996        $255,000          $ 32,000         $15,244 (3)

Richard A.B. Gleiner                           1994        $ 48,799          $ 10,667            -
  Senior Vice President, Secretary             1995        $170,816          $200,000         $ 6,526 (3)
    and General Counsel                        1996        $220,673          $ 32,000         $16,662 (3)

David L. Hanson                                1994        $ 86,034          $ 93,380         $ 2,368 (3)
  Senior Vice President of                     1995        $150,350          $ 55,000         $17,646 (3)
  Operations                                   1996        $155,263          $ 40,000         $19,024 (3)

----------------

(1) During 1995: (a) Mr. Marcus was issued 16,670 Employee Units with a Strike Price (hereinafter defined) of $1,750 per Unit (the "Series II Employee Units"); (b) Mr. Borrelli was issued 1,235 Series II Employee Units; (c) Mr. McMillin was issued 973.7 Employee Units with a Strike Price of $1,600 per Unit (the "Series I Employee Units") and 1,035 Series II Employee Units; (d) Mr. Gleiner was issued 973.7 Series I Employee Units and 300 Series II Employee Units; and (e) Mr. Hanson was issued 110 Series I Employee Units. Mr. Marcus' Employee Units are fully vested. Of the Series I Employee Units issued in 1995, 40% are vested and the remaining 60% will vest in equal amounts on the second through fourth anniversaries of the date of issuance thereof. Of the Series II Employee Units issued in 1995 (other than those held by Mr. Marcus) 10% are vested and 10%, 20%, 30% and 30% vest on November 1, 1997, 1998, 1999 and 2000, respectively. The first year in which Employee Units were issued was 1995. The Company believes that the Employee Units issued in 1995 have no current value. See "Incentive Performance Plans-Employee Unit Plan" and "Security Ownership of Certain Beneficial Owners and Management-Principal Security Holders."
(2) Represents distribution to Jeffrey A. Marcus and Nancy C. Marcus as the stockholders of the Management Company. MCPI, which is owned by Mr. and Mrs. Marcus, had contracted with the Company to provide services relating to the planning and negotiation of acquisitions in the merger of Marcus Management, Inc. into MCPI in December 1993.
(3) Represents the employer matching contribution under the Company's 401(k) matched savings plan, vehicle expense for each of the executive officers other than Mr. Marcus and the value of term life insurance premiums paid by the Company for the benefit of the named executive. See "Management-Pension and Profit Sharing Plans". Other compensation for Mr. Marcus also includes amounts paid by the Company for airplane usage. Other compensation for Mr. Hanson in 1995 and 1996 and for Mr. Gleiner in 1996 also includes amounts paid by the Company for relocation expenses.

INCENTIVE PERFORMANCE PLANS

         Employee Unit Plan. The General Partner may elect at any time and from time to time to cause MCC to issue a limited number of Class B Units designated "Employee Units" to the General Partner or to key individuals providing services to MCC or any of its subsidiaries. Employee Units will be issued in series, as more fully described in the partnership agreement of MCC. A series generally will not be entitled to distributions until such time as all units (other than Convertible Preference Units and subsequently issued Employee Units) outstanding at the date of a given distribution will have been distributed an amount equal to the product of all such units outstanding on the date of a given distribution multiplied by a specified price (the "Strike Price") related to such Employee Units. The General Partner is authorized to issue (and reissue to the extent forfeited) up to a total of 31,517 Employee Units. As of March 26, 1997, MCC had issued 5,602.2 Employee Units with a $1,600 Strike Price and 22,185.0 Employee Units with a $1,750 Strike Price.
The General Partner, in its sole discretion, may determine the other terms and conditions (e.g., vesting, forfeiture and restrictions on transfer) governing grants of Employee Units. The General Partner may, but is not obligated to, require in connection with the grant of any Employee Units that the holder thereof grant to the General Partner, Mr. Marcus or any of their affiliates (i) a right of first refusal on such holder's Employee Units as well as an option to purchase such holder's Employee Units upon such holder's termination (voluntary or involuntary) of employment with MCC or any of its subsidiaries and (ii) a proxy, which is coupled with an interest and is irrevocable, to vote such holder's Employee Units in such proxy's sole discretion.

         Limited Partner Interests in General Partner. The General Partner has issued certain limited partner interests in the General Partner ("LP Units") to key employees of MCC and its subsidiaries without requiring such employees to make capital contributions to the General Partner. As of the date hereof, most of the outstanding LP Units issued are fully vested and all of the outstanding LP Units will be fully vested by 1999.

         Among the executive officers of MCPI named in the Summary Compensation Table, Louis A. Borrelli, Jr. and David L. Hanson hold 13.75 and 3.63 vested LP Units, respectively. Thomas P. McMillin has been granted 2.50 LP Units and Richard A.B. Gleiner has been granted 1.00 LP Unit. 60% of Mr. McMillin's and Mr. Gleiner's LP Units are vested and the remaining 40% will vest equally on each of April 1, 1998 and 1999. No LP Units were issued during the year ended December 31, 1996. The total number of units of general partner interest ("GP Units") will automatically be reduced at such time as any unvested LP Units vest in order to ensure that the total number of outstanding GP Units and fully vested LP Units (for which no capital contribution was required) does not exceed 100%.

PENSION AND PROFIT SHARING PLANS

         The Company sponsors a 401(k) plan for its employees that are age 21 or older and have been employed by the Company for at least six months. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1996 contribution of $9,500 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 2% of a participant's salary. All employee-participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. See "Summary Compensation Table."

COMPENSATION OF DIRECTORS

        Mr. Jeffrey A. Marcus is not compensated for his service as the sole director of MCPI.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Jeffrey A. Marcus, as the president and sole director of MCPI, the ultimate general partner, sets the compensation of the executive officers of MCPI in their executive positions with Operating.

                           PRINCIPAL SECURITY HOLDERS

         The following table sets forth, as of March 26, 1997, (i) the units of general partnership interests and limited partnership interests of MCC constituting a class of voting security and which are owned by the sole director and executive officers of MCPI and each person who is known to MCC to own beneficially more than 5% of any class of MCC's partnership interests and
(ii) the units of the equity securities of MCPI and the General Partner owned by the sole director and executive officers of MCPI named in the Summary Compensation Table and by the sole director and all executive officers of MCPI as a group.


                           Name and Address of                            # of Equivalent
                             Beneficial Owners (1)                        Units/Shares          % of Class (2)
                           ------------------------                       ----------------       ----------
 MCC (3) . . . . . . . .   General Partner                                     22,577.99(4)           6.37%

                           The Goldman Sachs Group, L.P. (5)                 125,866.241(6)          35.68
                           85 Broad Street
                           New York, New York  10004


                           Hicks, Muse, Tate & Furst Equity                   65,714.286             18.63
                              Fund II, L.P.
                           200 Crescent Court, Suite 1600
                           Dallas, Texas  75201

                           Freeman Spogli & Co. Incorporated                  56,428.571             15.99
                              Affiliates (7)
                           11100 Santa Monica Boulevard
                           Los Angeles, California  90025

                           Greenwich Street Capital Partners,                 27,053.571              7.67
                              Inc. Affiliates (8)
                           388 Greenwich Street
                           New York, New York  10013

                           Jeffrey A. Marcus (9)                              50,365.190             14.28

                           Louis A. Borrelli, Jr. (10)                         1,235.000              *

                           Thomas P. McMillin (10)                             2,008.700              *

                             Name and Address of                          # of Equivalent
                             Beneficial Owners (1)                         Units/Shares          % of Class (2)
                           ------------------------                       ----------------        ----------
                           Richard A. B. Gleiner (10)                         1,273.700               *
                           David L. Hanson (10)                                 110.000               *

                           Sole Director and Executive Officers as a         50,365.190               14.28
                           Group (14 persons)

 MCPI  . . . . . . . . .   Jeffrey A. Marcus (9)                               1,000.00              100.00%
 General Partner . . . .   MCPI (9)                                               67.25               66.15%

                           Jeffrey A. Marcus                                      67.25 (11)          66.15


                           Louis A. Borrelli, Jr.                                 13.75 (12)          13.53

                           Thomas P. McMillin                                      2.50 (12)           2.46


                           Richard A. B. Gleiner                                   1.00 (12)           0.98


                           David L. Hanson                                         3.63 (12)           3.57

                           Sole Director and Executive Officers as a             100.13               98.50
                           Group (14 persons)


*        Less than 1%.

(1) The address for the General Partner, MCPI and Messrs Marcus, Borrelli, McMillin, Gleiner and Hanson is 2911 Turtle Creek Blvd., Dallas, Texas 75219.

(2)      Assumes all 31,517 Employee Units are outstanding.

(3) As of the date hereof, all partnership interests in MCC, other than Convertible Preference Units, are designated Class B Units. The interests held by the General Partner are comprised of different types of Class B Units which are entitled to different distribution rights and, in certain cases, the Class B Units held by the General Partner do not have voting rights. MCC has issued 7,500 Convertible Preference Units which have a general distribution preference over the Class B Units and are convertible, initially, into Class B Units on a one-for-one basis. The current ownership of Convertible Preference Units is as follows: Broad Street Investment Fund I, L.P. (5,003.0831 units); Broad Street Advancement Corporation (1,260.1681 units); The Goldman Sachs Group, L.P. (586.3515 units); Broad Street Strategic Corporation (243.6068 units); Stone Street Fund 1991, L.P. (233.9071 units); Bridge Street Fund 1991, L.P. (77.9690 units); Stone Street Fund 1990, L.P. (60.3397 units); and Bridge Street Fund 1990, L.P. (34.5747 units). All of the holders of Convertible Preference Units are affiliates of Goldman Sachs.

(4) Reflects the General Partner's ownership of 18,848.19 units and 3,729.80 unissued Employee Units.

(5) Represents stock owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or investment manager. The current ownership of affiliates of GS Group of the outstanding Class B Units of MCC is as follows: Broad Street Investment Fund I, L.P. (81,511.696 units); The Goldman Sachs Group, L.P. (8,095.855 units); GS Capital Partners II, L.P. (6,705.000 units); Broad Street Acquisition Corporation (5,028.885 units); GS Capital Partners II Offshore Marcus Holding I, L.P. (2,893.000 units); GS Capital Partners II Marcus Holding I, L.P. (1,503.000 units); Bridge Street Fund 1995, L.P. (1,480.000 units); Broad Street Income Corporation (1,456.490 units); Stone Street Fund 1992, L.P. (1,416.686 units); Stone Street Fund 1995, L.P. (1,253.100 units); Broad Street Funding Corp. (1,026.000 units); Bridge Street Fund 1994, L.P. (986.220 units); Stone Street Fund 1994, L.P. (895.740 units); Broad Street Yield Corporation (866.080 units); Bridge Street Fund 1992, L.P. (831.163 units); Stone Street Fund 1990, L.P. (462.834 units); Broad Street Exploration Corporation (405.405 units); GS Capital Partners II Offshore, L.P. (370.000 units); Bridge Street Fund 1990, L.P. (308.272 units); GS Capital Partners II Germany Marcus Holding I, L.P. (303.000 units); Stone Street Fund 1991, L.P. (257.670 units); Broad Street Empire Corporation (121.618 units); Broad Street Value Corporation (79.497 units); Stone Street Marcus Holding, Inc. (49.000 units); Participation Subsidiary Corporation II (46.130 units); and Stone Street 1995 Marcus Holding, Inc. (13.900 units). GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests herein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates.

(6)      Includes 7,500 Convertible Preference Units.  See note 3 above.

(7) The current ownership by affiliates of Freeman Spogli & Co. Incorporated of the outstanding Class B Units of MCC is as follows:
         FS Equity Partners III, L.P. (54,278.285 units) and MCC International Holdings, Ltd. (2,150.286 units).

(8) The current ownership by affiliates of Greenwich Street Capital Partners, Inc. of the outstanding Class B Units of MCC is as follows:
         Greenwich Street Capital Partners, L.P. (17,146.840 units); TRV Employees Fund, L.P. (7,532.012 units); GSCP Offshore Holdings, Inc. (1,060.783 units); The Travelers Insurance Company (880.337 units); and The Travelers Life and Annuity Company (433.599 units).

(9) Mr. and Mrs. Marcus own all the issued and outstanding common stock of MCPI, the general partner of the General Partner, which stock is subject to a voting trust agreement which gives Mr. Marcus the right to vote all of such stock. Accordingly, the numbers for Mr. Marcus reflect all units held by the General Partner. Additionally, such numbers include 27,787.20 issued Employee Units. Mr. Marcus has the right to issue additional authorized but unissued or forfeited Employee Units to employees, himself or the General Partner. Mr. Marcus has been granted irrevocable proxies to exercise all voting rights with respect to issued Employee Units. Mr. Marcus is the record owner of 16,600.00 Employee Units. Mr. Marcus' address is 2911 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219.

(10) Reflects the executive officers' ownership of Employee Units. Such Employee Units are subject to certain vesting schedules. The address for all executive officers is 2911 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219.

(11) Reflects the number of GP Units currently owned by MCPI, assuming full vesting of all LP Units.

(12) Reflects the current ownership of vested and unvested LP Units. Thomas P. McMillin also holds 1.00 unvested LP Units and Richard A.B. Gleiner also holds 0.40 unvested LP Units. These units are currently scheduled to vest equally on each of April 1, 1998 and 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There have been no significant transactions, new relationships or indebtedness between the Company and related parties during 1996.

Transaction Fees

  Transaction fees for services relating to the planning and negotiation of acquisitions have been paid by the Company upon the closing of certain transactions. In January 1995, MCPI received a transaction fee of $1,250,000 in connection with the Crown Acquisition. In November 1995, MCPI received a transaction fee of $4,000,000 in connection with the Sammons Acquisition.

  In addition, certain equity investors received equity commitment and merger advisory fees, respectively, in connection with the closing of the Sammons Acquisition as follows: Goldman Sachs, $1,251,000 and $4,804,000; Freeman Spogli & Co., Incorporated, $1,788,000 and $2,189,000; Greenwich Street Capital Partners, Inc., $650,000 and $1,049,000; First Union Corporation, $488,000 (merger advisory fee only); Weiss, Peck & Greer, $211,000 and $508,000; and State of Wisconsin Investment Board, $325,000 (equity commitment fee only). In addition, Hicks Muse, Tate & Furst, Incorporated will receive financial monitoring fees totaling $4,998,000 (payable in six annual installments commencing with the closing of the Sammons Acquisition) and received a merger advisory fee of $5,000,000 in connection with such acquisition.

Senior Credit Facility

  Goldman Sachs and GS Credit Partners, an affiliate of Goldman Sachs, are part of the lending syndicate under the Senior Credit Facility and made an initial aggregate commitment of $183,333,333. In connection with this financing, Goldman Sachs and GS Credit Partners received fees of approximately $3,300,000.

CALP

  At the time of the CALP Acquisition, all of the outstanding CALP ordinary limited partnership interests which were owned by affiliates of Goldman Sachs were exchanged for Convertible Preference Units in MCC having a distribution preference of $15,000,000. In addition, Special Limited Partnership Units owned by Mr. Marcus and affiliates of Goldman Sachs were redeemed and retired in connection with the CALP Acquisition. Mr. Marcus and affiliates of Goldman Sachs received $2,100,000 and $7,800,000, respectively, in respect of their Special Limited Partnership Units.

Investment Banking Agreement

  MCC, MCPI, Mr. Marcus and Goldman Sachs have entered into that certain Investment Banking Agreement dated as of January 17, 1990 pursuant to which the parties have agreed that, for so long as Goldman Sachs holds at least 30% of the total outstanding partnership interests of MCC, no person or entity other than Goldman Sachs or its affiliates are to provide investment banking, financial advisory, or underwriting or placement agent services on behalf of the Company. Goldman Sachs received discounts and fees aggregating $7,332,000 in connection with the offering of the 14 1/4% Notes.

                           THE PARTNERSHIP AGREEMENTS

  The following is a summary of certain material terms of the First Amended and Restated Agreement of Limited Partnership of Operating (the "Operating Partnership Agreement"), and the Fifth Amended and Restated Agreement of Limited Partnership of MCC (the "MCC Partnership Agreement"). The summary is qualified in its entirety by reference to the full text of the Operating Partnership Agreement and the MCC Partnership Agreement, complete copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available in the manner described in "Additional Information."

THE OPERATING PARTNERSHIP AGREEMENT

  Organization and Duration. Operating was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and a certificate of limited partnership of Operating was filed with the Secretary of State of Delaware on June 23, 1994. The purposes of Operating, as set forth in the Operating Partnership Agreement, are to (i) invest, directly or indirectly through other entities, in the cable television business (which includes acquiring, owning, constructing, maintaining, operating, promoting, selling, disposing and otherwise developing cable television systems), and related businesses as determined by MCC, and (ii) do all things necessary, appropriate, or advisable in connection with such purpose.

  Operating will be dissolved upon the earliest to occur of (i) December 31, 2005; (ii) the dissolution, withdrawal or bankruptcy of MCC, as the general partner unless, within 90 days after such event, a majority of the other partners agree to continue the business of Operating and select a new general partner(s); and (iii) an election to dissolve Operating by the affirmative vote of MCC and the limited partner.

  Ownership of Interests by MCC. In addition to owning the ordinary general partner interests of Operating, MCC owns all of the outstanding Class A Preference Units of Operating (the "Class A Preference Units") and the Class B Preference Units of Operating (the "Class B Preference Units"). The Class A Preference Units and the Class B Preference Units entitle MCC to a preferential return of capital pursuant to the terms of the Operating Partnership Agreement.

  Control of Operations. The Operating Partnership Agreement provides that MCC has full and complete charge of all of the affairs of Operating.

  Voting Rights. Except with respect to the termination of Operating following certain terminating events as described above, the limited partner has no right to vote on any partnership matters. Certain material amendments to the Operating Partnership Agreement, however, require the written consent of all of Operating's partners.

  Capital Contributions. Under the Operating Partnership Agreement, the partners have made certain capital contributions to Operating. MCC initially contributed cash in the amount of $999 and subsequently contributed all of its partnership interests in and to Marcus Cable of San Angelo, L.P., Marcus Cable of Delaware and Maryland, L.P., and Marcus Cable Partners, L.P.

Thereafter, MCC contributed $142,671,000 in cash in consideration for 142,671 Class A Preference Units and exchanged a $100,000,000 obligation owed to MCC by Operating for 100,000 Class B Preference Units. The limited partner, Marcus Cable Properties, L.P., initially contributed cash in the amount of $1 and has made other subsequent contributions.

  Issuance and Sale of Units. MCC has the right to admit additional limited partners without the consent of the limited partner, but such admission shall not affect the rights of any existing limited partner to its share in profits, losses and distributions.

  Liability of General Partner. Under the Operating Partnership Agreement, neither MCC nor its affiliates will be liable, in damages or otherwise, to Operating or any of its limited partners, and neither Operating nor any of its limited partners shall take any action against MCC or any of its affiliates, in respect of any loss arising out of any acts or omissions performed or omitted by it pursuant to the authority granted by the Operating Partnership Agreement, or otherwise performed on behalf of Operating, if MCC or its affiliates in good faith determined that such course of action was in the best interests of Operating. Under the Operating Partnership Agreement, Operating will indemnify MCC and its affiliates against losses, damages, expenses (including attorneys' fees), judgments and settlement amounts actually and reasonably incurred by such party with respect to activities performed on behalf of Operating not constituting bad faith, willful misconduct or fraud. MCC is not personally liable for the return of the investment made by the limited partners.

  Liability of Limited Partners. Limited partners of Operating are not personally responsible for the liabilities of Operating except to the extent a limited partner assumes or guarantees any debts of Operating. Limited partners will not be liable, except as otherwise required by law, to (i) pay to Operating or to any creditor of Operating or any other partner any deficiency in its capital account or (ii) return to Operating or to pay to any creditor or any other partner the amount of any return to it of its capital contribution or other distribution made to it.

THE MCC PARTNERSHIP AGREEMENT

  Organization. MCC was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and a certificate of limited partnership of MCC was filed with the Secretary of State of Delaware on January 17, 1990. The purpose of MCC, as set forth in the MCC Partnership Agreement, is to (i) carry on the business of acquiring, owning, constructing, maintaining, operating, promoting, selling, disposing and otherwise developing cable television systems and franchises and other related activities and to acquire and hold interests in any entity or individual engaged in such activities and (ii) do all other lawful things necessary, appropriate or advisable in connection with such purposes.

  Classes of Partnership Interests. Under the MCC Partnership Agreement, all of the outstanding partnership interests in MCC ("Units") are Class B Units or Convertible Preference Units. (The Class A Units were all redeemed on or prior to July 29, 1994.) The partnership interests of MCC consist of both the General Partner's total interest in MCC (the "GP Units") and the limited partnership interests in MCC (the "LP Units"). GP Units, in turn, include GP Profits Units, DCA Class B Units and other Class B Units, and LP Units include Class B LP Units and Convertible Preference Units. "Class B LP Units" are defined under the MCC Partnership Agreement as all Class B Units excluding the Class B Units held by the General Partner.

  The MCC Partnership Agreement authorizes MCC to issue certain Class B Units to be designated Employee Units to the General Partner or to key individuals providing services to MCC or any of MCC's subsidiaries. Under the MCC Partnership Agreement, the General Partner has the authority to cause MCC to issue (and to reissue to the extent forfeited or otherwise returned to MCC) up to a total of 31,517 Employee Units.

  The Convertible Preference Units were issued to the former limited partners of CALP in connection with the CALP Acquisition, entitle the holders thereof to a return of capital pursuant to the terms of the MCC Partnership Agreement and are convertible into Class B LP Units. The Convertible Preference Units are LP Units, although they are not Class B Units prior to conversion. The Convertible Preference Units vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, is based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. For purposes of the MCC Partnership Agreement, "Outstanding Class B Units" at any given time consists of the sum of all Class B Units then issued and outstanding plus Class B Units then issuable upon conversion of issued and outstanding Convertible Preference Units, if any, and "Outstanding Class B LP Units" consist of all Outstanding Class B Units other than GP Units.
  Duration. Under the MCC Partnership Agreement, MCC will be dissolved upon the earliest to occur of: (i) December 31, 2005, unless extended on an annual basis by the affirmative vote of holders of 51% or more of the Outstanding Class B Units and the written consent of the General Partner, (ii) any Disabling Event (defined below), (iii) the removal of the General Partner pursuant to the MCC Partnership Agreement and (iv) an election to dissolve MCC pursuant to the terms set forth below; provided, however, in the case of (ii) and (iii) above, dissolution shall not occur if, within 90 days after the triggering event, holders of 90% or more of the Class B LP Units elect to reconstitute the business in a new limited partnership and elect a new general partner. The MCC Partnership Agreement defines "Disabling Event" to include (a) the bankruptcy of the General Partner, (b) the withdrawal of the General Partner from MCC, (c) the death, retirement or disability of Mr. Marcus (which includes the inability of Mr. Marcus to perform the duties of general partner, were he the general partner, or the failure by Mr. Marcus to possess the sole right to elect a majority of the Board of Directors of MCPI), if a majority in interest of the holders of LP Units demand in writing within 60 days after such event that such event be a Disabling Event, or (d) the assignment, transfer or conveyance by the General Partner of any part of its interest in MCC in violation of the MCC Partnership Agreement. An election to dissolve MCC must be based on the vote of the Outstanding Class B LP Units, the percentage of the Outstanding Class B LP Units required for the dissolution to be effective will vary over time and the consent of the General Partner will not be required beginning on November 1, 2002. The required percentage of votes will decrease from 60%, with certain exceptions, prior to November 1, 1998, to 51% from November 1, 1998 through October 31, 2002, to 40% from November 1, 2002 through October 31, 2004, and 15% from and after November 1, 2004.
  The partners of MCC agreed in the MCC Partnership Agreement that, prior to November 1, 2002, so long as any 11 7/8% Debentures, 13 1/2% Notes or 14 1/4% Notes are outstanding or any other debentures or notes issued by MCC or any of its subsidiaries in connection with the CALP Acquisition and/or the Sammons Acquisition are outstanding, they will take all action necessary, except in the case of the bankruptcy or insolvency of the General Partner, in which case MCC shall use its best efforts, to ensure that MCC is not dissolved or that a Successor Company (as defined in the Indentures governing the 11 7/8% Debentures, the 13 1/2% Notes and the 14 1/4% Notes) assumes all of the obligations of MCC pursuant to the Indentures governing the 11 7/8% Debentures, the 13 1/2% Notes and the 14 1/4% Notes, respectively.

  Control of Operations. The MCC Partnership Agreement provides that the General Partner has exclusive authority with respect to the management and control of the business and operations of MCC, subject to the terms and provisions of the MCC Partnership Agreement. Among the limitations on its power, the General Partner does not or will not have the right: (i) to alter the purpose of MCC, (ii) to cause MCC to issue Additional Units (defined below), except as set forth in the MCC Partnership Agreement, (iii) to possess any MCC property or assign rights to such property for other than a partnership purpose, (iv) to perform any act or employ any assets of MCC in contravention of the MCC Partnership Agreement, (v) to perform any act which would subject any limited partner to liability as a general partner, (vi) to employ funds or assets of MCC in any manner except for the exclusive benefit of MCC, (vii) to cause any withdrawal by the General Partner or any assignment of any interest of the General Partner, not in accordance with the MCC Partnership Agreement,
(viii) to cause any LP Units to qualify as an Attributable Interest (defined below) with respect to any limited partner, other than a holder of Employee Units, (ix) to cause MCC or any subsidiary thereof to effect certain material transactions without an affirmative vote of disinterested holders of 51% or more of the Outstanding Class B Units (a "Disinterested Required Vote"). The MCC Partnership Agreement defines "Attributable Interest" as any direct or indirect ownership in any radio station, television station, cable television system, wireless cable television system, satellite master antenna television system or English language daily newspaper which is deemed attributable to any person holding such interest under the rules, regulations, policies and decisions of the FCC.

  Voting Rights and Amendment of the MCC Partnership Agreement. Under the MCC Partnership Agreement the limited partners of MCC (the "Limited Partners") have no right to vote on any partnership matters except as to matters for which consent or approval is expressly required under the MCC Partnership Agreement. Pursuant to the MCC Partnership Agreement, Convertible Preference Units will vote, together with Class B Units, as a single class. Where a vote is required under the MCC Partnership Agreement, each Partner is entitled to one vote per Unit held by it and the voting percentage of each Convertible

Preference Unit, at a given time, will be based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible.

  In general, the MCC Partnership Agreement may be modified or amended by the vote or written consent of the holders of 80% or more of the Outstanding Class B Units and the written consent of the General Partner; provided, however, the MCC Partnership Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners to reflect the admission of Limited Partners or the change of MCC's chief executive offices or other places of business.

  Under the MCC Partnership Agreement, (i) the holders of the same percentage and type of LP Units will have to agree to any amendment of a provision which requires the consent or vote of holders of a specified percentage and type of LP Units, (ii) the consent of holders of 80% or more of the outstanding Class B LP Units will be required to alter any distribution or allocation of income, gain, loss, deduction, expense or credit under the MCC Partnership Agreement,
(iii) no amendment providing for additional capital contributions will be effective absent the consent of each partner affected thereby, (iv) no amendment to the indemnification and exculpation provisions will be effective as to any person who at any time has served as a director, officer, employee of the General Partner or its affiliates who, in such capacity, engaged in activities on behalf of MCC, with respect to any acts or omissions performed or omitted to be performed prior to the date of such amendment, (v) the consent of holders of at least 66 2/3% of the Outstanding Class B LP Units will be required for the issuance of additional GP Profits Units or Units substantially similar to GP Profits Units, (vi) the consent of Limited Partners who hold at least 66 2/3% of the issued and outstanding Convertible Preference Units, voting as a class, will be required for MCC to alter any of the preferences or rights of the holders of Convertible Preference Units that are not preferences or rights of the holders of Class B LP Units so as to materially adversely affect such preferences and rights, (vii) the consent of holders of 75% or more of the Outstanding Class B Units will be required for issuing any class of Additional Units ranking prior or in preference to Class B LP Units, (viii) the affirmative vote or consent of holders of 51% or more of the Outstanding Class B Units (a "Required Vote") will be necessary for MCC to issue any Additional Units other than Employee Units and Class B LP Units issued in exchange for Convertible Preference Units, (ix) a Disinterested Required Vote will be required to permit MCC or any subsidiary to enter into a material disposition or become bound by a material contract, (x) a Required Vote (excluding units beneficially owned by the General Partner and its affiliates) will be required to remove the General Partner for Cause (as defined below), (xi) the election by the Class B Limited Partners holding 90% or more of the Outstanding Class B LP Units to reconstitute the business of MCC will be required to avoid dissolution upon the occurrence of any Disabling Event or the removal of the General Partner, (xii) the affirmative vote of holders of a percentage of Outstanding Class B Units that will vary over time will be required for an election to dissolve MCC, (xiii) upon a Required Vote and the written consent of the General Partner, the term of MCC shall be extended on an annual basis beyond December 31, 2005, (xiv) upon a Disinterested Required Vote, the partners will be able to direct the General Partner to effect a Reorganization (as defined below), provided that, prior to November 1, 1998, the percentage vote required to approve a Reorganization shall be increased to 60% from 51%, unless the Reorganization will result in holders of Class B LP Units (excluding Employee Units) having received at least $3,500 per Class B LP Unit, in respect of such Reorganization, and all other prior distributions, (xv) a Disinterested Required Vote will be required to approve compensation for a liquidator's services and to approve a successor liquidator and (xvi) any member of the Information Committee may be removed with or without cause upon the affirmative vote of holders of 90% or more of the Outstanding Class B Units, along with the unanimous vote of the members of the Information Committee, excluding the members subject to removal.

  For purposes of the MCC Partnership Agreement, "Reorganization" is defined as any one or more of the following transactions: (i) the incorporation of all or substantially all of MCC's properties and assets; (ii) the contribution, sale, exchange, lease, transfer, conveyance or other disposition to any other person of all or substantially all of MCC's assets; (iii) the merger or consolidation of MCC with or into any other person; or (iv) any other transaction involving MCC (other than a dissolution of MCC) which, pursuant to a Disinterested Required Vote, is deemed to have the effect of any of the transactions described in (i), (ii) or (iii) above.

  Capital Contributions. The General Partner is required under the MCC Partnership Agreement to make such additional capital contributions to MCC as are necessary to maintain at all times a minimum capital account balance equal to either 1% of the aggregate positive capital account balances of all the partners of MCC or $500,000, whichever is less. The Limited Partners are not required to make additional capital contributions to MCC under the MCC Partnership Agreement. The MCC Partnership

Agreement provides that no partner of MCC shall have the right to withdraw or demand return of its capital contribution during the term of the partnership.

  Issuance and Sale of Units. Subject to receipt of a Required Vote, the General Partner has the right, subject to certain conditions, to arrange for the sale and issuance of additional Class B Units or other Units ("Additional Units"), and rights, options or warrants to purchase Additional Units, on such terms and for such consideration as the General Partner in its discretion may determine; provided, however, that (i) the General Partner shall first give written notice to the then existing Limited Partners, and (ii) the consent of 66 2/3% or more of the Outstanding Class B LP Units shall be required for issuing any additional GP Profits Units or other Units having substantially similar rights, powers and duties or to be issued solely to the General Partner, Mr. Marcus or any of their affiliates.

  The General Partner is required under the MCC Partnership Agreement to classify Additional Units in accordance with the relative rights, powers and duties associated with such Units; provided, however, that the consent of holders of at least 75% of the Outstanding Class B Units is required for issuing, effecting or validating any class of Additional Units (or rights, options or warrants to purchase Additional Units) ranking prior to or in preference to Class B LP Units. The MCC Partnership Agreement provides that the General Partner may offer preemptive rights to the holders of Additional Units; provided, however, that such preemptive rights shall be no more favorable than the preemptive rights of the existing Limited Partners.

  Under the MCC Partnership Agreement, so long as Goldman Sachs, together with its affiliates, hold 30% or more of the sum of the total outstanding Units and Units which would be outstanding upon the exercise of all outstanding rights, options and warrants to purchase Units (without duplication for the conversion of all outstanding Convertible Preference Units), MCC shall not, and the General Partner shall not cause or permit MCC to, issue any Additional Units or rights, options or warrants to purchase Additional Units without the prior written approval of Goldman Sachs. However, the MCC Partnership Agreement provides that, in connection with any approval of a proposed issuance of Additional Units representing the equity portion of a proposed financing of an Investment Opportunity (defined below) which the General Partner has determined to pursue on behalf of MCC, Goldman Sachs shall commit to purchase, or cause another person to commit to purchase: (i) a percentage of Additional Units to be issued equal to its percentage interest in the total outstanding Units of MCC, if at the time of such approval, Goldman Sachs, together with its affiliates, hold Units with an aggregate initial issuance price of less than $35,000,000 and (ii) 25% of the Additional Units to be issued, if at the time of such approval, Goldman Sachs, together with its affiliates, hold Units with an aggregate initial issuance price of $35,000,000 or more.

  Additionally, under the MCC Partnership Agreement, the General Partner has the authority, without the consent of any Limited Partners, to (i) cause MCC to issue Class B Units designated as Employee Units to the General Partner or key individuals serving MCC or any of its subsidiaries, subject to the terms of the MCC Partnership Agreement, and (ii) issue Class B LP Units upon conversion of Convertible Preference Units.

  Preemptive Rights. The MCC Partnership Agreement provides that, if at any time MCC proposes to issue Additional Units (including rights, options or warrants to purchase Additional Units, but excluding Employee Units and Class B LP Units issuable upon conversion of Convertible Preference Units), the General Partner must give written notice to the then existing Limited Partners setting forth the purchase price of such Additional Units and the rights and limitations thereof. Thereafter, the General Partner and each then existing Limited Partner will have the right to acquire the percentage of such Additional Units equal to the number of Units (assuming full conversion of Convertible Preference Units) then held by such then existing partner divided by the total number of Units (assuming full conversion of Convertible Preference Units) held by all of the then existing partners.

  Liability of the General Partner. Under the MCC Partnership Agreement, neither the General Partner nor its affiliates will be liable, in damages or otherwise, to MCC or to any Limited Partner and neither MCC nor any Limited Partner shall take any action against the General Partner or any of its affiliates, in respect of any loss arising out of any acts or omissions performed or omitted by it pursuant to the authority granted by the MCC Partnership Agreement, or otherwise performed on behalf of MCC, if the General Partner or its affiliates, in good faith determined that such course of action was in the best interests of MCC. Under the MCC Partnership Agreement, MCC will indemnify the General Partner and its affiliates against losses, damages, expenses (including attorneys' fees), judgments and settlement amounts actually and reasonably incurred by such party with respect to activities performed on behalf of MCC and not constituting bad faith, willful misconduct or fraud. The General Partner is not personally liable for the return of the investment made by the Limited Partners.

  Withdrawal or Removal of the General Partner. Under the MCC Partnership Agreement, the General Partner may not voluntarily retire or withdraw as a general partner of MCC. Upon a Required Vote (excluding therefrom Units beneficially owned by the General Partner and its affiliates) and subject to certain procedures, the General Partner shall be removed and a replacement general partner shall be appointed; provided, however, that the General Partner can only be removed for "cause," which is defined as one or more of the following: (i) conviction of a felony, or plea of guilty to a charge of a felony, by the General Partner or Mr. Marcus which reasonably could have an adverse effect on the ability of the General Partner or Mr. Marcus to perform its or his obligations under the MCC Partnership Agreement, (ii) a determination that there has been malfeasance, criminal conduct or willful neglect by the General Partner or Mr. Marcus or (iii) a determination that there has been a violation by the General Partner or Mr. Marcus of any material provision of the MCC Partnership Agreement. If such removal is based on (ii) or
(iii) above, the General Partner cannot be removed unless it has been determined by an arbitrator, a court of law, an administrator or a regulatory authority that a factor constituting "cause" exists. Upon the removal of the General Partner, all of the GP Units held by the General Partner, other than those representing 1% of MCC items of income or loss, shall be converted into an equivalent number of Class B LP Units; provided, however, that so long as such Class B LP Units are held by the General Partner or an affiliate of the General Partner, such Class B LP Units shall not confer any voting rights or rights to give or withhold consent or approval as a Limited Partner.

  Put and Call Rights. The MCC Partnership Agreement provides that, upon the occurrence of (i) the death or incapacity of Mr. Marcus and a written election to convert by the General Partner or (ii) the later of the date on which the partners (a) elect to reconstitute the business of MCC and (b) elect a new general partner, in either case in connection with a Disabling Event (including the death or incapacity of Mr. Marcus), the GP Units held by the General Partner shall immediately convert into an equivalent number of Class B LP Units. Such converted Class B LP Units have the relative rights, powers and preferences provided to holders of Class B LP Units except to the extent set forth in the MCC Partnership Agreement. Upon conversion of GP Units resulting from the death or incapacity of Mr. Marcus, the holders of the converted Class B LP Units, from and after January 1, 1999, shall have the right to cause MCC to purchase all (but not less than all) of the converted Units owned by such holders and any other Units held by the General Partner or its affiliates, including any rights, options or warrants, at a price equal to their fair market value, to the extent permitted by the Indentures governing the 13 1/2% Notes, the 11 7/8% Debentures and the 14 1/4% Notes and the Senior Credit Facility. In addition, MCC shall have the right, from and after January 1, 1999, to purchase from the General Partner, upon the affirmative vote of 51% or more of the Outstanding Class B LP Units (excluding therefrom the converted Units), all (but not less than all) of the converted Units and any other Units held by the General Partner or its affiliates, including any rights, options or warrants, at a price equal to their fair market value, to the extent permitted by the Indentures governing the 13 1/2% Notes, the 11 7/8% Debentures and the 14 1/4% Notes and the Senior Credit Facility.

  Under the MCC Partnership Agreement, in the event the General Partner fails to timely dissolve MCC following the vote to dissolve the partnership by holders of 51% or more of the Class B Units, then the holders of the Class B LP Units (other than Class B Units held or beneficially owned by the General Partner or its affiliates) shall have the right, exercisable upon written notice to MCC from the holders of 51% or more of the Outstanding Class B LP Units (other than Class B Units held or beneficially owned by the General Partner or its affiliates), to cause MCC to purchase all (but not less than all) of the Class B LP Units held by such holders at a price equal to the fair market value thereof, to the extent permitted by the Indentures governing the 13 1/2% Notes, the 11 7/8% Debentures and the 14 1/4% Notes and the Senior Credit Facility.

  Liability of Limited Partners. Limited Partners of MCC are not personally responsible for the liabilities of MCC except to the extent a Limited Partner assumes or guarantees any debts of MCC under the MCC Partnership Agreement. A Limited Partner will not be personally liable or obligated, except as otherwise required by law to (i) pay to MCC or to any creditor of MCC or any other partner any deficiency in such Limited Partner's capital account, or (ii) return to MCC or to pay any creditor or any other partner the amount of any return to him of his capital contribution or other distribution made to him.

  Assignment of Partnership Interests. Under the MCC Partnership Agreement, the General Partner may not transfer any of its GP Units; provided, however, that the General Partner may assign, in whole or in part, to affiliates (including Mr. Marcus) and employees of the affiliates of the General Partner and to immediate family of Mr. Marcus, the right to share in such profits and losses, to receive distributions and to receive such allocations of income, gain, loss, deduction or credit to which a holder of a GP Unit is entitled. Further, a partner may transfer all or any part of such partner's LP Units (subject in certain cases to rights of first offer and rights of first refusal set forth in the MCC Partnership Agreement) to another person only if such transfer meets the conditions set forth in the MCC Partnership Agreement; provided, however, that each Limited Partner (or an affiliate thereof) shall be entitled to transfer LP Units to any affiliate of such Limited Partner (or affiliate thereof). Certain Limited Partners who purchased LP Units on or after January 18, 1995 are prohibited from transferring such Units prior to January 18, 1998.

  Information Committee. The MCC Partnership Agreement provides for the establishment of an Information Committee to be informed of each cable television system investment proposed by the General Partner for MCC. The MCC Partnership Agreement does not require the approval of the Information Committee to approve any cable television system acquisition. The General Partner, by consent of Mr. Marcus and a designee of Mr. Marcus serving at Mr. Marcus' sole discretion, has the authority to approve such investment after it has informed the Information Committee thereof.

  Conflicts of Interest and Investment Opportunities. The business and affairs of MCC or any subsidiary thereof shall be the principal business of Mr. Marcus and the General Partner; provided, however, that Mr. Marcus may devote time to the ownership, management and operation of Marcus Investments (as defined below). Pursuant to the MCC Partnership Agreement, Mr. Marcus, the General Partner and any affiliates thereof cannot engage in, or render services to an entity that engages in, the management, operation or ownership of any entity which engages in the communications or voice or data transmission or video programming business, including the business of operating a cable television system, or any similar business. The following activities, however, will not violate the provisions outlined above: (i) owning less than 5% of the equity securities of any publicly traded entity which may be engaged in a competing business, provided that the market value of all such equity securities of any entity does not exceed $2,000,000, (ii) having investments (such as hedge funds) in which the applicable entity or person is not an active manager of such investment or (iii) making subsequent investments in a Marcus Investment, relating to the maintenance or improvement of assets or properties thereof, subject to the Investment Right (defined below) of the Limited Partners. Under the MCC Partnership Agreement, a "Marcus Investment" is an Investment Opportunity (as defined below) in which Mr. Marcus or any affiliate thereof proposes to invest in through any person or entity other than MCC or any subsidiary thereof. An "Investment Opportunity" is any investment opportunity that (i) is within the partnership purpose of MCC, (ii) is under consideration by Mr. Marcus, the General Partner or an affiliate thereof, and (iii) involves an acquisition of cable television systems and franchises, which, when aggregated with prior Marcus Investments, has a total number of customers that does not exceed 175,000 customers.

  If Mr. Marcus pursues an Investment Opportunity other than through MCC or its subsidiaries, all Limited Partners have the right to invest in such investment (the "Investment Right") on terms substantially identical to the terms given other investors on a pro rata basis based on their respective ownership (assuming full conversion of all outstanding Convertible Preference Units) in MCC.


                           THE SENIOR CREDIT FACILITY

  The Senior Credit Facility provides for a term loan facility, comprised of two tranches, one having a final maturity of December 31, 2002 and the other
having a final maturity of April 30, 2004.   In addition, the Senior Credit
Facility provides for a revolving credit facility and letter of credit facility. As of February 28, 1997, Operating and its subsidiaries had approximately $830,000,000 outstanding under the Senior Credit Facility, and the weighted average interest rate per annum under the term loan and revolving credit facilities was 7.42% per annum. Operating has an additional
$268,209,000 of borrowing capacity under the Senior Credit Facility's revolving credit facility.

  The Senior Credit Facility provides for a pledge of all partnership interests or common stock in the Operating Partnerships. Any intercompany notes held by Operating for loans to the Operating Partnerships are also pledged to the Lenders. All borrowings outstanding under the Senior Credit Facility are guaranteed by MCC on an unsecured basis.

  The Senior Credit Facility contains numerous restrictive financial and other covenants, including (i) restrictions on indebtedness, distributions, liens, sale/leaseback transactions, guarantees, mergers, dispositions of assets, acquisitions, investments, transactions with affiliates, change in business conducted and certain acquisitions by the Company and (ii) certain financial maintenance tests. The Senior Credit Facility also provides that the occurrence of a Change of Control (as defined in the Senior Credit Facility) of the Company will constitute an event of default under the Senior Credit Facility.

  On March 14, 1997, Operating entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the interest rate margins under the Senior Credit Facility as well as increased flexibility for the Company as it relates to investments, permitted lines of businesses and the incurrence of unsecured indebtedness. In addition, the availability under the Revolving Credit Facility was increased by $50,000,000.


                        DESCRIPTION OF THE 13 1/2% NOTES

  The 13 1/2% Notes were issued under an indenture dated as of July 29, 1994 (the "Indenture"), among Operating, Capital II, MCC and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary sets forth all of the material terms of the 13 1/2% Notes. The statements under this caption relating to the 13 1/2% Notes and the Indenture are summaries and do not purport to be complete. Where reference is made to particular provisions of the Indenture, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries, which are qualified in their entirety by such reference. Unless otherwise indicated, references under this caption to sections, "Section " or articles are references to sections and articles of the Indenture. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The 13 1/2% Notes are unsecured, joint and several obligations of Operating and Capital II, are limited to $413,461,000 aggregate principal amount ($214,999,720 gross proceeds to the Issuers) and will mature on August 1, 2004. (Section 301). In serving as a co-issuer of the 13 1/2% Notes, Capital II is acting as an agent of Operating. See "Certain Federal Income Tax Considerations" for important information concerning the federal income tax considerations associated with the 13 1/2% Notes. The 13 1/2% Notes were issued at a substantial discount to their principal amount at maturity. No cash interest will be payable on the 13 1/2% Notes prior to February 1, 2000. The 13 1/2% Notes will fully accrete to face value on August 1, 1999. From and after August 1, 1999 cash interest on the 13 1/2% Notes shall accrue at a rate of 13 1/2% per annum, and will be payable semiannually on each February 1 and August 1, commencing on February 1, 2000, to the Holders of record on the immediately preceding January 15 and July 15. Interest on the 13 1/2% Notes shall be computed on the basis of a 360-day year of twelve 30-day months (Section 310). At the option of the Issuers, principal of and premium, if any, and interest on the 13 1/2% Notes may be paid at the corporate trust office of the Trustee or by check mailed to the address of the Person entitled thereto as it appears in the Security Register (Sections 301, 305 and 1002).

  Payment of the principal of and premium (if any) and interest on the 13 1/2% Notes has been unconditionally guaranteed, on a senior basis, by MCC.

  The 13 1/2% Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof (Section 302). No service charge will be made to the Holder for any registration of transfer or exchange of 13 1/2% Notes, but the Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Sections 305 and 1002).

  Currently, the Trustee is the Paying Agent and Registrar. The 13 1/2% Notes may be presented for registration of transfer and exchange at the offices of the Registrar (Section 305).

REDEMPTION

  The 13 1/2% Notes will be subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after August 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days notice mailed to each Holder of the 13 1/2% Notes to be redeemed at his address appearing in the Security Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date): If redeemed during the 12-month period beginning August 1st of the years indicated,

                                                                                REDEMPTION
          YEAR                                                                     PRICE
          ----                                                              ------------------
          1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      105.0%
          2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      102.5%
          2001 and thereafter . . . . . . . . . . . . . . . . . . . . . . . .      100.0%

         In the event that on or before the third anniversary of the issuance of the 13 1/2% Notes, Operating or MCC consummates a sale of any of its Capital Stock pursuant to a registered public offering, resulting in net proceeds to Operating of at least $25,000,000, the Issuers may, at the option of Operating, apply the proceeds to redeem up to 25% of the 13 1/2% Notes then outstanding at a Redemption Price of 110% of Accreted Value (Sections 203, 1101 and 1107).

         If less than all of the 13 1/2% Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular 13 1/2% Notes to be redeemed or any portion thereof that is an integral multiple of $1,000 (Section 1104).

        The 13 1/2% Notes do not have the benefit of any sinking fund obligations (Section 203).

SUBORDINATION

         The payment of the principal of and premium, if any, and interest on the 13 1/2% Notes, and any other obligations of the Issuers in respect of the 13 1/2% Notes (including any obligation to repurchase 13 1/2% Notes) will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Operating, the holders of all Senior Debt will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the Holders of the 13 1/2% Notes will be entitled to receive any payment in respect of the principal of or premium, of any, or interest on the 13 1/2% Notes. No payments on account of principal, premium, if any, or interest, or any other obligations (including any obligation to repurchase), in respect of the 13 1/2% Notes may be made if there shall have occurred and be continuing a Senior Payment Default. Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Company and the Trustee of the occurrence of such Senior Nonmonetary Default from a holder of Senior Debt (or a trustee, agent or other representative for such a holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal, premium, if any, or interest, or any other obligations (including any obligation to repurchase), in respect of the 13 1/2% Notes may be made for a period (the "Payment Blockage Period") commencing on the date of the receipt of such notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default has been cured or waived or ceases to exist or all Senior Debt that is the subject of such Senior Nonmonetary Default has been discharged and (ii) the 179th day after the date of the receipt of such notice; provided, however, that no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during any such 360-day period when no Payment Blockage Period is in effect; provided further, that no Senior Nonmonetary Default which existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days. "Senior Payment Default" is defined in the Indenture as any default in the payment of any principal of or premium, if any, or interest or any other obligation on Senior Debt when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise. "Senior Nonmonetary Default" is defined in the Indenture as a default with respect to Senior Debt, other than a Senior Payment Default, which with the giving of notice or the passage of time, or both, gives the holders of the Senior Debt (or a trustee or agent on behalf of the holders thereof) the right to declare the indebtedness under the Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

         "Senior Debt" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Operating whether or not such claim for post-petition interest is allowed in such proceeding) on, or other amount of, or fees, costs and expenses incurred in connection with, (i) Debt for money borrowed of Operating, whether incurred on or prior to the date of the Indenture or thereafter Incurred, other than the 13 1/2% Notes, (ii) Debt of Operating evidenced by bonds, debentures, notes or other similar instruments, including Debt Incurred in connection with the acquisition of property, assets or business, (iii) matured and unmatured reimbursement or other obligations of Operating with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (iv) obligations of Operating under interest rate swaps, caps, collars and similar arrangements, (v) Capital Lease Obligations of Operating, (vi) guarantees by Operating of Debt for money borrowed and (vii) amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt; provided, however, the following does not constitute Senior Debt: (A) any Debt owed to a Person when such Person is a Subsidiary of Operating, (B) any Debt which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the 13 1/2% Notes, (C) any Debt incurred in violation of the Indenture or (D) any Debt which is subordinated in right of payment in any respect to any other Debt of Operating.

COVENANTS OF THE ISSUERS

  Limitation on Operating Consolidated Debt

         The Issuers may not, and may not permit any Restricted Subsidiary of Operating to, Incur any Debt unless, immediately after giving effect to the Incurrence of such Debt and any other Debt Incurred since the date of the most recent available quarterly or annual balance sheet and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of consolidated Debt of Operating and its Restricted Subsidiaries (excluding Debt permitted to be incurred pursuant to clause (iii) below) outstanding as of the most recent available quarterly or annual balance sheet to the product of (x) the Pro Forma Consolidated Cash Flow for the full fiscal quarter immediately preceding the date of Incurrence, multiplied by (y) four, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such preceding fiscal quarter, would not exceed 7 to 1 for the period ending December 31, 1996 and
6.5 to 1 thereafter.

         Notwithstanding the foregoing limitation, Operating and any Restricted Subsidiary of Operating may Incur the following: (i) Debt under a working capital facility in an aggregate principal amount at any one time not to exceed $25 million; (ii) Debt owed by Operating to any Wholly Owned Restricted Subsidiary of Operating or owed by any Subsidiary of Operating to Operating or any Wholly Owned Restricted Subsidiary of Operating (but only so long as such Debt is held by Operating or a Wholly Owned Restricted Subsidiary of Operating); (iii) Debt owed by Operating to MCC in respect of the borrowing from MCC of the proceeds of one or more Incurrences of Debt of MCC permitted under the Indenture, provided that such Debt of Operating is by its terms subordinated in right of payment to the 13 1/2% Notes; (iv) Debt Incurred to renew, refund, refinance or extend (successively or otherwise) Debt referred to in the foregoing clause (i) or the 13 1/2% Notes, in any case in an amount not to exceed the principal amount of the Debt or 13 1/2% Notes so renewed, refunded, extended or refinanced plus (1) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Debt or the 13 1/2% Notes or the amount of any premium and accrued interest reasonably determined by the Issuers as necessary to accomplish such financing by means of a tender offer or privately negotiated repurchase, plus (2) all other fees and expenses of Operating or such Restricted Subsidiary of Operating reasonably incurred in connection with such refinancing; provided that, (A) in the case of any refinancing or refunding of Debt pari passu to the 13 1/2% Notes, such refinancing or refunding Debt is made pari passu or subordinated to the 13 1/2% Notes and, in the case of any refinancing or refunding of Debt subordinated to the 13 1/2% Notes, such refinancing or refunding Debt is made subordinate to the 13 1/2% Notes to substantially the same extent as the Debt refinanced or refunded, and (B) in either case, such refinancing or refunding Debt does not have an Average Life less than the Average Life of the Debt being renewed, refunded, refinanced or extended; (v) Capital Lease Obligations not to exceed $2 million in the





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
aggregate at any one time; (vi) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (v) above, which, together with any other outstanding Debt Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $25 million at any time outstanding (Section
1007).

  Limitation on Debt and Preferred Stock of Restricted Subsidiaries

         Operating shall not cause, and shall not permit, any Restricted Subsidiary of Operating to Incur any Debt or Preferred Stock except: (i) Debt or Preferred Stock outstanding on the date of the Indenture; (ii) Debt or Preferred Stock issued to and held by Operating or a Wholly Owned Restricted Subsidiary of Operating (provided that such Preferred Stock is at all times held by Operating or a Person which is a Wholly Owned Restricted Subsidiary of Operating); (iii) Debt or Preferred Stock Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary of Operating, (B) such Person merges into or consolidates with a Restricted Subsidiary of Operating or
(C) another Restricted Subsidiary of Operating merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of Operating), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction; or (iv) Debt Incurred or Preferred Stock issued by a Restricted Subsidiary of Operating (other than the Restricted Subsidiaries of Operating existing on the date of the Indenture or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) in connection with and to finance Operating's acquisition of such Restricted Subsidiary or the business of such Restricted Subsidiary (Section 1008).

  Limitation on Certain Senior Debt

         Operating shall not Incur any Debt which by its terms is both (i) subordinated in right of payment to any Senior Debt and (ii) senior in right of payment to the 13 1/2% Notes. In addition, at any time that any Outstanding Debt of Operating is secured by a Lien on any assets of MCC, Operating or any other Restricted Subsidiary of MCC, Operating shall not Incur or suffer to exist any Debt of Operating that is senior in right of payment to the 13 1/2% Notes and that is not also so secured (Section 1009).

  Limitation on Liens Securing Subordinated Debt

         Operating shall not, and shall not permit any Restricted Subsidiary to, Incur any Lien on or with respect to any property or assets of Operating or any such Restricted Subsidiary now owned or hereafter acquired to secure Debt which is pari passu or subordinated in right of payment to the 13 1/2% Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the 13 1/2% Notes (and, if Operating shall so determine, any other Debt of Operating which is not subordinate to the 13 1/2% Notes or of such Restricted Subsidiary) (x) equally and ratably with such Debt as to such property or assets for so long as such Debt shall be so secured or (y) in the event such Debt is Debt of Operating which is subordinate in right of payment to the 13 1/2% Notes, prior to such Debt as to such property for so long as such Debt will be so secured. The foregoing restrictions shall not apply to Liens in respect of Debt existing at the date of the Indenture or to: (i) Liens securing only the 13 1/2% Notes; (ii) Liens in favor of Operating or a Wholly Owned Restricted Subsidiary; or (iii) Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Debt secured by Liens referred to in the foregoing clause (i) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iii) of the "Limitation on Operating Consolidated Debt" (Section 1010).

  Limitation on Operating Restricted Payments

         Each of the Issuers (i) may not, and Operating may not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of either of the Issuers or any Related Person of either of the Issuers or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of either of the Issuers or any Related Person of either of the Issuers, (ii) may not make, and Operating may not permit any Restricted Subsidiary to make, any loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Unrestricted Subsidiary or any Affiliate or any Related Person of Operating, other than MCC or a Restricted Subsidiary of MCC which is a Restricted Subsidiary prior to such Investment (provided that if, at any time thereafter, such Subsidiary becomes an

Unrestricted Subsidiary, such investment will be deemed to have been made in an Unrestricted Subsidiary at such time), and (iii) may not, and Operating may not permit any Restricted Subsidiary to, redeem, defease, repurchase or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of either of the Issuers (other than Debt owing to MCC or one of its Restricted Subsidiaries) that is subordinate in right of payment to the 13 1/2% Notes (each of clauses (i) through (iii) being a "Restricted Payment"), if:

         (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing;

         (2) upon giving effect to such Restricted Payment the aggregate of all Restricted Payments from the date of the Indenture exceeds the sum of: (a) the remainder of (x) 100% of cumulative Consolidated Cash Flow after December 31, 1993 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of Operating are available minus (y) the product of 1.4 times cumulative Consolidated Interest Expense after December 31, 1993 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of Operating are available; and (b) the sum of (x) 100% of the aggregate net proceeds after the date of the Indenture from the issuance of Capital Stock (other than Redeemable Stock) of each of the Issuers and options, warrants or other rights to purchase or acquire shares of Capital Stock (other than Redeemable Stock) of each of the Issuers and (y) the principal amount of Debt of each of the Issuers that has been converted into Capital Stock (other than Redeemable Stock) of an Issuer after the date of the Indenture; less (c) the aggregate, since the date of the Indenture, of all dividends or distributions in respect of Operating's Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of Operating and excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock)), and of all loans, advances, capital contributions to or investments in, or payments on Guarantees of any obligations of MCC or any Restricted Subsidiary of MCC that is not also a Restricted Subsidiary of Operating; or

         (3) immediately after giving effect to such Restricted Payment, the Issuers could not Incur at least $1.00 of additional Debt pursuant to the provisions of the first paragraph under "Limitation on Operating Consolidated Debt."

         The foregoing provisions will not be violated by reason of (i) the refinancing of Debt that is subordinated to the 13 1/2% Notes (including premium, if any, accrued interest, fees and expenses) pursuant to clause (iv) of "Limitation on Operating Consolidated Debt"; (ii) so long as no Event of Default shall have occurred and be continuing, and so long as Operating is treated as a partnership for U.S. Federal Income Tax purposes, distributions in respect of partners' income tax liability in an amount not to exceed the Tax Amount; (iii) Investments in Unrestricted Subsidiaries engaged in business related to that of Operating and its Restricted Subsidiaries in an aggregate amount not in excess of $10 million; or (iv) the purchase, redemption or other acquisition or retirement for value of Capital Stock or options, warrants or rights to purchase or acquire shares of Capital Stock or the acquisition or retirement of Debt that is subordinated to the 13 1/2% Notes, in each case, in exchange for or solely out of the proceeds of a substantially concurrent offering of Capital Stock (other than Redeemable Stock). Any payment made pursuant to clause (ii), (iii) or (iv) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the preceding paragraph (Section 1011).

  Limitations Concerning Distributions by and Transfers to Subsidiaries

         Each Issuer may not, and Operating may not permit any Restricted Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Operating (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to such Issuer or any other Restricted Subsidiary; (ii) to make loans or advances to such Issuer or any Restricted Subsidiary; or (iii) to transfer any of its property or assets to such Issuer. Notwithstanding the foregoing, such Issuer may, and Operating may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indenture, (b) pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Operating and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, (c) pursuant to an agreement relating to any Debt Incurred or Preferred Stock issued by a Restricted

Subsidiary of Operating (other than the Restricted Subsidiaries of Operating existing on the date of the Indenture or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) in connection with Operating's acquisition of such Restricted Subsidiary or the business of such Restricted Subsidiary, provided that such encumbrance or restriction applies solely to such Restricted Subsidiary and not to Operating or any other Restricted Subsidiary of Operating or (d) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (a), (b) or (c) above or effecting an amendment to such agreement; provided, however, that the provisions contained in such renewal, refunding, refinancing or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement which is the subject thereof in the reasonable judgment of the Board of Directors of MCPI as evidenced by a resolution of the Board of Directors of MCPI filed with the Trustee (Section
1012).

  Limitations on Conduct of Business of Capital II

         Capital II will not hold any operating assets or other properties or conduct any business other than to serve as an Issuer and co-obligor with respect to the 13 1/2% Notes and will not own any Capital Stock of any Person to the extent that such ownership would deem such Person a Subsidiary of Capital II (Section 1013).

COVENANTS OF MCC

  Limitation on MCC Consolidated Debt

         MCC may not, and may not permit any Restricted Subsidiary of MCC to, Incur any Debt unless, immediately after giving effect to the Incurrence of such Debt and any other Debt Incurred since the date of the most recent available quarterly or annual balance sheet and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of consolidated Debt of MCC and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet to the product of (x) the Pro Forma Consolidated Cash Flow for the full fiscal quarter immediately preceding the date of Incurrence, multiplied by (y) four, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such preceding fiscal quarter, would not exceed 8 to 1 for the period ending December 31, 1996 and 7 to 1 thereafter.

         Notwithstanding the foregoing limitation, MCC and any Restricted Subsidiary of MCC may Incur the following: (i) Debt under a working capital facility in an aggregate principal amount at any one time not to exceed $25 million; (ii) Debt owed by MCC to any Wholly Owned Restricted Subsidiary of MCC or owed by any Subsidiary of MCC to MCC or any Wholly Owned Restricted Subsidiary of MCC (but only so long as such Debt is held by MCC or a Wholly Owned Restricted Subsidiary of MCC); (iii) Debt Incurred to renew, refund, refinance or extend (successively or otherwise) the 11 7/8% Debentures or the 13 1/2% Notes, in any case in an amount not to exceed the principal amount of the 11 7/8% Debentures or the 13 1/2% Notes so renewed, refunded, extended or refinanced plus (1) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the 11 7/8% Debentures or the 13 1/2% Notes or the amount of any premium and accrued interest reasonably determined by the Issuers as necessary to accomplish such financing by means of a tender offer or privately negotiated repurchase, plus (2) all other fees and expenses of MCC or such Restricted Subsidiary of MCC reasonably incurred in connection with such refinancing, provided that, (A) in the case of any refinancing or refunding of Debt pari passu to the 13 1/2% Notes, such refinancing or refunding Debt is made pari passu or subordinated to the 13 1/2% Notes and, in the case of any refinancing or refunding of Debt subordinated to the 13 1/2% Notes, such refinancing or refunding Debt is made subordinate to the 13 1/2% Notes to substantially the same extent as the Debt refinanced or refunded, and (B) in either case, such refinancing or refunding Debt does not have an Average Life less than the Average Life of the Debt being renewed, refunded, refinanced or extended; (iv) Capital Lease Obligations not to exceed $2 million in the aggregate at any one time; and (v) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (iv) above which, together with any other outstanding Debt Incurred pursuant to this clause (v), has an aggregate principal amount not in excess of $25 million at any time outstanding (Section 1014).





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
  Limitation on MCC Restricted Payments

         MCC (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of MCC and excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock)), (ii) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of MCC or any Related Person of MCC or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of MCC or any Related Person of MCC, (iii) may not make, and may not permit any Restricted Subsidiary to make, any loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Unrestricted Subsidiary or any Affiliate or any Related Person of MCC, other than a Wholly Owned Restricted Subsidiary of MCC which is a Wholly Owned Restricted Subsidiary prior to such Investment (provided that if, at any time thereafter, such Subsidiary becomes an Unrestricted Subsidiary, such investment will be deemed to have been made in an Unrestricted Subsidiary at such time), and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, any Debt of MCC or any Debt of either of the Issuers (other than Debt owing to MCC or one of its Restricted Subsidiaries) that is subordinate in right of payment to the 13 1/2% Notes (each of clauses (i) through (iv) being an "MCC Restricted Payment"), if: (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; (2) upon giving effect to such MCC Restricted Payment the aggregate of all MCC Restricted Payments from the date of the Indenture exceeds the sum of: (a) the remainder of (x) 100% of cumulative Consolidated Cash Flow after December 31, 1993 through the last day of the last full fiscal quarter immediately preceding such MCC Restricted Payment for which quarterly or annual financial statements of MCC are available minus (y) the product of 1.4 times cumulative Consolidated Interest Expense after December 31, 1993 through the last day of the last full fiscal quarter immediately preceding such MCC Restricted Payment for which quarterly or annual financial statements of MCC are available; and (b) the sum of (x) 100% of the aggregate net proceeds after the date of the Indenture from the issuance of Capital Stock (other than Redeemable Stock) of MCC and options, warrants or other rights to purchase or acquire shares of Capital Stock (other than Redeemable Stock) of MCC and (y) the principal amount of Debt of MCC that has been converted into Capital Stock (other than Redeemable Stock) of MCC after the date of the Indenture; or (3) immediately after giving effect to such MCC Restricted Payment, MCC could not incur at least $1.00 of additional Debt pursuant to the provisions of the first paragraph under "Limitation on MCC Consolidated Debt."

         The foregoing provisions will not be violated by reason of (i) the payment of any dividend or distribution on partnership interests within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) the refinancing of any Debt (including premium, if any, accrued interest, fees and expenses) pursuant to clause (iii) of "Limitation on MCC Consolidated Debt"; (iii) payments in redemption of Capital Stock of MCC or a Related Person of MCC, or options, warrants or rights to purchase or acquire shares of Capital Stock of MCC or a Related Person of MCC, to officers or employees or former officers or employees (or their estates or their estate beneficiaries) upon death, disability, retirement or termination of employment from MCC or its Subsidiaries not to exceed $2.5 million in any 12-month period; (iv) so long as no Event of Default shall have occurred and be continuing, and so long as MCC is treated as a partnership for U.S. Federal Income Tax purposes, distributions in respect of partners' income tax liability in an amount not to exceed the Tax Amount; (v) Investments in Unrestricted Subsidiaries engaged in business related to that of MCC and its Restricted Subsidiaries in an aggregate amount not in excess of $10 million; or (vi) the purchase, redemption or other acquisition or retirement for value of Capital Stock or options, warrants or rights to purchase or acquire shares of Capital Stock or the acquisition or retirement of Debt of MCC, in each case, in exchange for or solely out of the proceeds of a substantially concurrent offering of Capital Stock (other than Redeemable Stock). Any payment made pursuant to clause (i), (iii), (iv), (v) or (vi) of this paragraph shall be an MCC Restricted Payment for purposes of calculating aggregate MCC Restricted Payments under the preceding paragraph (Section
1015).

  Limitation on Transactions with Affiliates and Related Persons

         MCC may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of transactions after the date of the Indenture resulting in aggregate consideration of $1,000,000 or more within any 12-month period with any Affiliate or Related Person (other than MCC or a Wholly Owned Restricted Subsidiary of MCC), unless (1) the

Board of Directors of MCPI determines in its good faith judgment evidenced by a Board Resolution that the terms of such transaction are in the best interests of MCC or such Restricted Subsidiary; and (2) such transaction is, in the good faith judgment of the Board of Directors of MCPI evidenced by a Board Resolution, on terms no less favorable to MCC, or such Restricted Subsidiary, than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; provided that the foregoing shall not apply to (i) the Management Agreements and the Investment Banking Agreement as currently in effect as of the date of the Indenture (including any extensions of such agreements on terms substantially the same as those in existence on the date of the Indenture), (ii) any management agreement entered into with respect to cable television systems acquired by MCC or its Subsidiaries which has terms substantially the same as those of the existing Management Agreements or (iii) Restricted Payments permitted under "Limitation on MCC Restricted Payments" or "Limitation on Operating Restricted Payments" (Section 1016).

  Limitation on Liens

         MCC may not Incur any Lien on or with respect to any property or assets of MCC to secure Debt without making effective provision for securing the MCC Guarantee of the 13 1/2% Notes (and, if MCC shall so determine, any other Debt of MCC which is not subordinate to the Guarantee of the 13 1/2% Notes) equally and ratably with such Debt or, in the event such Debt is subordinate in right of payment to the Guarantees of the 13 1/2% Notes, prior to such Debt, as to such property or assets for so long as such Debt shall be so secured. The foregoing restrictions shall not apply to (i) Liens in respect of Debt that exists on the date of the Indenture; (ii) Liens securing only the Guarantee of the 13 1/2% Notes; (iii) Liens on property existing at the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with MCC; (v) Liens on property of MCC in favor of any governmental authority to secure certain payments pursuant to any contract or statute; (vi) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; provided, however, that (a) the principal amount of any Debt secured by such a Lien shall not exceed 100% of such purchase price or cost, (b) such Lien shall not extend to or cover any other property other than such item of property and any improvements on such item and (C) the Incurrence of such Debt is permitted by the provisions described under "Limitation on MCC Consolidated Debt"; (vii) Liens Incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business; (viii) Liens on Capital Stock of a Subsidiary and Liens on intercompany notes issued by such Subsidiary to MCC to secure Debt incurred by such Subsidiary in connection with the Company's acquisition of such Subsidiary or the business of such Subsidiary; and (ix) Liens to secure any extension, renewal, refunding or refinancing (or successive extensions, renewals, refundings or refinancings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) through (viii) so long as such Lien does not extend to any other property and the Debt so secured is not increased (Section 1017).

  Limitation on Certain Asset Dispositions

         MCC may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more transactions in which the aggregate consideration in any 12-month period exceeds $1,000,000, unless: (i) MCC (or the Restricted Subsidiary of MCC, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of MCPI; (ii) except in the case of an exchange of assets qualifying as a like-kind exchange under Section 1031 of the Internal Revenue Code (or successor provisions), not less than 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt of Operating or a Restricted Subsidiary of Operating; and
(iii) all Net Available Proceeds, less any amounts invested within one year of such disposition in accordance with the following sentence in assets related to the business of MCC, of such disposition and from the sale of any marketable cash equivalents received therein are applied within one year of such disposition, (1) first, within 180 days of such disposition, to repay Senior Debt then outstanding, the terms of which require such repayment or prohibit payments pursuant to clause (2) below; and (2) second, to the extent of remaining Net Available Proceeds, to purchase Outstanding Notes pursuant to an Offer to Purchase at a purchase price equal to their Accreted Value on the date of purchase (if such Offer to Purchase is consummated on or before August 1, 1999) and 100% of their principal amount plus accrued interest to the date of purchase (if such Offer to Purchase is consummated thereafter) and other pari passu Debt, on a pro rata basis according to their respective principal amounts then outstanding (or accreted value in the case of original issue discount debt), at 100% of the principal amount (or accreted value in the case of original issue discount debt) plus accrued interest to the date of the purchase. Notwithstanding the foregoing, MCC shall not be required to repurchase or redeem the 13 1/2% Notes pursuant to clause (2) above if the Net Available Proceeds from any Asset Disposition, less any amounts invested within one year of such disposition in assets related to the business of MCC and any amounts applied to repay Senior Debt pursuant to clause (1) above, are less than $5,000,000. MCC shall not be entitled to any credit against such obligation to purchase the 13 1/2% Notes for the principal amount of any of the 13 1/2% Notes acquired by MCC or any of its Restricted Subsidiaries otherwise than pursuant to such Offer to Purchase. To the extent that the aggregate principal amount of the 13 1/2% Notes pursuant to clause (2) above tendered pursuant to an Offer to Purchase Outstanding Notes is less than the amount of remaining Net Available Proceeds, MCC may use an amount of Net Available Proceeds equal to the amount that Net Available Proceeds exceed the amount of such tendered 13 1/2% Notes for general business purposes. These provisions will not apply to a transaction that is permitted under the provisions described under "Mergers, Consolidations and Certain Sales of Assets" (Section 1018).

  Limitation on Issuances and Sale of Capital Stock of Subsidiaries

         Subject to the provisions of the Indenture described under "Mergers, Consolidations and Certain Sales of Assets", MCC shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such or any other Restricted Subsidiary to any Person (other than MCC or a Wholly Owned Restricted Subsidiary of MCC) unless such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary and the Net Available Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with "Limitation on Certain Asset Dispositions." MCC shall not permit any Restricted Subsidiary to issues shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to MCC or a Wholly Owned Restricted Subsidiary of MCC. The foregoing provision shall not be violated by the transfer, conveyance, issuance or sale by a Wholly Owned Restricted Subsidiary of shares of its Capital Stock provided that, upon consummation of any such transfer, conveyance, issuance or sale, such Wholly Owned Restricted Subsidiary remains a Wholly Owned Restricted Subsidiary (Section 1019).

  Provision of Financial Information

         So long as any of the 13 1/2% Notes are outstanding, the Issuers and MCC will file with the SEC, to the extent permitted by the SEC or the Exchange Act, the annual reports, quarterly reports and other documents that the Issuers and MCC would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Issuers and MCC were subject to such Sections and will also provide to all Holders and file with the Trustee copies of such reports. (Section 1020). To the extent that Operating is not required pursuant to Section 13(a) or 15(d) of the Exchange Act to file separate annual reports, quarterly reports and other documents, MCC will include in each annual report, quarterly report and such other document that it is required to file pursuant to Section 13(a) or 15(d) consolidating financial information (including balance sheet, income statement and statement of cash flows) for Operating and each of MCC's other subsidiaries.

UNRESTRICTED SUBSIDIARIES

         MCC may designate any Subsidiary of MCC to be an "Unrestricted Subsidiary", as set forth below, whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. An "Unrestricted Subsidiary" means (1) any Subsidiary of MCC designated as such by MCC as set forth below where (a) neither MCC nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or
(ii) is directly or indirectly liable for any Debt of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of MCC and its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or
(2) any Subsidiary of an Unrestricted Subsidiary. MCC may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of MCC, which is not a Subsidiary of the

Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided, that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) immediately after giving effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to (i) the provisions of the Indenture described in the first paragraph under "Limitation on MCC Consolidated Debt" and (ii) in the case of any Subsidiary of Operating to be so designated, the provisions of the Indenture described in the first paragraph under "Limitation on Operating Consolidated Debt." MCC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, (i) MCC could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on MCC Consolidated Debt" and (ii) in the case of any Subsidiary of Operating to be so designated, Operating could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described under the first paragraph under "Limitation on Operating Consolidated Debt." Any such designation by MCC will be evidenced to the Trustee by filing with the Trustee an officers' certificate certifying that such designation complied with the conditions described above.

         Each Person that is or becomes a Subsidiary of MCC will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of MCC and has not been duly designated an Unrestricted Subsidiary. Each Person that is or becomes a Wholly Owned Subsidiary of MCC shall be deemed to be a Wholly Owned Restricted Subsidiary at all times when it a Wholly Owned Subsidiary of MCC and has not been duly designated an Unrestricted Subsidiary (Section 101).

         Each Unrestricted Subsidiary of MCC that is a Subsidiary of Operating shall be an Unrestricted Subsidiary of Operating and each Restricted Subsidiary of MCC shall be a Restricted Subsidiary of Operating. MCC will covenant in the Indenture that (i) Operating shall at all times be a Restricted Subsidiary of MCC, and (ii) all other Restricted Subsidiaries of MCC shall at all times be Subsidiaries of Operating (Section 1021).

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

         Each Issuer (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into such Issuer or any Restricted Subsidiary of Operating (in a transaction in which such Restricted Subsidiary remains a Subsidiary); and (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets unless: (1) immediately before and after giving effect to such transaction and treating any Debt Incurred by such Issuer or a Restricted Subsidiary of Operating as a result of such transaction as having been Incurred by such Issuer or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing; (2) in a transaction in which such Issuer does not survive or in which such Issuer conveys, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity of such Issuer is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of such Issuer's obligations under the Indenture; and (3) immediately after giving effect to such transaction, such Issuer or the successor entity to such Issuer could incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph of "Limitation on Operating Consolidated Debt" above; provided, however, that the provisions of this clause (3) shall not apply to transactions described in clauses (i) and (ii) above which are (x) between such Issuer and one or more Wholly Owned Restricted Subsidiaries of MCC or (y) between two or more Wholly Owned Restricted Subsidiaries of MCC; (4) if, as a result of any such transaction, property or assets of such Issuer, the successor entity to such Issuer or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens Securing Subordinated Debt" above, such Issuer or the successor entity to such Issuer shall have secured the 13 1/2% Notes as required by said covenant; and (5) certain other conditions are met. The provisions of this section shall be applicable to any successor company which expressly assumes such Issuer's obligations under the Indenture (Sections 801 and 802).

         MCC (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into MCC or any Restricted Subsidiary of MCC (in a transaction in which such Restricted Subsidiary remains a Subsidiary); and (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets unless: (1) immediately after giving effect to such transaction, and treating any Debt Incurred by MCC or a Restricted Subsidiary of MCC as a result of such transaction as having been Incurred by MCC or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing; (2) in a transaction in which MCC does not survive or in which MCC conveys, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity of MCC is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of MCC's obligations under the Indenture; and (3) immediately after giving effect to such transaction, MCC or the successor entity to MCC could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph of "Limitation on MCC Consolidated Debt" above; provided, however, that the provisions of this clause (3) shall not apply to transactions described in clauses (i) and (ii) above which are (x) between MCC and one or more Wholly Owned Restricted Subsidiaries of MCC or (y) between two or more Wholly Owned Restricted Subsidiaries of MCC; (4) if, as a result of any such transaction, property or assets of MCC, the successor entity to MCC or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens" above, MCC or the successor entity to MCC shall have secured the Guarantees of the 13 1/2% Notes as required by said covenant; and (5) certain other conditions are met. The provisions of this section shall be applicable to any successor company which expressly assumes MCC's obligations under the Indenture (Sections 801 and 802).

CHANGE OF CONTROL

         Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Issuers will commence an Offer to Purchase the 13 1/2% Notes at a purchase price equal to 101% of the Accreted Value on the date of purchase (if such Offer to Purchase is consummated on or before August 1, 1999) and 101% of their aggregate principal amount plus accrued interest to the date of purchase (if such Offer to Purchase is consummated thereafter).

         "Change of Control" will be deemed to have occurred at such time after the date of the Indenture as any of the following occur:

                 (i) any issuance or transfer of any equity interest (or any beneficial interest in any equity interest) in MCC, Properties or MCPI, or any transfer of assets of any Person, or any merger, consolidation or other transaction, or any other event or occurrence, after which the Marcus Family Investors shall own not more than 51% of the aggregate direct and indirect beneficial ownership interest in MCC (if at any time after the date of the Indenture and before such issuance, transfer or other event or occurrence, the Marcus Family Investors shall have an aggregate direct and indirect beneficial ownership interest of more than 51% in MCC), the Properties or MCPI or the Marcus Family Investors shall no longer have the sole power to direct or cause the direction of the management or policies of MCC, Properties or MCPI;

                 (ii) a transfer or assignment of Properties's general partnership interest in MCC, or of any portion thereof or of any beneficial interest therein, if after giving effect to such assignment or transfer, the aggregate direct or indirect beneficial ownership interest of Properties in the general partnership interests of MCC is less than 51% and after which Properties does not have the sole power to take all of the actions which Properties is entitled or required to take under the Partnership Agreement in its capacity as general partner;

                 (iii) a transfer or assignment of MCC's general partnership interest in Operating, or any portion thereof or of any beneficial interest therein, if after giving effect to such assignment or transfer, the aggregate direct or indirect beneficial ownership interest of MCC in the general partnership interests of Operating is less than 51% and after which MCC does not have the sole power to take all of the actions which Operating is entitled or required to take under the Operating Partnership Agreement in its capacity as the general partner of Operating;

                 (iv) a merger, consolidation or similar transaction involving either Issuer unless the surviving entity of such transaction is a partnership or corporation of which Jeffrey A. Marcus or an entity under the sole control of Jeffrey A. Marcus or the Marcus Family Investors is the sole general partner or a stockholder having the power to elect a majority of the Board of Directors of such corporation, as the case may be, and with respect to which surviving entity

         Jeffrey A. Marcus or an entity under the sole control of Jeffrey A. Marcus or the Marcus Family Investors has the sole power to take all actions with respect to such surviving entity which Properties is entitled or required to take under the MCC Partnership Agreement in its capacity as general partner;

                 (v) the admission of any Person as a general partner of MCC after which Properties does not have the sole power to take all of the actions which the Properties is entitled to or required to take under the MCC Partnership Agreement, as in effect immediately following the original issuance of the 13 1/2% Notes in its capacity as the general partner of MCC; or

                 (vi) the admission of any Person as a general partner of Operating after which the general partner of Operating does not have the sole power to take all of the actions which the general partner of Operating is entitled to or required to take under the Operating Partnership Agreement as in effect immediately following the original issuance of the 13 1/2% Notes in its capacity as the general partner of Operating.

         Notwithstanding the foregoing, no Change of Control will be deemed to have occurred upon the occurrence of any of the events specified in clause (i),
(ii), (iv), (v) or (vi) above if any such event shall have occurred as a result of (1) the death or disability of Mr. Marcus and subsequent to such death or disability and upon consummation of such event specified in clause (i), (ii),
(iii), (iv), (v) or (vi), the Goldman Sachs Investors and the Marcus Family Investors shall own at least 51% of the aggregate direct and indirect ownership MCC interests in MCC or (2) the removal of Properties for cause pursuant to the terms of the Partnership Agreement and subsequent to such removal and upon consummation of such event specified in clause (i), (ii), (iii), (iv), (v) or
(vi), the Goldman Sachs Investors own at least 51% of the aggregate direct and indirect ownership interests in MCC (Section 1022).

         In the event that the Issuers are required to make an offer to purchase the outstanding 13 1/2% Notes following the occurrence of a Change of Control, the Issuers will comply, to the extent applicable, with any applicable requirements relating to tender offers, including those arising under the Exchange Act and Rule 14e-1 promulgated thereunder.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided (Section 101).

         "Accreted Value" of a Note means (i) as of any date of determination prior to August 1, 1999, the sum of (a) the initial offering price of such Note and (b) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13 1/2% per annum of the initial offering price of the 13 1/2% Notes, compounded semi-annually on each January 31 and August 31 from the date of issuance of the 13 1/2% Notes through the date of determination, and (ii) as of any date of determination on or after August 1, 1999, 100% of the principal amount at maturity of each Note.

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person, and excluding the creation of a Lien, pledge or security interest) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such

Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

         "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Debt or Preferred Stock, respectively, and (B) the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York or Dallas, Texas are authorized or obligated by law or executive order to close.

         "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity interests of such Person, including without limitation, partnership interests.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income of such Person for such period increased by (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Subsidiaries for such period, plus (iv) other consolidated non- cash charges deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items increasing consolidated revenues for such period.

         "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period.

         "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with generally accepted accounting principles; and (iv) Preferred Stock dividends declared and payable in cash.

         "Consolidated Net Income" of any Person means for any period the Consolidated Net Income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (c) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries and (d) all extraordinary gains and extraordinary losses.

         "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles; provided that, for any particular period during which any Subsidiary was an Unrestricted Subsidiary, "Consolidated Subsidiaries" will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.

         "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (but excluding trade letters of credit in support of Trade Accounts Payable arising in the ordinary course of business and letters of credit and performance bonds issued in favor of Franchisors as a term of the cable television franchises held by such Person or its Subsidiaries), (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding Trade Accounts Payable or accrued liabilities arising in the ordinary course of business and accrued management fees), (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise; provided, however, Debt shall not include (A) with respect to MCC or any Subsidiary thereof, any obligation of MCC or such Subsidiary in respect of any Interest Rate Agreement to the extent such Interest Rate Agreement is entered into in connection with Debt outstanding on the date of the Indenture or Debt permitted to be Incurred pursuant to the covenants set forth under "Limitation on Operating Consolidated Debt", "Limitation on MCC Debt" and "Limitation on Debt and Preferred Stock of Restricted Subsidiaries" and to the extent that the notional amount of debt specified in such Interest Rate Agreement does not exceed the amount of such Debt and (B) any Trade Accounts Payable.

         "Guaranty" by or "Guarantee of" any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

         "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or similar agreement or arrangement entered into for hedging purposes and designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or beneficiary thereafter.

         "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.

         "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Management Agreements" mean, collectively, (i) the agreement dated as of January 17, 1990 and as amended as of July 31, 1990, by and between Marcus Cable Partners, L.P. and Marcus Cable Management, Inc., (ii) the agreement dated as of February 10, 1992, by and between Marcus Cable of San Angelo, L.P. and Marcus Cable Management, Inc., (iii) the agreement dated as of October 1, 1992, by and between Marcus Cable of Delaware and Maryland, L.P. and Marcus Cable Management, Inc., (iv) the Compensation Agreement, dated as of January 17, 1990 and as amended as of August 1, 1990, between the Company and Marcus Management, Inc. and (v) management agreements to be entered into with Cencom of Alabama, L.P. and Maryland Cable Partners, L.P.

         "Marcus Family Investors" means Jeffrey A. Marcus and his wife, Nancy
C. Marcus, and their respective estates, lineal descendants, adoptive children, heirs, executors, personal representatives, administrators and trusts for any of their benefit or the benefit of their respective spouses, estates, lineal descendants, adoptive children or heirs and corporations and partnerships in which one or more of the foregoing own more than 50% of the voting stock.

         "MCPI" means Marcus Cable Properties, Inc., a Delaware corporation.

         "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law be repaid out of the proceeds from such Asset Disposition, and
(iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors or general partner or applicable governing body of such Person or Restricted Subsidiary, in its reasonable good faith judgment evidenced by a resolution of such board of directors or general partner or applicable governing body filed with the Trustee; provided, however, that any reduction in such reserve within 12 months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the 13 1/2% Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

         "Offer to Purchase" means a written offer (the "Offer") sent by the Issuers by first class mail, postage prepaid, to each Holder at its address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of 13 1/2% Notes specified in such Offer at the purchase price specified on such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the

"Purchase Date") for the purchase of the 13 1/2% Notes within five Business Days after the Expiration Date. The Issuers shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers' obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers or, at the Issuers' request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain information concerning the business of the Issuers and their Subsidiaries which the Issuers in good faith believe will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the provisions described under "Provision of Financial Information" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Issuers' business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuers to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuers to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender the 13 1/2% Notes pursuant to the Offer to Purchase. The Offer shall also state:

                 (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

                 (2)      the Expiration Date and the Purchase Date;

                 (3) the aggregate principal amount of the Outstanding Notes offered to be purchased by the Issuers pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

                 (4) the purchase price to be paid by the Issuers for each $1,000 aggregate principal amount of the 13 1/2% Notes accepted for payment (as specified pursuant to the Indenture);

                 (5) that the Holder may tender all or any portion of the 13 1/2% Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

                 (6) the place or places where the 13 1/2% Notes are to be surrendered for tender pursuant to the Offer to Purchase;

                 (7) that interest on any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue;

                 (8) that on the Purchase Date the purchase price will become due and payable upon each Debenture accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

                 (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuers or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing and bearing appropriate signature guarantees);

                 (10) that Holders will be entitled to withdraw all or any portion of the 13 1/2% Notes tendered if the Issuers (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of such tender;

                 (11) that (a) if the 13 1/2% Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such 13 1/2% Notes and (b) if the 13 1/2% Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase the 13 1/2% Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only the 13 1/2% Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

                 (12) that in case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to such Holder at the expense of the Issuers, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

         "pari passu," when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that such Debt (a) either (i) is not subordinate in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

         "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Disposition or acquisition of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or acquisition of assets had taken place on the first day of such period.

         "Redeemable Stock" means any equity security that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the 13 1/2% Notes, or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the 13 1/2% Notes.

         "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Capital Stock of such Person or
(b) 5% or more of the Voting Stock of such Person.

         "Stated Maturity", when used with respect to any Security or any installment of interest thereon, means the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.

         "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         "Tax Amount" means for each fiscal year of any Person (a) the aggregate amount of income or gain of such Person over the aggregate amount of loss, deduction or expense of such Person multiplied by (b) the aggregate of the maximum marginal federal, New York State and New York City income tax rates.

         "Trade Accounts Payable" means, with respect to any Person, any customer advance payments and deposits, trade payables and accounts payable created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business that would be accounted for as an account payable under generally accepted accounting principles.

         "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interest of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

         The following will be Events of Default under the Indenture: (a) failure to pay any interest on any Note when due, continued for 30 days; (b) failure to pay (whether or not prohibited by the subordination provisions of the Indenture) principal of (or premium, if any, on) any Note when due; (c) default in the payment of principal and interest (whether or not prohibited by the subordination provisions of the Indenture) on the 13 1/2% Notes required to be purchased pursuant to an Offer to Purchase as described under "Limitation on Certain Asset Dispositions" and "Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform or breach of any other covenant or warranty of MCC or the Issuers in the Indenture, continued for 60 days after written notice from the Trustee or Holders of at least 25% in principal amount of the Outstanding Notes as provided in the Indenture; (f) a default under any bonds, debentures, notes or other evidences of Debt of MCC or any Restricted Subsidiary of MCC or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any Debt by MCC or any Restricted Subsidiary of MCC, with a principal amount then outstanding, individually or in the aggregate, in excess of $5 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay any portion of the principal of such Debt when due and payable after the expiration of any applicable grace period (including any extension thereof granted prior to the expiration of such grace period) with respect thereto or shall have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; (g) the rendering of a final judgment or judgments against MCC or any of its Restricted Subsidiaries in an aggregate amount (not otherwise covered by insurance) in excess of $5 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days after the right to appeal all such judgments has expired; (h) certain events in bankruptcy, insolvency or reorganization affecting MCC or any of its Restricted Subsidiaries; and (i) except as otherwise permitted in the Indenture, the cessation of effectiveness of any of the MCC Guarantees or the finding by any judicial proceeding that any MCC Guarantees are unenforceable or invalid, or the denial or disaffirmation by MCC of its obligations under the MCC Guarantees (Section 501).

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 512).

         If an Event of Default (as defined) (other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting the Issuers or any Restricted Subsidiary) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all of the 13 1/2% Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting the Issuers or any Restricted Subsidiary occurs, the principal of the 13 1/2% Notes then Outstanding shall ipso facto become immediately due and payable without any declaration or other Act on the part of the Trustee or any Holder of the 13 1/2% Notes. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note (Section 508).

         The Issuers and MCC will be required to furnish to the Trustee annually a statement as to the performance by the Issuers and MCC of certain of their obligations under the Indenture and as to any default in such performance (Section 1023).

DEFEASANCE

         The Indenture will provide that, at the Issuers' and MCC's option, (A) if applicable, the Issuers and MCC will be discharged from any and all obligations in respect of the Outstanding Notes (including the provisions described under subordination) or (B) if applicable, the Issuers and MCC may omit to comply with certain restrictive covenants and the provisions described under "Subordination" from the Indenture, and that such omission shall not be deemed to be an Event of Default under the Indenture and the 13 1/2% Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause
(A), the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the 13 1/2% Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Issuers have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the 13 1/2% Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Issuers have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied (Article Twelve).

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Issuers and MCC and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of, the principal of, or any installment of interest on, any Note, or modify the provisions relating to the subordination or guarantee of the 13 1/2% Notes in a manner adverse to the Holders, (b) reduce the principal amount of (or the premium) or interest on, any Note, (c) change the place or currency of payment of, principal of (or the premium) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of an offer with respect to an Offer to Purchase the 13 1/2% Notes as described under "Limitation on Certain Asset Dispositions," "Limitation on Issuances and Sale of Capital Stock of Subsidiaries" and "Change of Control," modify the Indenture with respect to such Offer to Purchase in a manner adverse to such Holder (Section 902).

         The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Issuers with certain restrictive provisions of the Indenture. (Section 1024). The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest (Section 513).

THE TRUSTEE

         U.S. Trust Company of Texas, N.A. is the Trustee under the Indenture unless or until a successor Trustee is subsequently appointed pursuant to the provisions of the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs (Sections 601 and 603).

         The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise (Section 613).

         The Trustee is permitted to engage in other transactions with the Issuers or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign (Section  608).

RELEASE FROM LIABILITY

         The 13 1/2% Notes are being issued solely by Operating and Capital II. The Guarantee is being made solely by MCC. The Indenture provides that none of Properties, MCPI, any of the limited partners of any of MCC, Operating or the Operating Partnerships or the Goldman Sachs Investors, or any of their respective directors, officers, partners, stockholders and employees, will be an obligor under the 13 1/2% Notes, and the Indenture expressly provides that Properties, MCPI, any of the limited partners of any of MCC, Operating or the Operating Partnerships and the Goldman Sachs Investors together with their respective directors, officers, partners, stockholders, employees and affiliates, shall not have any liability for any obligations of Operating or Capital II under the 13 1/2% Notes or the Indenture or any claim based on, in respect of, or by reason of, such obligations, and that by accepting the 13 1/2% Notes, each Holder of the 13 1/2% Notes waives and releases all such liability, which waiver and release are part of the consideration for issuance of the 13 1/2% Notes (Section 203). Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the federal income tax consequences relevant to the purchase, ownership and disposition of the 13 1/2% Notes by the holders acquiring the 13 1/2% Notes on their original issuance for cash but does not purport to be a complete discussion of all potential tax effects. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, all of which may be repealed, revoked or modified retroactively in a manner that could adversely affect a holder of the 13 1/2% Notes.

         The summary deals only with the 13 1/2% Notes held as capital assets (generally property held for investment and not for sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income and gain from the 13 1/2% Notes. It does not address all aspects of the U.S. federal income tax consequences of holding the 13 1/2% Notes that may be relevant to a holder's particular circumstances or to holders with special situations, such as dealers in securities, financial institutions, life insurance companies, tax- exempt organizations or persons holding the 13 1/2% Notes as a position in a "straddle" or "conversion transaction" for tax purposes. The summary does not address tax consequences of holding the 13 1/2% Notes under state, local or foreign tax laws.

         Jenkens & Gilchrist, a Professional Corporation, counsel to the Company, has opined that the following discussion, based on the assumptions and subject to the qualifications set forth therein, accurately describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the 13 1/2% Notes by holders who acquire the 13 1/2% Notes on their original issuance as a capital asset. The opinion is not binding on the Internal Revenue Service (the "IRS") or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the matters discussed below and that such positions would not be sustained.

         EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, OWNING AND DISPOSING OF THE 13 1/2% NOTES, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

ISSUER; CLASSIFICATION OF NEW 13 1/2% NOTES; DEDUCTIBILITY OF ORIGINAL ISSUE DISCOUNT

         The Company intends to take the positions (unless an adverse determination dictates otherwise) that the 13 1/2% Notes are indebtedness for tax purposes and that the 13 1/2% Notes represent the indebtedness of Operating (rather than of Capital II). If, however, it is determined for tax purposes that the 13 1/2% Notes represent an equity investment or that the 13 1/2% Notes represent indebtedness of Capital II, a substantial portion of the discussion set forth below will be inapplicable, and the tax consequences to the holders of the 13 1/2% Notes will change, possibly with adverse tax consequences. The remainder of the discussion assumes that for tax purposes the 13 1/2% Notes represent indebtedness of Operating.

ORIGINAL ISSUE DISCOUNT ON THE 13 1/2% NOTES

         The 13 1/2% Notes will bear original issue discount ("OID"), and the holders of the 13 1/2% Notes (including cash basis holders) will be required to include such OID in income as interest income on a constant yield to maturity method basis, in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts over the life of the Note.

         The total amount of OID with respect to a Note will be equal to the excess of the "stated redemption price at maturity" of such Note over the "issue price" of such Note. The "stated redemption price at maturity" of a Note will be equal to the sum of all payments, whether denominated as interest or principal, required to be made on such Note other than payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Because interest is not payable on the 13 1/2% Notes until February 1, 2000, none of the interest payments will be payments of qualified stated interest and all such payments will be included in stated redemption price at maturity. The "issue price" of a Note will be equal to its initial offering price (i.e., the price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which a substantial portion of the 13 1/2% Notes are initially sold to the public).

         The amount of OID required to be included in a holder's income for any taxable year (regardless of whether the holder uses the cash or accrual method of accounting) is the sum of the daily portions of OID with respect to the 13 1/2% Notes for each day during the taxable year or portion of the taxable year in which the holder holds such Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the first or final day of an accrual period. The amount of OID allocable to each accrual period will be equal to the excess of (a) the product of the adjusted issue price of the Note at the beginning of an accrual period and the yield to maturity of such Note (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The adjusted issue price of a Note at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued OID (disregarding any reduction on account of acquisition premium described below) and reduced by the amount of all previous cash payments on the Note. The yield to maturity is that interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest to be paid in connection with the 13 1/2% Notes produces an amount equal to the issue price of the 13 1/2% Notes.

         The Issuers will provide certain information to the IRS, and will furnish annually to record holders of the 13 1/2% Notes information with respect to OID accruing during the calendar year. Because this information is based upon the adjusted issue price of the Note as if the holder were the original holder of the instrument, subsequent holders who purchase the 13 1/2% Notes for an amount other than the adjusted issue price and/or on a date other than the end of an accrual period will be required to determine for themselves the amount of OID.

         A subsequent purchaser of a Note having OID also will be required to include annual accruals of OID in income, but the amount of the OID may vary depending upon the amount paid for the instrument. See "Premium and Market Discount."

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON OID

         The Company will be required to offer to redeem any Note prior to maturity by virtue of certain provisions. In the event of a Change of Control other than by an initial public offering, the Company will be required to offer to redeem all of the 13 1/2% Notes. The Regulations do not expressly address the computation of "yield to maturity" and OID in the cases of debt instruments that are issued subject to mandatory redemption provisions. Although it is unclear under the Regulations, it is possible that the IRS might take the position that the mandatory redemption provisions of the 13 1/2% Notes should cause the yield to maturity to exceed the amount that will be reported by the Company, thereby resulting in an acceleration in the recognition of OID.

         The Company may redeem the 13 1/2% Notes, in whole or in part, at any time on or after August 1, 1999, at the redemption price specified herein plus accrued interest to the date of redemption. In addition, in the event that the Crown Acquisition is not consummated and the Board of Directors of MCPI determines that the Crown Acquisition will not be consummated within 12 months of the date of such determination, the issuers may on 30 days' notice delivered on or before March 31, 1995, redeem up to 50% of the aggregate principal amount of the 13 1/2% Notes then outstanding at a Redemption Price of 105% of the Accreted Value thereof. Further, in the event of certain registered offerings of Capital Stock prior to August 1, 1997, the Company at its option may redeem up to twenty-five percent of the aggregate principal amount of the 13 1/2% Notes at a redemption price equal to 110% of the Accreted Value thereof on the Redemption Date. The Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. It is assumed for purposes of the OID rules that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield to maturity of the debt instrument. If it is presumed that the Company will exercise its option to redeem, then the maturity date of the 13 1/2% Notes for the purpose of calculating yield to maturity will be the exercise date of the call option and the stated redemption price at maturity for each Note will equal the amount payable upon such exercise. If subsequently the call option is not exercised then for purposes of the OID rules, the issuer is treated as having issued on the presumed exercise date of the call option a new debt instrument in exchange for the existing instrument. The new debt instrument deemed issued will have an issue price equal to the call price. As a result, another OID computation would have to be made with respect to the constructively issued new debt instrument. Operating believes that it would not be presumed to redeem the 13 1/2% Notes prior to their stated maturity under these rules.

PREMIUM AND MARKET DISCOUNT

         A holder who purchases a Note for an amount that is greater than its adjusted issue price as of the purchase date and less than the sum of all amounts payable on the instrument after its purchase by the holder will be considered to have purchased such

Note at an "acquisition premium." The amount of OID that such holder must include in its gross income with respect to such Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

         A Note is purchased at a premium if its adjusted basis, immediately after its purchase by the holder, exceeds the sum of all amounts payable on the instrument after its purchase by the holder. A holder who purchases a Note at a premium is not required to include any OID in gross income and may elect to amortize such premium, using a constant yield method, generally over the remaining term of the Note. Such premium generally shall be deemed to be an offset to interest otherwise includable in income in respect of a Note. Any election to amortize bond premium shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS. Amortizable bond premium on a Note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. See "--Election to Treat All Interest as OID."

         If a holder purchases, subsequent to its original issuance, a Note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a Note equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium). Under the market discount rules generally, a holder will be required to treat any gain recognized on the maturity disposition of, a Note as ordinary income to the extent of the accrued market discount that has accrued while the instrument was held by such holder and that has not previously been included in income. In addition, the holder may be required to defer, until the maturity date of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

         The 13 1/2% Notes provide for optional and mandatory redemption, in whole or part, prior to maturity. If the 13 1/2% Notes were redeemed, a holder generally would be required to include in gross income as ordinary income the portion of the gain recognized on the redemption to the extent of the accrued market discount on the 13 1/2% Notes, if any.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue market discount on a constant interest method. A holder of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of 13 1/2% Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

ELECTION TO TREAT ALL INTEREST AS OID

         A holder of a Note may elect to include all interest that accrues on the Note in gross income on a constant- yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

         In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the holder's basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the holder, and no payments on the Note will be treated as payments of qualified stated interest. The election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS.

         If this election is made with respect to a Note with amortizable bond premium, the electing holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by the electing holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

         If the election to apply the constant-yield method to all interest on a Note is made with respect to a Note on which there is market discount, the electing holder will be treated as having made the election described above under "--Premium and Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such holder.

SALE, EXCHANGE AND RETIREMENT OF 13 1/2% NOTES

         A holder's adjusted tax basis in a Note will, in general, equal the holder's cost for the Note, increased by any amounts included in income as OID, market discount or de minimis market discount which the holder has previously elected to accrue in gross income on an annual basis and reduced by any amortized premium which the holder has previously elected to offset against interest on the 13 1/2% Notes and any cash payments in respect of the Note. Upon the sale, exchange or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (except to the extent of accrued OID on the 13 1/2% Notes, which will be taxable as such) and the holder's tax basis in the Note. Except as described above regarding market discount, or attributable to accrued but unpaid interest, gain or loss recognized by a holder on the sale, exchange or retirement of a Note will be a capital gain or loss and will be a long-term capital gain or loss if the Note had been held for more than one year at the time of such disposition.

BACKUP WITHHOLDING

         In general, information reporting requirements will apply to payments of principal, the proceeds of a sale before maturity, and the accrual and payment of OID on a Note with respect to, non-corporate holders. "Backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number, to report all interest and dividends required to be shown on its federal income tax returns, or otherwise establish an exemption. Backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability or refunded, provided appropriate proof is provided under rules established by the IRS. The amount of OID reported by the Issuers in respect of a Note may not equal the amount of OID required to be included in income by a holder who or which is not an initial purchaser of such Note.

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH PURCHASER OF 13 1/2% NOTES SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE 13 1/2% NOTES.

                              PLAN OF DISTRIBUTION

         This Prospectus is to be used by Goldman Sachs in connection with offers and sales of the 13 1/2% Notes in market-making transactions effected from time to time. Goldman Sachs may act as principal or agent in such transactions including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         Affiliates of Goldman Sachs collectively comprise the largest holder of Class B LP Units of MCC. See "Principal Security Holders." Goldman Sachs has informed the Company that it does not intend to confirm sales of the 13 1/2% Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

         Goldman Sachs has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Goldman Sachs acted as underwriter in connection with the original offering of the 13 1/2% Notes and received underwriting discounts totaling $5,039,056 in connection therewith. See "Certain Relationships and Related Transactions".

         The Issuers have not and do not intend to apply for listing of the 13 1/2% Notes on any security exchange. The Company has been advised by Goldman Sachs that Goldman Sachs intends to make a market in the 13 1/2% Notes but are not obligated to do so and may discontinue market-making at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Act and the Exchange Act. Because of the affiliation of Goldman Sachs with the Issuers, Goldman Sachs has determined that they should deliver a current prospectus to any purchaser in connection with secondary transactions in the securities. No assurance can be given as to the liquidity of the trading market for the 13 1/2% Notes. See "Risk Factors -- Absence of Public Market for the 13 1/2% Notes".

         Pursuant to the Underwriting Agreement , the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE 13 1/2% NOTES

         The validity of the 13 1/2% Notes has been passed upon for the Issuers by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS


         The consolidated financial statements of MCC and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, the financial statements of Capital II as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996 and the period from June 29, 1994 (date of inception) to December 31, 1994 and the balance sheets of Properties as of December 31, 1996 and 1995 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of the Sammons Systems as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 included herein and in the Registration Statement have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, appearing elsewhere herein, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
Marcus Cable Company, L.P. and Subsidiaries:
   Independent Auditors' Report .................................................................   F-2
   Consolidated Balance Sheets as of December 31, 1996 and 1995 .................................   F-3
   Consolidated Statements of Operations for the three years ended December 31, 1996 ............   F-4
   Consolidated Statements of Partners' Capital (Deficit) for the three years ended
      December 31, 1996 .........................................................................   F-5
   Consolidated Statements of Cash Flows for the three years ended December 31, 1996 ............   F-6
   Notes to Consolidated Financial Statements ...................................................   F-7
Marcus Cable Capital Corporation II:
   Independent Auditors' Report .................................................................   F-20
   Balance Sheets as of December 31, 1996 and 1995 ..............................................   F-21
   Statements of Operations for the two years ended December 31, 1996 and for the period of
      June 28, 1994 (date of inception) to December 31, 1994 ....................................   F-22
   Statements of Shareholder's Equity for the three years ended December 31, 1996 and for the
      period from June 28, 1994 (date of inception) to December 31, 1994 ........................   F-23
   Statements of Cash Flows for the two years ended December 31, 1996 and for the period of
      June 28, 1994 (date of inception) to December 31, 1994 ....................................   F-24
   Notes to Financial Statements ................................................................   F-25
Marcus Cable Properties, L.P.:
   Independent Auditors' Report .................................................................   F-26
   Balance Sheets as of December 31, 1996 and 1995 ..............................................   F-27
   Notes to Balance Sheets ......................................................................   F-28
The Sammons Systems:
   Report of Independent Accountants ............................................................   F-30
   Combined Balance Sheets as of December 31, 1994 and 1993 and
      September 30, 1995 (unaudited) ............................................................   F-31
   Combined Statements of Income for the three years ended December 31, 1994 and the nine
      months ended September 30, 1995 and 1994 (unaudited) ......................................   F-32
   Combined Statements of Changes in Equity (Deficit) Investment for the three years ended
      December 31, 1994 and the nine months ended September 30, 1995 (unaudited) ................   F-33
   Combined Statements of Cash Flows for the three years ended December 31, 1994 and the
      nine months ended September 30, 1995 and 1994 (unaudited) .................................   F-34
   Notes to Combined Financial Statements .......................................................   F-35

                          INDEPENDENT AUDITORS' REPORT


The Partners
Marcus Cable Company, L.P.:

We have audited the accompanying consolidated balance sheets of Marcus Cable Company, L.P. and subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Company, L.P. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                       KPMG Peat Marwick LLP

Dallas, Texas
February 21, 1997, except for note 12,
    which is as of March 14, 1997

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 1996 and 1995

                                 (in thousands)

                                      Assets                         1996            1995
                                                                  -----------    -----------
Current assets:
    Cash and cash equivalents                                     $     6,034    $    17,409
    Accounts receivable, net of allowance of $1,900 in 1996 and
      $1,564 in 1995                                                   17,043         16,946
    Prepaid expenses                                                    2,432          1,860
                                                                  -----------    -----------
                Total current assets                                   25,509         36,215

Property and equipment, net (notes 2 and 3)                           578,507        538,452

Other assets, net (note 4)                                          1,083,534      1,185,387
                                                                  -----------    -----------
                                                                  $ 1,687,550    $ 1,760,054
                                                                  ===========    ===========

                        Liabilities and Partners' Capital

Current liabilities:
    Current maturities of long-term debt (note 6)                 $    41,819    $       339
    Accrued liabilities (note 5)                                       49,405         50,350
    Accrued interest                                                   10,664         12,734
                                                                  -----------    -----------
                Total current liabilities                             101,888         63,423

Long-term debt (note 6)                                             1,396,652      1,407,551
Subsidiary limited partner interests (note 7)                            (246)          (246)
Partners' capital - redeemable partner interests (note 8)             189,256        289,326

Commitments and contingencies (notes 6, 8 and 11)
                                                                  $ 1,687,550    $ 1,760,054
                                                                  ===========    ===========


See accompanying notes to consolidated financial statements.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                  Years ended December 31, 1996, 1995 and 1994

                                 (in thousands)


                                                           1996         1995         1994
                                                         ---------    ---------    ---------
Revenues:
    Cable services                                       $ 432,172    $ 195,004    $  63,629
    Management fees                                          2,335        3,290        1,118
                                                         ---------    ---------    ---------
                Total revenues                             434,507      198,294       64,747
                                                         ---------    ---------    ---------

Operating expenses:
    Selling, service and system management                 157,197       68,753       21,660
    General and administrative                              73,017       33,271        9,793
    Management fees and expenses (note 9)                        -            -        2,165
    Depreciation and amortization                          166,429       83,723       37,412
                                                         ---------    ---------    ---------
                                                           396,643      185,747       71,030
                                                         ---------    ---------    ---------
                Operating income (loss)                     37,864       12,547       (6,283)
                                                         ---------    ---------    ---------

Other (income) expense:
    Interest expense                                       144,681       82,911       28,105
    Gain on sale of cable systems (note 2)                  (6,442)     (26,409)           -
    Interest income                                           (305)        (768)        (407)
    Other, net                                                   -        1,234          356
                                                         ---------    ---------    ---------
                                                           137,934       56,968       28,054
                                                         ---------    ---------    ---------
                Loss before subsidiary limited partner
                  interests and extraordinary item        (100,070)     (44,421)     (34,337)

Subsidiary limited partner interests (note 7)                    -            -        6,034
                                                         ---------    ---------    ---------
                Loss before extraordinary item            (100,070)     (44,421)     (28,303)

Extraordinary item - loss on early retirement of debt            -       (8,395)      (2,307)
                                                         ---------    ---------    ---------
                Net loss                                 $(100,070)   $ (52,816)   $ (30,610)
                                                         =========    =========    =========


See accompanying notes to consolidated financial statements.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

             Consolidated Statements of Partners' Capital (Deficit)

                  Years ended December 31, 1996, 1995 and 1994

                                 (in thousands)


                                       Redeemable Partner Interests
                                       ----------------------------
                                                        Class B
                                          General       Limited       Class A
                                          Partners      Partners      Partner         Total
                                         ----------    ----------    ----------    ----------
Balance at December 31, 1993             $   (7,361)   $        -    $   (4,309)   $  (11,670)
    Distribution of preference
      returns on Class A units
      redeemed                                   (7)         (721)            -          (728)
    Redemption of Class A units                 (25)       (2,519)        1,272        (1,272)
    Conversion of Class A units              (3,844)         (166)        4,010             -
    Issuance of partnership units                 -        22,990             -        22,990
    Net loss                                (10,053)      (19,584)         (973)      (30,610)
                                         ----------    ----------    ----------    ----------
Balance at December 31, 1994                (21,290)            -             -       (21,290)
    Excess of purchase price over
      carrying value of certain CALP
      assets acquired (note 2)                    -       (14,183)            -       (14,183)
    Issuance of partnership units                 -       385,000             -       385,000
    Syndication costs                             -        (7,385)            -        (7,385)
    Net loss                                   (106)      (52,710)            -       (52,816)
                                         ----------    ----------    ----------    ----------
Balance at December 31, 1995                (21,396)      310,722             -       289,326
    Net loss                                   (200)      (99,870)            -      (100,070)
                                         ----------    ----------    ----------    ----------
Balance at December 31, 1996             $  (21,596)   $  210,852    $        -    $  189,256
                                         ==========    ==========    ==========    ==========


See accompanying notes to consolidated financial statements.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                                 (in thousands)


                                                                                     1996            1995            1994
                                                                                 ------------    ------------    ------------
Cash flows from operating activities:
    Net loss                                                                     $   (100,070)   $    (52,816)   $    (30,610)
    Adjustments to reconcile net loss to net cash provided by
      operating activities:
        Extraordinary item - loss on early retirement of debt                               -           8,395           2,307
        Gain on sale of assets                                                         (6,442)        (26,409)              -
        Depreciation and amortization                                                 166,429          83,723          37,412
        Accretion of discount on notes                                                 63,278          43,739          12,264
        Subsidiary limited partner interests                                                -               -          (6,034)
        Changes in assets and liabilities, net of effects of acquisitions:
            Accounts receivable                                                           (70)         (2,610)         (2,411)
            Prepaid expenses                                                             (574)           (474)           (222)
            Other assets                                                                 (502)          1,721             495
            Accrued liabilities                                                        (3,063)         30,761           2,688
                                                                                 ------------    ------------    ------------
                Net cash provided by operating activities                             118,986          86,030          15,889
                                                                                 ------------    ------------    ------------
Cash flows from investing activities:
    Escrow deposit on acquisition of cable systems                                          -               -          (5,000)
    Acquisition of cable systems and franchises, net of
      cash acquired                                                                   (10,272)     (1,455,718)       (139,130)
    Net proceeds from sale of assets                                                   20,638          65,037               -
    Additions to property and equipment                                              (110,639)        (42,219)         (6,592)
                                                                                 ------------    ------------    ------------
                Net cash used in investing activities                                (100,273)     (1,432,900)       (150,722)
                                                                                 ------------    ------------    ------------
Cash flows from financing activities:
    Proceeds from long-term debt                                                       65,338       1,280,003         215,000
    Repayment of long-term debt                                                       (95,052)       (245,000)        (95,000)
    Contributions by limited partners, net of syndication costs                             -         362,615          22,990
    Payment of debt issuance costs                                                          -         (38,307)         (9,666)
    Payments on capital leases                                                           (374)           (360)              -
    Redemption of Class A partner units                                                     -               -          (2,000)
                                                                                 ------------    ------------    ------------
                  Net cash provided by (used in) financing
                    activities                                                        (30,088)      1,358,951         131,324
                                                                                 ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents                                  (11,375)         12,081          (3,509)
Cash and cash equivalents at beginning of year                                         17,409           5,328           8,837
                                                                                 ------------    ------------    ------------
Cash and cash equivalents at end of year                                         $      6,034    $     17,409    $      5,328
                                                                                 ============    ============    ============

Supplemental disclosure of cash flow information - interest paid                 $     83,473    $     27,591    $     15,868
                                                                                 ============    ============    ============


See accompanying notes to consolidated financial statements.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995


(1)    Summary of Significant Accounting Policies

       (a)    General

              Marcus Cable Company, L.P. ("MCC" or the "Partnership"), a Delaware limited partnership, and subsidiaries (collectively, the "Company") was formed on January 17, 1990 for the purpose of acquiring, operating and developing cable television systems. The Company derives its primary source of revenues by providing various levels of cable television programming and services to residential and business customers. Other revenues are derived by providing management services to cable systems owned by third parties. The Company's operations are conducted through subsidiary partnerships. In July 1994, the Company formed Marcus Cable Operating Company, L.P. ("Operating"), a wholly-owned subsidiary. Operating acts as a holding company and as general partner for its subsidiary operating partnerships.

       (b)    Basis of Presentation
              The consolidated financial statements include the accounts of MCC and its subsidiary partnerships and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' consolidated balances to conform to the current year presentation.

       (c)    Cash Equivalents
              For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less at inception to be cash equivalents. At December 31, 1996 and 1995, the Company had cash equivalents of $6,233,000 and $21,114,000, respectively, consisting of certificates of deposit and money market funds.

       (d)    Property and Equipment

              Property and equipment are recorded at cost, including all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the cost of new customer installations. Maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

              Property and equipment are depreciated using the straight-line method based on estimated useful lives as follows: buildings, 15 years; cable systems, 3 to 10 years; and vehicles and other, 3 to 10 years.

       (e)    Other Assets

              Franchise rights and going concern value of acquired cable systems are amortized on a straight-line basis over ten to fifteen years. The cost of noncompetition agreements is amortized by the straight-line method over the periods of the respective agreements. Deferred debt issuance costs are amortized to interest expense using the interest method over the term of the related debt.

              The Company assesses the recoverability of goodwill and other intangible assets as well as the related amortization lives by determining whether the carrying value of the intangible assets can be recovered over the remaining lives through projected undiscounted future cash flows. To the extent that such projections indicate that undiscounted future cash flows are not expected to be adequate to recover the carrying amounts of the related goodwill and other intangible assets, such carrying amounts are adjusted for impairment to a level commensurate with the estimated fair value of the underlying assets.

       (f)    Revenues

              Revenues from basic and premium service are recognized when the service is provided.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


              Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system.

              Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable system.

       (g)    Income Taxes

              The Company has not provided for federal income taxes since such taxes are the responsibility of the individual partners. The Company's subsidiary corporations are subject to federal income tax but either have no operations or have experienced net losses and, therefore, had no taxable income since their inception.

       (h)    Subsidiary Limited Partner Interests

              Limited partner interests of subsidiary partnerships which are not directly held by the Company are accounted for in a manner similar to minority interests. Net income or loss and preference returns related to the limited partner interests of subsidiary partnerships are reflected in the accompanying statements of operations as "subsidiary limited partner interests."

       (i)    Derivative Financial Instruments

              The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Any derivative financial instruments are used to manage well-defined interest rate risk related to the Company's outstanding debt.

              As interest rates change under interest rate swap agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company is not exposed to credit loss as its interest rate swap agreements are with certain of the participating banks under the Company's Senior Credit Facility. The fair value of long-term debt was $1,511,233,000 and $1,511,875,000 at December 31, 1996 and 1995, respectively.

       (j)    Disclosure of Certain Significant Risks and Uncertainties

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (k)    Impairment of Long-Lived Assets and Long-Lived Assets to Be
              Disposed Of

              The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(2)    Acquisitions and Dispositions

       On January 11, 1996, the Company completed the purchase of cable television systems in Texas for $875,000. On July 8, 1996, the Company acquired cable television systems in Mississippi for an aggregate purchase price of $2,600,000. On July 31, 1996, the Company acquired cable television systems in Indiana for a purchase price of $6,700,000. Combined acquisition costs for these systems were approximately $97,000.

       On January 18, 1995, the Company acquired cable television systems in Wisconsin and Minnesota owned and operated by Crown Media, Inc. ("Crown") and Cencom of Alabama, L.P. ("CALP") limited partner units held by Crown for an aggregate purchase price of $331,717,000. On August 31, 1995, the Company acquired all remaining CALP ordinary limited partner interests held by outside parties in exchange for convertible preference units of MCC with a $15,000,000 distribution preference and caused the redemption of all outstanding CALP special limited partnership interests and the retirement of all outstanding bank indebtedness of CALP for $138,280,000 in cash. On November 1, 1995, the Company acquired certain cable television systems owned and operated by Sammons Communications, Inc. ("Sammons") for a purchase price of $961,701,000 plus direct acquisition costs of $31,187,000 and less assumed liabilities of $4,524,000. Other miscellaneous acquisitions of cable television systems were also completed in 1995 for $2,357,000.

       On July 29, 1994, the Company acquired cable television systems in Wisconsin and Minnesota from Star Cablevision Group ("Star"), an unaffiliated third party, for $139,232,000. On September 1, 1994, the Company acquired from Crown the general partner interest in CALP, the management contract pursuant to which the Company provided management services to CALP, and accrued and unpaid management fees, for total cash consideration of $2,878,000. Management fees earned by the Company under the management contract during the years ended December 31, 1995 and 1994 were $1,082,000 and $532,000, respectively.

       The acquisitions discussed above were accounted for as purchases and, accordingly, the purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. Fair market values were determined using independent appraisers, or in the case of the smaller acquisitions, estimated based on previous acquisitions. Operating results of the acquired companies are included in the accompanying financial statements from the dates of acquisition except for operating results of Crown, which are included as of January 1, 1995. In connection with the acquisitions, the Company also assumed responsibility for settling outstanding receivables and payables of the cable television systems acquired. Net assets acquired as a result of these acquisitions are summarized as follows (in thousands):

                                                                 1996          1995           1994
                                                              -----------   -----------    -----------
       Working capital deficit                                $         -   $   (15,900)   $         -
       Property and equipment                                       5,004       485,410         34,147
       Franchise rights                                             4,861       959,651         94,437
       Going concern value                                              -        33,055         10,412
       Noncompetition agreements                                      383        12,160            100
       Other assets                                                    24         1,342          3,014
                                                              -----------   -----------    -----------
                Total purchase price (1995 includes $5,000
                  from escrow paid in 1994 and 1994
                  includes $2,980 from escrow paid in 1993)   $    10,272   $ 1,475,718    $   142,110
                                                              ===========   ===========    ===========


       Prior to the final CALP acquisition, certain partners in MCC who hold a controlling interest in MCC also held an interest in CALP. Because of this common ownership interest, the predecessor cost was used to value the assets acquired to the extent of the investment held in CALP by the partners in MCC. A charge of $14,183,000

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       which was made to partners' capital represents the excess of the consideration paid over the carrying value of the investment in CALP held by partners in MCC. For accounting purposes, such excess is reflected as a reduction in the partners' capital accounts of MCC.

       On October 11, 1996, the Company sold the cable television systems operating in Washington for a cash purchase price of $20,638,000, net of selling costs. The sale resulted in a gain of $6,442,000.

       On June 30, 1995, the Company sold the cable television systems operating in and around San Angelo, Texas to TeleService Corporation of America for a cash purchase price of $65,037,000, net of selling costs. The sale resulted in a gain of $26,409,000. Net proceeds from the sale were used to retire outstanding borrowings under Operating's then existing senior credit facility.

       Unaudited pro forma financial information for the years ended December 31, 1996 and 1995 as though the acquisitions and dispositions discussed above had occurred at January 1, 1995 follows (in thousands):


                                              1996           1995
                                           ---------      ---------
            Revenues                       $ 432,698      $ 398,141
            Operating income                  37,310         11,263
            Net loss                        (100,624)      (140,186)

(3)    Property and Equipment

       Property and equipment consists of the following at December 31, 1996 and 1995 (in thousands):


                                               1996          1995
                                            ---------     ---------
            Cable systems                   $ 670,829     $ 567,542
            Vehicles and other                 26,008        19,826
            Land and buildings                 13,256        10,362
                                            ---------     ---------
                                              710,093       597,730
            Accumulated depreciation         (131,586)      (59,278)
                                            ---------     ---------
                                            $ 578,507     $ 538,452
                                            =========     =========

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(4)    Other Assets

       Other assets consist of the following at December 31, 1996 and 1995 (in thousands):

                                                                1996           1995
                                                            -----------    -----------
            Franchise rights                                $ 1,175,009    $ 1,181,243
            Going concern value of acquired cable systems        45,969         45,856
            Noncompetition agreements                            31,914         32,633
            Debt issuance costs                                  43,500         43,246
            Other                                                 1,069          1,071
                                                            -----------    -----------
                                                              1,297,461      1,304,049
            Accumulated amortization                           (213,927)      (118,662)
                                                            -----------    -----------
                                                            $ 1,083,534    $ 1,185,387
                                                            ===========    ===========

(5)    Accrued Liabilities

       Accrued liabilities consist of the following at December 31, 1996 and 1995 (in thousands):

                                                              1996          1995
                                                            -------        -------
            Accrued property taxes                          $ 3,830        $ 3,552
            Accrued acquisition costs                         2,838          3,438
            Accrued programming costs                         8,301          8,371
            Accrued franchise fees                            9,429          8,730
            Accrued operating liabilities                    20,377         18,916
            Other accrued liabilities                         4,630          7,343
                                                            -------        -------
                                                            $49,405        $50,350
                                                            =======        =======

(6)    Long-term Debt

       The Company has outstanding borrowings on long-term debt arrangements at December 31, 1996 and 1995 as follows (in thousands):

                                                            1996         1995
                                                         ----------   ----------
            Senior Credit Facility                       $  855,000   $  885,000
            13 1/2% Senior Subordinated Discount Notes      295,119      258,979
            14 1/4% Senior Discount Notes                   185,862      162,027
            11 7/8% Senior Debentures                       100,000      100,000
            Capital leases and other notes                    2,490        1,884
                                                         ----------   ----------
                                                          1,438,471    1,407,890
            Less current maturities                          41,819          339
                                                         ----------   ----------
                                                         $1,396,652   $1,407,551
                                                         ==========   ==========

       On August 31, 1995, the Company entered into the Senior Credit Facility, which provides for two term loan facilities, one of which is in the principal amount of $490,000,000 and matures on December 31, 2002 ("Tranche A") and the other of which is in the principal amount of $300,000,000 and matures on April 30, 2004 ("Tranche

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities beginning in September 1997. The Senior Credit Facility also provides for a $310,000,000 Revolving Credit Facility, with a maturity date of December 31, 2002. At December 31, 1996, there were borrowings of $790,000,000 under the two term loan facilities and $65,000,000 under the Revolving Credit Facility. Amounts outstanding under the Senior Credit Facility bear interest at either the
       i) Eurodollar rate, ii) prime rate or iii) CD base rate, in each case plus a margin of up to 2.75% subject to certain adjustments based on the ratio of Operating's total debt to annualized operating cash flow, as defined. At December 31, 1996, borrowings under the Senior Credit Facility bore interest at rates ranging from 6.75% to 8.25% under the Eurodollar rate option. The Senior Credit Facility, among other things, provides for (i) a pledge by Operating of all partnership interests in the subsidiary operating partnerships and (ii) a pledge by Operating of intercompany notes payable to it by the subsidiary operating partnerships. All borrowings outstanding under the Senior Credit Facility are guaranteed by MCC on an unsecured basis. The Company pays a commitment fee of .250% to .375% on the unused commitment under the facilities. Commitment fees on the unused portion of credit facilities amounted to $866,000, $788,000 and $225,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

       On June 9, 1995, MCC issued $299,228,000 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003,000. The 14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi annually until maturity. The discount on the 14 1/4% Notes is being accreted using the interest method. The unamortized discount was $113,366,000 and $137,201,000 at December 31, 1996 and 1995, respectively. Proceeds from the 14 1/4% Notes were used to retire outstanding borrowings under Operating's then existing senior credit facility.

       On July 29, 1994, the Company, through Operating, issued $413,461,000 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of approximately $215,000,000. The 13 1/2% Notes are unsecured, are guaranteed by MCC and are redeemable, at the option of Operating, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semiannually until maturity. The discount on the 13 1/2% Notes is being accreted using the interest method. The unamortized discount was $118,342,000 and $154,482,000 at December 31, 1996 and 1995,
       respectively. Proceeds from the 13 1/2% Notes were used to retire outstanding borrowings under the Company's then existing senior credit facility and to fund the 1994 acquisitions.

       On October 13, 1993, the Company issued $100,000,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures are unsecured and are redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures is payable semiannually each April 1 and October 1 until maturity. Proceeds from the 11 7/8% Debentures, together with borrowings under the Company's then existing senior credit facility, were used to repay indebtedness of subsidiary operating partnerships and to redeem certain MCC preference units.

       The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility all require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

       The Company entered into certain interest rate swap agreements with certain of the participating banks under the Company's Senior Credit Facility in order to reduce the impact of changes in interest rates on its floating rate long-term debt. At December 31, 1996, interest rate swap agreements covering a notional balance of

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       $650,000,000 are outstanding. These outstanding swap agreements mature during 1997 and 1998 and require the Company to pay a fixed rate of 5.77% to 5.81% while the counterparty pays a floating rate based on the one or three-month London Interbank Borrowing Offered Rate ("LIBOR"). Extensions for additional periods are available at the option of the counterparties. During the year ended December 31, 1996, the Company recognized additional expenses under its interest rate swap agreements of $130,000. During the year ended December 31, 1995, the Company recognized benefits of $95,000 under its interest rate swap agreements. There are no significant differences between the fair value and carrying value of the interest rate swaps.

       A summary of the future maturities of long-term debt follows (in thousands):

                   1997                       $   41,819
                   1998                           68,124
                   1999                           78,134
                   2000                           89,405
                   2001                          106,255
                   Thereafter                  1,054,734
                                              ----------
                                              $1,438,471
                                              ==========


(7)    Subsidiary Limited Partner Interests

       Subsidiary limited partner interests represent limited partner units of the subsidiary partnerships held by entities affiliated with, but not a part of, the Company. These limited partner units have voting rights and share in the profit or loss of the respective partnerships. Certain of the subsidiary limited partner interests receive preference returns on their capital contributions. A summary of transactions in subsidiary limited partner interests during the three years ended December 31, 1996 follows (in thousands):

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                                                   1996       1995       1994
                                                                 -------    -------    -------
            Balance at beginning of year                         $  (246)   $  (246)   $ 5,788
            Accrued preference returns (through July 29, 1994)         -          -        764
            Net loss                                                   -          -     (6,798)
                                                                 -------    -------    -------
            Balance at end of year                               $  (246)   $  (246)   $  (246)
                                                                 =======    =======    =======

       Certain subsidiary limited partner interests were allocated losses in excess of their contributed capital to the extent that the fair value of assets contributed by the subsidiary limited partners exceeded the book value at the date of contribution. As of July 29, 1994, preference returns are no longer accrued on subsidiary limited partner interests.

(8)    Partners' Capital - Redeemable Partner Interests

       (a)    Classes of Partnership Interests

              The MCC partnership agreement (the "partnership agreement") requires the dissolution of the Partnership no later than December 31, 2005, unless extended on an annual basis by the affirmative vote of holders of 51% or more of the outstanding Class B Units and the written consent of the General Partner. Class B Units consist of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). GP Units include GP Profits Units, DCA Class B Units and Class B Units, and LP Units consist of Class B LP Units. To the extent that GP Units have the right to vote, GP Units vote as Class B Units together with Class B LP Units. Voting rights of Class B LP Units are limited to items specified under the partnership agreement including, but not limited to, certain amendments to the partnership agreement, the issuance of additional GP Profits Units or Class B LP Units, dissolution of the Partnership or removal of the General Partner. At December 31, 1996, 294,937.67 Class B LP Units and 18,848.19
              GP Units were outstanding.

              The partnership agreement also provides for the issuance of a class of Convertible Preference Units. These units are entitled to a general distribution preference over the Class B LP Units and are convertible into Class B LP Units. The Convertible Preference Units vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, will be based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. In connection with the acquisition of CALP in August 1995, MCC issued 7,500 Convertible Preference Units with a distribution preference and conversion price of $2,000 per unit.

              The partnership agreement permits the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units are not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the partnership agreement ("subordinated thresholds"). At December 31, 1996 and 1995, 27,758.2 and 27,705.2 Employee Units, respectively, were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit. The Company believes that the Employee Units issued have no current value.

       (b)    Redemption Rights

              Upon the occurrence of certain key events (as defined in the partnership agreement), the GP Units held by the General Partner shall be immediately converted into an equivalent number of Class B LP Units. The holders of the converted Class B LP Units, from and after January 1, 1999, have the right to cause MCC to purchase all units held by such holders, and MCC has the right to purchase from the General Partner, upon affirmative vote of 51% or more of the outstanding Class B LP Units, all such units held by

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


              the General Partner, at a price equal to their fair market value, to the extent permitted by the 14 1/4% Notes, 11 7/8% Debentures, 13 1/2% Notes and the Senior Credit Facility. In addition, in the event the General Partner fails to timely dissolve the Partnership following the vote by holders of 51% or more of the Class B Units, then the holders of the Class B LP Units (other than Class B Units held by the General Partner) shall have the right to require MCC to purchase all of the Class B Units held by such holders at a price equal to their fair market value, to the extent permitted by the 14 1/4% Notes, 11 7/8% Debentures, 13 1/2% Notes and the Senior Credit Facility.

       (c)    General Partner and Class A Partner

              Marcus Cable Properties, L.P. ("Properties") is the General Partner of the Company and was also a Class A partner through July 29, 1994. On that date, the Company redeemed 1,272.126 Class A partnership units with a face value of $1,000 per unit and cumulative unpaid preference returns of $727,875 for cash of $2,000,000. Also on that date, the remaining 3,405.944 Class A units with a face value of $1,000 per unit and cumulative unpaid preference returns of $1,971,474 were converted into 3,934.53 Class B Units and 201.95 Class B LP units of MCC, each with a face value of $1,300 per unit.

       (d)    Allocation of Income and Loss to Partners

              Income and loss are allocated in accordance with the partnership agreement. Generally, income is allocated as follows:

              (1) First, among the partners whose unreturned capital contributions exceed their capital accounts in proportion to such excesses until each partner's capital account equals such partner's unreturned capital contributions;

              (2) Next, to the holders of Class B Units in the same proportions, and in the same amounts, as distributions are or would be made as discussed below; and

              (3) Finally, to the holders of Class B Units in accordance with their Class B percentage interests.

              Generally, losses are allocated as follows:

              (1) If any of the partners have capital accounts that exceed their unreturned capital contributions, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

              (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

              The General Partner is allocated a minimum of .2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

       (e)    Distributions

              The amount of distributions is at the discretion of the General Partner, subject to the restrictions in the 14 1/4% Notes, 11 7/8% Debentures, 13 1/2% Notes and Senior Credit Facility (see note 6). The manner of distribution is as follows:

              (1) First, to each partner in an amount sufficient to pay income taxes on net taxable income allocated to each partner;

              (2) Next, to the holders of Convertible Preference Units in accordance with their unpaid preference amount (currently $15,000,000) until each partner's unpaid preference amount is reduced to zero;

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


              (3) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages until each partner's unreturned capital contribution is reduced to zero;

              (4) Next, to the holders of Class B Units (exclusive of all or certain Employee Units), in accordance with their Class B percentage interests until a defined threshold has been met.

              (5) Finally, to the holders of Class B Units in accordance with the Class B percentage interests.

       (f)    Capital Contributions

              The partnership agreement requires the General Partner to make such additional contributions to MCC as are necessary to maintain at all times a minimum capital account balance equal to either 1% of the aggregate positive capital account balances of all the partners of MCC or $500,000, whichever is less. The limited partners are not required to make additional capital contributions, and no partner has the right to withdraw its capital contribution during the term of the Partnership.

       (g)    Issuance of Partnership Units

              During the year ended December 31, 1994, MCC issued Class B LP Units for cash of $22,990,000 to partially fund the purchase of cable television systems from Star. During the year ended December 31, 1995, MCC issued Class B LP Units for cash of $362,615,000, net of equity syndication fees of $7,385,000 paid to certain limited partners, and Convertible Preference Units with a distribution preference of $15,000,000 to partially fund the purchases of Sammons, CALP and Crown.

(9)    Related Party Transactions

       Through July 29, 1994, each subsidiary partnership had a management agreement with Marcus Cable Management, Inc. ("MMI"), an affiliated entity, whereby MMI provided various general, administrative and operating services to the partnerships. The management fee paid by each subsidiary for these services was 5.5% of revenues. The Company and its subsidiary partnerships recorded management fees and expenses of $2,165,000 for the year ended December 31, 1994, pursuant to this agreement. The management fees were discontinued on July 29, 1994, and the employees and related expenses of MMI became a part of the Company.

       In connection with the acquisitions in 1995 and 1994, fees of $5,250,000 and $1,500,000, respectively, were paid to Properties for services directly related to the Sammons, Crown and Star acquisitions. In addition, strategic advisory fees of $18,309,000 were paid to certain limited partners in connection with the acquisition of Sammons in 1995. The fees were capitalized as part of the cost of acquiring the cable television systems.

(10)   Employee Benefit Plan

       The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For the years ended December 31, 1996, 1995 and 1994, the Company made contributions to the plan of approximately $480,000, $247,000 and $83,000, respectively.

(11)   Commitments and Contingencies

       The Company rents pole space from various companies under agreements which are generally cancelable on short notice and leases office space for system and corporate offices. Lease and rental costs charged to expense for the years ended December 31, 1996, 1995 and 1994 were approximately $6,775,000, $3,093,000 and $461,000, respectively.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). During May 1993, pursuant to authority granted to it under the 1992 Cable Act, the Federal Communications Commission ("FCC") issued its rate regulation rules which became effective September 1, 1993. These rate regulation rules required certain cable systems in franchise areas which receive certification and are not subject to effective competition, as defined, to set rates for basic and cable programming services, as well as related equipment and installations, pursuant to general cost-of-service standards or FCC prescribed benchmarks. These FCC benchmarks were based on an average 10% competitive differential between competitive and non-competitive systems. Effective September 1, 1993, regulated cable systems not electing cost-of-service were required to reduce rates to the higher of the prescribed benchmarks or rates that were 10% below those in effect on September 1, 1992.

       In February 1994, the FCC announced further changes in its rate regulation rules and announced its interim cost- of-service standards. In connection with these changes, the FCC issued revised benchmark formulas, based on a revised competitive differential of 17%, which became effective on May 15, 1994 or if certain conditions were met, on July 14, 1994. Regulated cable systems were required to reduce rates to the higher of the new FCC prescribed benchmarks or rates that were 17% below those in effect on September 1, 1992.

       On February 1, 1996 Congress passed S.652, "The Telecommunications Act of 1996" (the "Act"), which was subsequently signed into law on February 8, 1996. This new law altered federal, state and local laws and regulations for telecommunications providers and services, including the Company. There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the Act. It is not possible at this time to predict the outcome of such rulemakings. Several aspects of the Act impact cable television, including the elimination of regulation of the cable programming service tier as of March 31, 1999.

       The Company believes that it has complied with all provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions which have chosen not to certify, refunds covering a one-year period of basic service may be ordered upon certification if the Company is unable to justify its rates. The amount of refund liability, if any, to which the Company could be subject in the event that these systems' rates are successfully challenged by franchising authorities is not currently estimable.

       During the year ended December 31, 1994, the Company paid rate refunds of approximately $944,000 to its cable customers as a result of rate orders issued by certain franchise authorities within certain cable systems which have subsequently been sold.

       The Company is involved in various claims and lawsuits which are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

(12)   Subsequent Event

       On March 14, 1997, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the interest rate margins under the Senior Credit Facility as well as increased flexibility for the Company as it relates to investments, permitted lines of businesses and the incurrence of unsecured indebtedness. In addition, the availability under the Revolving Credit Facility was increased from $310,000,000 to $360,000,000.

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

               CONSOLIDATING SCHEDULE - BALANCE SHEET INFORMATION

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                     MARCUS CABLE                  CONSOLIDATED
                                         COMBINED    MARCUS CABLE     OPERATING                    MARCUS CABLE
                                         OPERATING      CAPITAL        COMPANY,                     OPERATING
          ASSETS                        PARTNERSHIPS CORPORATION II      L.P.     ELIMINATIONS     COMPANY, L.P.
          ------                        ------------ --------------  ------------ -------------    -------------
Cash and cash equivalents ............   $     8,126   $         1   $    (2,849)   $         -    $     5,278
Accounts receivable, net .............        26,649             -       (12,966)         3,360         17,043
Prepaid expenses .....................         1,896             -           536              -          2,432
                                         -----------   -----------   -----------    -----------    -----------
         Total current assets ........        36,671             1       (15,279)         3,360         24,753

Property and equipment, net ..........       572,990             -         5,517              -        578,507
Other assets, net ....................     1,084,284             -     1,536,473     (1,527,515)     1,093,242
Investment in subsidiaries ...........             -             -       189,573       (189,573)             -
                                         -----------   -----------   -----------    -----------    -----------
         Total assets ................   $ 1,693,945   $         1   $ 1,716,284    $(1,713,728)   $ 1,696,502
                                         ===========   ===========   ===========    ===========    ===========

Liabilities and Partners'

Capital (Deficit)
Current liabilities:
         Current maturities of
         long-term debt ..............   $       183   $         -   $    41,636    $         -    $    41,819
         Accrued liabilities .........        60,179             -        76,520        (80,626)        56,073
         Accrued interest ............        10,664             -         7,695        (10,664)         7,695
                                         -----------   -----------   -----------    -----------    -----------
         Total current liabilities ...        71,026             -       125,851        (91,290)       105,587

Long-term debt .......................     1,433,347             -     1,110,308     (1,432,865)     1,110,790
Subsidiary limited partner
interests ............................             -             -          (246)             -           (246)
Partners' capital - redeemable
partner interests ....................       189,572             1       480,371       (189,573)       480,371
                                         -----------   -----------   -----------    -----------    -----------
         Total liabilities and
         partners' capital ...........   $ 1,693,945   $         1   $ 1,716,284    $(1,713,728)   $ 1,696,502
                                         ===========   ===========   ===========    ===========    ===========

                                                          MARCUS
                                           MARCUS         CABLE        MARCUS                      CONSOLIDATED
                                            CABLE        CAPITAL        CABLE                         MARCUS
                                           CAPITAL     CORPORATION     COMPANY,                       CABLE
                                         CORPORATION       III           L.P.      ELIMINATIONS      COMPANY
                                         -----------   -----------   -----------   ------------    ------------
Cash and cash equivalents ............   $         1   $         1   $       754    $         -    $     6,034
Accounts receivable, net .............             -             -             -              -         17,043
Prepaid expenses .....................             -             -             -              -          2,432
                                         -----------   -----------   -----------    -----------    -----------
         Total current assets ........             1             1           754              -         25,509

Property and equipment, net ..........             -             -             -              -        578,507
Other assets, net ....................             -             -        (3,040)        (6,668)     1,083,534
Investment in subsidiaries ...........             -             -       480,373       (480,373)             -
                                         -----------   -----------   -----------    -----------    -----------
         Total assets ................   $         1   $         1   $   478,087    $  (480,041)   $ 1,687,550
                                         ===========   ===========   ===========    ===========    ===========

Liabilities and Partners'

Capital (Deficit)
Current liabilities:
         Current maturities of
         long-term debt ..............   $         -   $         -   $         -    $         -    $    41,819
         Accrued liabilities .........             -             -             -         (6,668)        49,405
         Accrued interest ............             -             -         2,969              -         10,664
                                         -----------   -----------   -----------    -----------    -----------
         Total current liabilities ...             -             -         2,969         (6,668)       101,888

Long-term debt .......................             -             -       285,862              -      1,396,652
Subsidiary limited partner
interests ............................             -             -             -              -           (246)
Partners' capital - redeemable
partner interests ....................             1             1       189,256       (480,373)       189,256
                                         -----------   -----------   -----------    -----------    -----------
         Total liabilities and
         partners' capital ...........   $         1   $         1   $   478,087    $  (487,041)   $ 1,687,550
                                         ===========   ===========   ===========    ===========    ===========

                  MARCUS CABLE COMPANY, L.P. AND SUBSIDIARIES

          CONSOLIDATING SCHEDULE - STATEMENT OF OPERATING INFORMATION

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)




                                                                      MARCUS CABLE                  CONSOLIDATED
                                         COMBINED    MARCUS CABLE     OPERATING                    MARCUS CABLE
                                         OPERATING      CAPITAL        COMPANY,                     OPERATING
                                        PARTNERSHIPS CORPORATION II      L.P.     ELIMINATIONS     COMPANY, L.P.
                                        ------------ --------------  ------------ -------------    -------------
Revenues:
         Cable services ..............  $ 432,172     $      -       $       -    $       -        $ 432,172
         Management fees .............           -            -           2,335            -            2,335
                                         ---------     --------       ---------    ---------        ---------
                  Total revenues .....     432,172            -           2,335            -          434,507
                                         ---------     --------       ---------    ---------        ---------

Operating expenses:
         Selling, service and
         management system ...........     155,279            -           1,918            -          157,197
         General and administrative ..      60,870            -          12,147            -           73,017
         Allocated corporate
           costs .....................      12,150            -         (12,150)           -                -
         Depreciation and
         amortization ................     165,511            -             918            -          166,429
                                         ---------     --------       ---------    ---------        ---------
                                           393,810            -           2,833            -          396,643
                                         ---------     --------       ---------    ---------        ---------
Operating income (loss) ..............      38,362            -            (498)           -           37,864
                                         ---------     --------       ---------    ---------        ---------

Other (income) expense:
         Interest expense ............     145,353            -         107,915     (145,272)         107,996
         Interest income .............         312            -        (145,876)     145,272             (292)
         Gain on sale of cable
           system ....................      (6,442)           -               -            -           (6,442)
         Equity earnings of
         subsidiaries ................           -            -         100,861     (100,861)               -
                                         ---------     --------       ---------    ---------        ---------
                                           139,223            -          62,900     (100,861)         101,262
                                         ---------     --------       ---------    ---------        ---------
Net income (loss) ....................   $(100,861)    $      -       $ (63,398)   $ 100,861        $ (63,398)
                                         =========     ========       =========    =========        =========

                                                          MARCUS
                                           MARCUS         CABLE        MARCUS                      CONSOLIDATED
                                            CABLE        CAPITAL        CABLE                         MARCUS
                                           CAPITAL     CORPORATION     COMPANY,                       CABLE
                                         CORPORATION       III           L.P.      ELIMINATIONS      COMPANY
                                         -----------   -----------   -----------   ------------    ------------
Revenues:
         Cable services ..............    $      -        $      -   $       -        $       -    $ 432,172
         Management fees .............           -               -           -                -        2,335
                                          --------        --------   ---------        ---------    ---------
                  Total revenues .....           -               -           -                -      434,507
                                          --------        --------   ---------        ---------    ---------

Operating expenses:
         Selling, service and
         management system ...........           -               -           -                -      157,197
         General and administrative ..           -               -           -                -       73,017
         Allocated corporate
           costs .....................           -               -           -                -            -
         Depreciation and
         amortization ................           -               -           -                -      166,429
                                          --------        --------   ---------        ---------    ---------
                                                 -               -           -                -      396,643
                                          --------        --------   ---------        ---------    ---------
Operating income (loss) ..............           -               -           -                -       37,864
                                          --------        --------   ---------        ---------    ---------

Other (income) expense:
         Interest expense ............           -               -      36,685                -      144,681
         Interest income .............           -               -         (13)               -         (305)
         Gain on sale of cable
           system ....................           -               -           -                -       (6,442)
         Equity earnings of
         subsidiaries ................           -               -      63,398          (63,398)           -
                                          --------        --------   ---------        ---------    ---------
                                                 -               -     100,070          (63,398)     137,934
                                          --------        --------   ---------        ---------    ---------
Net income (loss) ....................    $      -        $      -   $(100,070)       $  63,398    $(100,070)
                                          ========        ========   =========        =========    =========

                          INDEPENDENT AUDITORS' REPORT


The Shareholder
Marcus Cable Capital Corporation II:

We have audited the accompanying balance sheets of Marcus Cable Capital Corporation II as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity and cash flows for each of the years in the two-year period ended December 31, 1996 and for the period from June 28, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Capital Corporation II as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the each of the years in the two-year period ended December 31, 1996 and for the period from June 28, 1994 (date of inception) to December 31, 1994, in conformity with generally accepted accounting principles.


                                       KPMG Peat Marwick LLP

Dallas, Texas
April 8, 1997

                      MARCUS CABLE CAPITAL CORPORATION II

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                               ASSETS                              1996       1995
                                                                  -------    -------
Cash                                                              $   954    $   954
                                                                  =======    =======
                  LIABILITIES AND SHAREHOLDER'S EQUITY

Payable to affiliate                                              $    50    $     -
Shareholder's equity:
         Common stock, par value $1; authorized
         and issued 1,000 shares in 1996 and 1995                   1,000      1,000
         Accumulated deficit                                          (96)       (46)
                                                                  -------    -------
                  Total shareholder's equity                          904        954
                                                                  -------    -------
                                                                  $   954    $   954
                                                                  =======    =======


See accompanying notes to financial statements.

                      MARCUS CABLE CAPITAL CORPORATION II

                            STATEMENTS OF OPERATIONS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
            JUNE 28, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

                                                  1996         1995         1994
                                                  ----         ----         ----
REVENUE                                           $ --         $ --         $ --

EXPENSE - MANAGEMENT EXPENSES                       50           46           --
                                                  ----         ----         ----
         NET LOSS                                 $(50)        $(46)        $ --
                                                  ====         ====         ====

See accompanying notes to financial statements.

                      MARCUS CABLE CAPITAL CORPORATION II

                       STATEMENTS OF SHAREHOLDER'S EQUITY

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
            JUNE 28, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994



                                             COMMON     ACCUMULATED
                                             STOCK        DEFICIT        TOTAL
                                             -------      -------       -------
Capital contribution                         $ 1,000      $     -       $ 1,000
Net loss                                           -            -             -
                                             -------      -------       -------
Balance at December 31, 1994                   1,000            -         1,000
Net loss                                           -          (46)          (46)
                                             -------      -------       -------
Balance at December 31, 1995                   1,000          (46)          954
Net loss                                           -          (50)          (50)
                                             -------      -------       -------
Balance at December 31, 1996                 $ 1,000      $   (96)      $   904
                                             =======      =======       =======


See accompanying notes to financial statements.

                      MARCUS CABLE CAPITAL CORPORATION II

                            STATEMENTS OF CASH FLOWS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
            JUNE 28, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994


                                                        1996       1995       1994
                                                       -------    -------    -------
Net loss                                               $   (50)   $   (46)   $     -

Adjustment to reconcile net loss to net cash used in
operating activities -change in payable to affiliate        50          -          -
                                                       -------    -------    -------
         Net cash used in operating activities               -        (46)         -
                                                       -------    -------    -------
Cash flows from financing activities - issuance
of common stock                                              -          -      1,000
                                                       -------    -------    -------
Net increase (decrease) in cash                              -        (46)     1,000
Cash at beginning of year                                  954      1,000          -
                                                       -------    -------    -------
Cash at end of year                                    $   954    $   954    $ 1,000
                                                       =======    =======    =======

See accompanying notes to financial statements.

                      MARCUS CABLE CAPITAL CORPORATION II

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Marcus Cable Capital Corporation II (the "Company"), a Delaware corporation, is a wholly-owned subsidiary of Marcus Cable Operating Company, L.P. ("MCOC"), and was organized on June 28, 1994 for the purpose of acting as co-issuer with MCOC of $413,461,000 of 13 1/2% Senior Subordinated Discount Notes, due August 1, 2004 (the "13 1/2% Notes"), which yielded proceeds of $215,000,000. The Company has had no operations.

(2)      COMMITMENTS

         The Company is a co-issuer with MCOC of $413,461,000 of 13 1/2% Notes (accreted balance of $295,119,000 at December 31, 1996). The 13 1/2% Notes are included in the consolidated financial statements of MCOC, aND all interest and principal repayments will be made by MCOC.

                          INDEPENDENT AUDITORS' REPORT


The Partners
Marcus Cable Properties, L.P.:

We have audited the accompanying balance sheets of Marcus Cable Properties, L.P. as of December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Marcus Cable Properties, L.P. as of December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                       KPMG Peat Marwick LLP


Dallas, Texas
April 8, 1997

                         MARCUS CABLE PROPERTIES, L.P.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                           DECEMBER 31, 1996 AND 1995


                               ASSETS                                                    1996        1995
                                                                                       --------    --------
Cash                                                                                   $      -    $      -
                                                                                       ========    ========
                  LIABILITIES AND SHAREHOLDER'S EQUITY

Payable to affiliate                                                                   $     27    $     27

Excess of accumulated losses over investment in Marcus Cable Company, L.P. (Note 2)      21,842      21,642

Partners' deficit (Note 3)                                                              (21,869)    (21,669)

Contingency (Note 4)                                                                          -           -
                                                                                       --------    --------
                                                                                       $      -    $      -
                                                                                       ========    ========

See accompanying notes to balance sheet.

                         MARCUS CABLE PROPERTIES, L.P.

                            NOTES TO BALANCE SHEETS

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)  General

             Marcus Cable Properties, L.P. ("Properties"), a Delaware limited partnership, was formed on May 14, 1990 for the purpose of serving as the general partner of Marcus Cable Company, L.P. ("MCC").

             In 1990, Properties acquired 335 Class III limited partner units of Marcus Cable Partners, L.P. ("Partners L.P.") for $205,000. In 1992, Properties acquired 100 Class B limited partner units of Marcus Cable of San Angelo, L.P. ("San Angelo L.P.") for $100, and 100 Class B limited partner units of Marcus Cable of Delaware and Maryland, L.P. ("Delaware/Maryland L.P.") for $100. San Angelo, L.P. was dissolved in 1996 after the divestiture of the cable system assets on June 30, 1995. In 1994, Properties acquired two limited partner units of Marcus Cable Operating Company, L.P. ("MCOC") for $2. MCOC is the general partner of Partners L.P. and Delaware/Maryland L.P.

             Properties was the Class A partner of MCC through July 29, 1994. On that date, MCC redeemed 1,272.126 Class A partnership units with a face value of $1,000 per unit and cumulative unpaid preference returns of $727,875 for cash of $2,000,000. Also on that date, the remaining 3,405.944 Class A units with a face value of $1,000 per unit and cumulative unpaid preference returns of $1,971,474 were converted into 3,934.53 Class B units and 201.95 Class B LP units of MCC, each with a face value of $1,300 per unit.

        (b)  Investments in Partnerships

             Investments in partnerships are accounted for using the equity method.

(2)     INVESTMENT IN AFFILIATES

        At December 31, 1996 and 1995, Properties owned 18,848.19 general partner units in MCC with a negative carrying value of approximately $21,842,000. Summarized financial information for MCC follows (in thousands):

                                                            December 31,
                                                        1996           1995
                                                     -----------    -----------
       Current assets                                $    25,509    $    36,215
       Net property and equipment                        578,507        538,452
       Other assets, net                               1,083,534      1,185,387
                                                     -----------    -----------
          Total assets                               $ 1,687,550    $ 1,760,054
                                                     ===========    ===========

       Current liabilities                               101,888         63,423
       Long-term debt                                  1,396,652      1,407,551
       Subsidiary limited partner interests                 (246)          (246)
       Partners' capital                                 189,256        289,326
                                                     -----------    -----------
           Total liabilities and partners' capital   $ 1,687,550    $ 1,760,054
                                                     ===========    ===========


                                                                    (Continued)

                         MARCUS CABLE PROPERTIES, L.P.

                            NOTES TO BALANCE SHEETS

(3)     PARTNERS' DEFICIT

        (a)  General Partner

             Marcus Cable Properties, Inc. ("General Partner") is the general partner for Properties.

        (b)  Limited Partners

             The General Partner has issued limited partner units to certain employees. The ownership of these limited partner units is based upon a vesting schedule as set forth in the partnership agreement, which is generally five years. The General Partner is entitled to a cumulative 12% preference return on unrecovered capital contributions, compounded annually, before any distribution can be made to the limited partners.

             In the event that a limited partner, who is an employee, ceases to be employed by the General Partner or an affiliate thereof for any reason other than for cause, then such affiliate, Properties or the General Partner shall have the right to purchase all or any portion of the Limited Partner Units held by such limited partner. If the employment of the employee/limited partner is terminated for cause, then the limited partner units owned by the employee/limited partner are automatically cancelled by Properties.

        (c)  Allocation of Income or Loss to Partners

             Income is allocated to the General Partner and vested limited partners as follows:

                  First, to eliminate any negative capital until no partner has a negative capital account balance;

                  Next, to the General Partner in an amount equal to all prior distributions of preference returns;

                  Next, to the vested limited partners in accordance with their percentage interests.

             Losses are allocated as follows:

                  First, to the General Partner until its capital account does not exceed zero;

                  Next, to the limited partners until each holder's capital account does not exceed zero;

                  Next, to the General Partner.

        (d)  Distributions

             Distributions are made at the discretion of the General Partner as follows:

                  First, to the General Partner in an amount equal to any accrued but unpaid cumulative preference returns;

                  Next, to the General Partner in an amount equal to the General Partner's unreturned capital contribution;

                  Next, to all partners in accordance with their respective percentage interests in Properties.

(4)     CONTINGENCY

        As the general partner of MCC, Properties remains contingently liable for any liabilities incurred by MCC in excess of its assets.

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Boards of Directors
Sammons Communications, Inc. and
Marcus Cable Associates, L.P.:

We have audited the accompanying combined balance sheets of The Sammons Systems (cable systems of Sammons Communications, Inc. purchased by Marcus Cable Associates, L.P.--"The Sammons Systems") as of December 31, 1994 and 1993, and the related combined statements of income, changes in equity (deficit) investment and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of Sammons Communications, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Sammons Systems as of December 31, 1994 and 1993, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the accompanying notes to the combined financial statements, The Sammons Systems changed its methods of accounting for income taxes and postretirement benefits other than pensions during 1992.



COOPERS & LYBRAND L.L.P.


Dallas, Texas
May 5, 1995, except for Note 11
as to which the date is November 1, 1995

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                             (AMOUNTS IN THOUSANDS)

                                                                                                                  (UNAUDITED)
                                                                                              DECEMBER 31,         SEPT. 30,
                                ASSETS                                                     1994         1993          1995
                                                                                         ---------    ---------    ---------
Cash and cash equivalents ............................................................   $     804    $     600    $   1,530
Accounts receivable:
   Customers, net of allowance of $416 in 1994, $406 in 1993 and $514
      in 1995 ........................................................................      11,564       10,959       12,680
   Other, less allowance for uncollectible receivables of $29 in 1994, $27 in 1993
      and $13 in 1995 ................................................................         615          491          937
Federal and state income taxes receivable ............................................          --           --        2,667
Deferred federal and state income taxes ..............................................         597          844          101
Other ................................................................................          --           18           --
                                                                                         ---------    ---------    ---------
      Total current assets ...........................................................      13,580       12,912       17,915
Property and equipment:
   Cable systems .....................................................................     503,157      468,993      531,180
   Vehicles and other ................................................................      34,467       30,962       31,861
   Land and buildings ................................................................       9,365        9,366        9,475
                                                                                         ---------    ---------    ---------
                                                                                           546,989      509,321      572,516
   Less accumulated depreciation .....................................................    (323,605)    (292,797)    (347,983)
                                                                                         ---------    ---------    ---------
      Net property and equipment .....................................................     223,384      216,524      224,533
Franchises and goodwill, net of accumulated amortization of $19,699 in
   1994, $14,986 in 1993 and $23,183 in 1995 .........................................     171,115      175,706      167,781
Other assets .........................................................................       1,070          931          991
                                                                                         ---------    ---------    ---------
                                                                                           172,185      176,637      168,772
                                                                                         ---------    ---------    ---------
      Total assets ...................................................................   $ 409,149    $ 406,073    $ 411,220
                                                                                         =========    =========    =========

                       LIABILITIES AND EQUITY INVESTMENT

Current liabilities:
   Accounts payable, trade ...........................................................   $   6,382    $   4,585    $   2,297
   Interest payable ..................................................................       1,211        1,287          736
   Accrued expenses ..................................................................      16,626       16,177       13,422
   Deferred revenue ..................................................................       8,006        5,512        8,785
   Federal and state income taxes payable ............................................         173        1,418           --
   Current portion of notes payable--parent ..........................................     231,000       43,000      231,000
                                                                                         ---------    ---------    ---------
      Total current liabilities ......................................................     263,398       71,979      256,240
Accrued pensions and other ...........................................................       3,608        4,386        3,708
Customer advance payments and deposits ...............................................       1,703        1,966        1,693
Notes payable--parent ................................................................          --      231,000           --
Deferred federal and state income taxes ..............................................      41,744       37,652       44,267
                                                                                         ---------    ---------    ---------
      Total liabilities ..............................................................     310,453      346,983      305,908
Commitments and contingencies (Note 7)
Equity investment ....................................................................      98,696       59,090      105,312
                                                                                         ---------    ---------    ---------
      Total liabilities and equity investment ........................................   $ 409,149    $ 406,073    $ 411,220
                                                                                         =========    =========    =========

              The accompanying notes are an integral part of the
                         combined financial statements.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

                         COMBINED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)

                                                                                                               (UNAUDITED)
                                                                                                            NINE MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                   -----------------------------------    ----------------------
                                                                      1994         1993         1992        1995         1994
                                                                   ---------    ---------    ---------    ---------    ---------
Revenues:
    Basic revenue ..............................................   $ 141,280    $ 129,790    $ 114,952    $ 116,388    $ 105,345
    Premium revenue ............................................      36,682       32,331       30,237       28,798       27,175
    Installation and other .....................................      28,637       21,181       13,728       23,423       21,274
                                                                   ---------    ---------    ---------    ---------    ---------
                                                                     206,599      183,302      158,917      168,609      153,794
Operating expenses:
    Programming cost ...........................................      47,813       39,370       33,573       39,636       35,379
    Selling, service and system management .....................      35,142       30,521       28,324       24,754       25,950
    General and administrative .................................      41,315       36,649       33,966       30,660       31,943
    Management fees ............................................       4,909        3,967        3,273        3,965        3,665
    Depreciation and amortization ..............................      36,471       31,452       27,022       28,037       26,650
                                                                   ---------    ---------    ---------    ---------    ---------
                                                                     165,650      141,959      126,158      127,052      123,587
                                                                   ---------    ---------    ---------    ---------    ---------
       Operating income ........................................      40,949       41,343       32,759       41,557       30,207
Interest expense ...............................................     (15,191)     (12,075)     (15,738)      (9,711)     (11,279)
                                                                   ---------    ---------    ---------    ---------    ---------
       Income before provision for federal and state income
          taxes and cumulative effect of changes in
          accounting principles ................................      25,758       29,268       17,021       31,846       18,928
Provision for federal and state income taxes ...................     (10,316)     (13,174)      (7,132)     (12,589)      (7,672)
                                                                   ---------    ---------    ---------    ---------    ---------
    Income before cumulative effect of changes in accounting
       principles ..............................................      15,442       16,094        9,889       19,257       11,256
Cumulative effect of changes in accounting principles ..........          --           --       (7,547)          --           --
                                                                   ---------    ---------    ---------    ---------    ---------
          Net income ...........................................   $  15,442    $  16,094    $   2,342    $  19,257    $  11,256
                                                                   =========    =========    =========    =========    =========


              The accompanying notes are an integral part of the
                        combined financial statements.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

         COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                             (AMOUNTS IN THOUSANDS)


Balance at January 1, 1992 ...................................        $ (14,896)
    Net income ...............................................            2,342
    Increase in equity investment ............................           32,503
                                                                      ---------
Balance at December 31, 1992 .................................           19,949
    Net income ...............................................           16,094
    Increase in equity investment ............................           23,047
                                                                      ---------
Balance at December 31, 1993 .................................           59,090
    Net income ...............................................           15,442
    Increase in equity investment ............................           24,164
                                                                      ---------
Balance at December 31, 1994 .................................           98,696
    Net income (unaudited) ...................................           19,257
    Reduction in equity investment (unaudited) ...............          (12,641)
                                                                      ---------
Balance at September 30, 1995 (unaudited) ....................        $ 105,312
                                                                      =========


               The accompanying notes are an integral part of the
                        combined financial statements.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)

                                                                                                          (UNAUDITED)
                                                                                                       NINE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                             -----------------------------------    ----------------------
                                                               1994         1993         1992         1995         1994
                                                             ---------    ---------    ---------    ---------    ---------
Cash flows from operating activities:
   Net income ............................................   $  15,442    $  16,094    $   2,342    $  19,257    $  11,256
                                                             ---------    ---------    ---------    ---------    ---------
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Cumulative effect of changes in accounting
           principles ....................................          --           --        7,547           --           --
         Provision for uncollectible receivables .........       2,493        2,479        2,189        2,077        1,927
         Depreciation and amortization ...................      36,471       31,452       27,022       28,037       26,650
         Provision for deferred income taxes .............       4,339        1,881         (946)       3,019        4,714
         (Gain) loss on sales of property, plant and
           equipment .....................................         110         (168)        (116)         (10)         (64)
         Changes in certain assets and liabilities:
           Accounts receivable, customers ................      (3,098)      (5,055)      (3,155)      (3,193)      (2,705)
           Accounts receivable, other ....................        (124)        (312)         152         (322)         295
           Other assets ..................................        (190)          47            1           40         (500)
           Accounts payable, trade .......................       1,797          728         (420)      (4,085)        (753)
           Interest payable ..............................         (76)          57        1,228         (475)        (548)
           Accrued expenses ..............................        (329)       3,044        1,880       (3,104)        (987)
           Customer advance payments and deposits ........        (263)         (37)          (3)         (10)        (174)
           Deferred revenue ..............................       2,494          418          804          779        2,632
           Federal and state income taxes payable ........      (1,245)          60        1,210       (2,840)        (915)
                                                             ---------    ---------    ---------    ---------    ---------
                                                                42,379       34,594       37,393       19,913       29,572
                                                             ---------    ---------    ---------    ---------    ---------
             Net cash provided by operating activities ...      57,821       50,688       39,735       39,170       40,828
                                                             ---------    ---------    ---------    ---------    ---------
Cash flows from investing activities:
   Proceeds from sales of property and equipment .........         208          964          372          126          116
   Proceeds from sales of marketable securities ..........          18            1           --           --           16
   Cable system acquisitions .............................      (1,100)    (185,067)      (1,175)          --       (1,100)
   Purchases of property and equipment ...................     (37,907)     (33,462)     (33,846)     (25,929)     (22,476)
                                                             ---------    ---------    ---------    ---------    ---------
             Net cash used in investing activities .......     (38,781)    (217,564)     (34,649)     (25,803)     (23,444)
                                                             ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
   Net change in equity investment .......................      24,164       23,047       32,503      (12,641)     (15,386)
   Issuance of notes payable--parent .....................          --      180,000           --           --           --
   Payments of notes payable--parent .....................     (43,000)     (36,000)     (38,000)          --           --
                                                             ---------    ---------    ---------    ---------    ---------
             Net cash (used in) provided by financing
               activities ................................     (18,836)     167,047       (5,497)     (12,641)     (15,386)
                                                             ---------    ---------    ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents .....         204          171         (411)         726        1,998
Cash and cash equivalents, beginning of period ...........         600          429          840          804          600
                                                             ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period .................   $     804    $     600    $     429    $   1,530    $   2,598
                                                             =========    =========    =========    =========    =========
Supplemental information:
   Interest paid .........................................   $  15,267    $  12,018    $  14,510    $  10,186    $  11,827
                                                             =========    =========    =========    =========    =========
   Income taxes paid .....................................   $   7,222    $  11,233    $   6,868    $  12,675    $   4,141
                                                             =========    =========    =========    =========    =========


               The accompanying notes are an integral part of the
                        combined financial statements.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Basis of Presentation

         The combined financial statements include the accounts of certain cable television systems which are owned by Sammons Communications, Inc. ("SCI") (collectively, "The Sammons Systems"). SCI is a wholly-owned subsidiary of Sammons Enterprises, Inc. ("SEI"). On April 5, 1995, SCI entered into an asset purchase agreement (the "Agreement") to sell The Sammons Systems to Marcus Cable Associates, L.P. ("Marcus") for $962,500,000 in cash, which is subject to various conditions and approvals as defined in the agreement (See
Note 11). These combined financial statements include the historical basis of assets, liabilities and operations of the cable television systems to be acquired. In addition, these financial statements include allocations of certain actual corporate administrative costs attributed to the cable systems acquired. The methods by which such amounts are attributable or allocated are based on gross revenues and are deemed reasonable by management of SCI. All significant intersystem balances and transactions have been eliminated from the combined financial statements. The following table identifies the cable television systems included in the accompanying combined financial statements:

                SYSTEM                                       Coverage Area
--------------------------------------------------------------------------------------------
Sammons Communications, Inc.                    Whittier, CA          West Point, GA
                                                Waynesville, NC       University Park, TX
                                                Tuskegee, AL          Turlock, CA
                                                Russellville, AL      Natchez, MS
                                                Middlesborough, KY    Elk City, OK
                                                Duncanville, TX       Glendale, CA
                                                Denton, TX            Johnson City, TN
                                                Black Mountain, NC    Morristown, TN
                                                Bristol, TN           Logansport, IN
                                                Brookhaven, MS        McComb, MS
                                                Clinton, OK           Tarrant County, TX
Sammons Communications of Connecticut, Inc.     Waterbury, CT
Sammons Communications of Washington, Inc.      Moses Lake, WA
Sammons Communications of Texas, Inc.           Borger, TX
                                                Dumas, TX
Sammons Communications of Illinois, Inc.        Jacksonville, IL
                                                Ottawa, IL
Sammons Communication of Virginia, Inc.         Petersburg, VA
Sammons Communication of Mississippi, Inc.      Pascagoula, MS
Sammons of Indiana                              Columbus, IN          Monticello, IN
                                                Connersville, IN      New Albany, IN
                                                Crawfordsville, IN    Peru, IN
Sammons of Fort Worth                           Fort Worth, TX

  Cash and Cash Equivalents

         The Sammons Systems consider all current investment securities and interest-bearing deposits purchased with original maturities of three months or less to be cash equivalents.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


  Property and Equipment

         Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets as follows:


               Cable systems and equipment          5 to 15 years
               Fixtures and equipment               5 to 10 years
               Leasehold improvements               Remaining life of lease
               Transportation equipment             4 years
               Buildings                            15 to 25 years

         The material and labor costs for the initial connection of a residence are capitalized and depreciated over ten years. The costs of subsequently disconnecting and reconnecting a residence are charged to expense in the period incurred.

         Certain costs incurred during the period of cable system construction are deferred and amortized over the estimated useful lives of the related cable systems.

         When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income in the period incurred.

  Franchises and Goodwill

         Goodwill acquired prior to October 31, 1970 is not being amortized. Goodwill acquired subsequent to October 31, 1970 is capitalized and amortized on a straight-line basis over forty years.

         The direct costs to acquire cable television franchises are capitalized and amortized on a straight-line basis over the lives of the franchises, not exceeding forty years.

         The Sammons Systems continually reevaluate the propriety of the carrying amount of goodwill and other intangibles as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revisions of the estimated useful lives. At this time, The Sammons Systems believe that no significant impairment of the goodwill and other intangibles has occurred and that no reduction of the estimated useful lives is warranted.

  Income Taxes

         The Sammons Systems are members of SEI's consolidated United States federal income tax group. The policy for intercompany allocation of federal income taxes provides that The Sammons Systems compute the provision for federal income taxes on a separate company basis. The Sammons Systems make payments to, or receive payments from, SEI in the amount they would have paid to or received from the Internal Revenue Service had they not been members of the consolidated tax group. The separate company provisions and payments are computed using the tax elections made by SEI. The Sammons Systems use the "flow-through" method of accounting for the investment tax credit.

         In 1992, The Sammons Systems adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Interim Financial Information

         In the opinion of management, the unaudited interim combined financial information of The Sammons Systems contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly The Sammons Systems' financial position as of September 30, 1995 and the results of operations and cash flows for the nine months ended September 30, 1995 and 1994, and changes in equity investment for the nine months ended September 30, 1995. The results of operations for the nine months ended September 30, 1995 and 1994 are not necessarily indicative of the results to be expected for the full year.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  NOTES PAYABLE--PARENT:

         During 1994, The Sammons Systems renewed a financing arrangement with SEI which provided revolving lines of credit of $480,000,000. Borrowings against these lines totaled $231,000,000 at December 31, 1994.

         The principal terms of the agreement provide that interest is payable quarterly at a weighted average rate of 5.4%, 5.7% and 9.0% for 1994, 1993 and 1992, respectively. Accrued interest was $1,211,000 at December 31, 1994. At December 31, 1994 and 1993, the fair value of the notes payable was $225,827,000 and $273,713,000, respectively, and was determined using the prime rate.

         The notes payable are scheduled to mature during the year ending December 31, 1995.

3.  INCOME TAXES:

         The provision for income taxes consists of the following (amounts in thousands):

                                              1994          1993         1992
                                            --------      --------     --------
Current:
    Federal ...........................     $  4,475      $  9,171     $  6,625
    State .............................        1,502         2,122        1,453
Deferred:
    Federal ...........................        4,434         1,527         (806)
    State .............................          (95)          354         (140)
                                            --------      --------     --------
                                            $ 10,316      $ 13,174     $  7,132
                                            ========      ========     ========

         The Sammons Systems recognized a net increase of $7,242,000 to the net deferred tax liability as of January 1, 1992, as a result of the adoption of SFAS No. 109. Such amount has been reflected in the combined statements of income as a cumulative effect of an accounting change.

         The components of the net deferred tax liability are as follows (amounts in thousands):

                                                             1994        1993
                                                           --------    --------
Deferred tax liability:
    Amortization .......................................   $ (8,609)   $ (6,267)
    Basis in property and equipment ....................    (36,305)    (33,719)
                                                           --------    --------
                                                           $(44,914)    (39,986)
                                                           --------    --------
Deferred tax asset:
    AMT carryforward ...................................      2,015         131
    Accrued pension liability ..........................        624       1,021
    Various accrued expenses not currently deductible ..      1,128       2,026
                                                           --------    --------
                                                              3,767       3,178
Valuation allowance ....................................         --          --
                                                           --------    --------
Net deferred tax liability .............................   $(41,147)   $(36,808)
                                                           ========    ========

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         The difference between the provision for income taxes attributable to income before income taxes and the amounts that would be expected using the U.S. federal statutory income tax rate of 35% in 1994 and 1993 and 34% in 1992 is as follows (amounts in thousands):

                                                                                1994       1993       1992
                                                                              --------   --------    --------
Federal income taxes at the statutory rate ................................   $  9,015   $ 10,244    $  5,787
State income taxes ........................................................        915      1,609         867
Amortization of nondeductible intangibles .................................        365        482         470
Effect of one percent federal tax rate increase on deferred tax balance
   at January 1, 1993 .....................................................         --        842          --
Other .....................................................................         21         (3)          8
                                                                              --------   --------    --------
Provision for income taxes ................................................   $ 10,316   $ 13,174    $  7,132
                                                                              ========   ========    ========

4.  EMPLOYEE STOCK OWNERSHIP PLAN:

          The Sammons Systems are participants in the Sammons Enterprises, Inc. Employee Stock Ownership Plan ("ESOP"). The Sammons Systems' contribution to the ESOP was approximately $1,755,000, $2,299,000 and $2,489,000 for 1994, 1993
and 1992, respectively.

5.  EMPLOYEE BENEFIT PLANS:

         The Sammons Systems are participants in the SEI's noncontributory defined benefit pension plan (the "Pension Plan") covering certain full-time employees. Pension benefits are generally based upon years of service and include accruing pension cost currently, contributing the maximum amount deductible for federal income taxes and meeting minimum funding standards of the Employee Retirement Income Security Act of 1974 as determined by an actuarial valuation. Pension Plan assets consist primarily of cash equivalents, listed stocks and bonds, and group annuity contracts with an affiliated insurance company.

         The following table sets forth The Sammons Systems' respective interest in the Pension Plan's funded status and amounts recognized in the financial statements at December 31 (amounts in thousands):

                                                   1994        1993
                                                 --------    --------
         Accumulated benefit obligations:
              Vested .........................   $  6,444    $  5,912
              Nonvested ......................        388         371
                                                 --------    --------
                                                 $  6,832    $  6,283
                                                 ========    ========
         Fair value of plan assets ...........   $  9,362    $  6,919
         Projected benefit obligation ........     10,790      10,255
                                                 --------    --------
         Funded status .......................      1,428       3,336
         Unrecognized net transition asset ...        393         404
         Unrecognized prior service cost .....       (614)       (638)
         Unrecognized net gain (loss) ........        392        (761)
                                                 --------    --------

         Accrued pension liability ...........   $  1,599    $  2,341
                                                 ========    ========

         The Pension Plan had a settlement gain (loss) of approximately $(18,000), $465,000 and $141,000 for 1994, 1993 and 1992, respectively.

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         The Sammons Systems' respective interest in the components of net pension cost are as follows (amounts in thousands):

                                               1994       1993      1992
                                              -------    -------   -------
         Service cost .....................   $   782    $   563   $   372
         Interest cost ....................       906        734       502
         Return on plan assets ............      (143)       237       221
         Net amortization and deferrals ...       758        282       201
                                              -------    -------   -------
         Net pension cost .................   $ 1,073    $   778   $   452
                                              =======    =======   =======

         For 1994 and 1993 the projected benefit obligation was determined using an assumed discount rate of 8.50% and 7.75%, respectively, and an assumed rate of compensation increase of 5.5%. The assumed long-term rate of return on the plan assets was 8.0%, 8.5% and 8.5% in 1994, 1993 and 1992, respectively.

6.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

          The Sammons Systems provide certain postretirement health care and life insurance benefits for eligible active and retired employees through SEI's defined benefit plan (the "Postretirement Plan"). Effective January 1, 1992, The Sammons Systems adopted SFAS No. 106 "Employees Accounting for Postretirement Benefits Other Than Pensions."

         SEI allocated a portion of the initial transition obligation totaling approximately $528,000 to The Sammons Systems, based on employee demographics, including headcount, age and years of service. The effect on net income was $305,000 after a deferred tax benefit of $223,000. The Sammons Systems' respective interest in the components of periodic expense based on employee demographics, including head count, age and years of service for these postretirement benefits are as follows (amounts in thousands):

                                                                   1994   1993   1992
                                                                   ----   ----   ----
         Service cost, benefits earned during year .............   $ 39   $ 34   $ 22
         Interest cost on accumulated postretirement benefit
           obligation ..........................................    116     97     46
         Amortization of loss ..................................      8     --     --
                                                                   ----   ----   ----
           Total expense .......................................   $163   $131   $ 68
                                                                   ====   ====   ====

         The Sammons Systems' respective interest in the actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, are as follows (amounts in thousands):

                                                               1994       1993
                                                              -------    -------
         Accumulated postretirement benefit obligation:
             Retiree ......................................   $   830    $   662
             Fully eligible active plan participants ......       167        224
             Other active participants ....................       384        356
         Unrealized loss ..................................       (80)        --
                                                              -------    -------
             Accrued postretirement benefit obligation ....   $ 1,301    $ 1,242
                                                              =======    =======

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         The accumulated postretirement benefit obligation was determined using the unit credit method and an assumed discount rate of 8.5% for 1994 and 1993. The assumed health care cost trend rate and the assumed Medicare cost trend rate used in 1994 and 1993 was 13%, grading down to 6% in the year 2001.

         A one percent increase each year in the health care cost trend rate used would have resulted in a $4,500 decrease in the aggregate service and interest components of expense for the year 1994, and a $31,000 decrease in the accumulated postretirement benefit obligation at December 31, 1994.

7.  COMMITMENTS AND CONTINGENCIES:

         The Sammons Systems generally act as a self-insurer with regard to loss or damage to its cable distribution systems. No provision for future losses has been provided.

         At December 31, 1994 and 1993, The Sammons Systems have made purchase commitments of approximately $1,734,000 and 3,911,000, respectively, for property, plant and equipment.

         The Sammons Systems maintain a $100,000 standby letter of credit related to the provisions of a franchise agreement regarding installation of cable communication facilities.

         The Sammons Systems pay pole use, vehicle, office space, land and plant facilities rentals under various agreements. Rental expense for 1994, 1993 and 1992 was approximately $3,369,000, $2,999,000 and $4,372,000, including amounts paid to a related party of approximately $355,000, $276,000 and $268,000, respectively.

         Approximate minimum future rentals under noncancelable operating leases are as follows (amounts in thousands):


         Year ending December 31:
             1995..................................  $     638
             1996..................................        528
             1997..................................        477
             1998..................................        411
             1999..................................        337
             Thereafter............................      1,157
                                                     ---------
                                                     $   3,548
                                                     =========

8.  ACQUISITIONS:

         During 1993, The Sammons Systems acquired the assets of several cable television systems for an aggregate purchase price of $185,067,000 including franchise agreements and goodwill of $139,370,000. The acquisitions were accounted for as purchases, and accordingly, the results of operations have been included in the combined financial statements from their respective dates of acquisition, principally July 1993.

         The pro forma results below are unaudited and reflect purchase price accounting adjustments assuming the acquisition occurred at the beginning of 1992 and 1993 (amounts in thousands):

                                                                                       1993        1992
                                                                                     ---------   ---------
         Operating revenues .........................................................$ 200,826   $ 186,464
         Operating income ...........................................................   45,599      37,731
         Income before provision for federal and state income taxes and cumulative
             effect on prior years of changes in accounting principles ..............   28,543      12,993
         Net income .................................................................   15,969        (162)

                              THE SAMMONS SYSTEMS
                 (CABLE SYSTEMS OF SAMMONS COMMUNICATIONS, INC.
                  PURCHASED BY MARCUS CABLE ASSOCIATES, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


9.  RELATED PARTY TRANSACTIONS:

         The Sammons Systems pay SCI and other related parties for various services. In addition, The Sammons Systems reimburse SCI for certain general and operating expenses. These amounts are as follows (amounts in thousands):

                                                             1994      1993       1992
                                                           --------  ---------  --------
         Management fee expense..........................  $  4,909  $   3,967  $  3,273
         Reimbursement of general and administrative
             expenses....................................     5,274      4,453     4,178

10.  LITIGATION:

         In the course of conducting its business, The Sammons Systems are from time to time named as a defendant in litigation actions. The Sammons Systems are currently involved as a defendant in certain legal issues. Management currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on The Sammons Systems' combined financial position.

11.  SUBSEQUENT EVENT:

         On November 1, 1995, Marcus acquired substantially all of the assets of The Sammons Systems for a purchase price of $961,701,000, subject to certain post-closing working capital adjustments.

================================================================================

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                          -------------------------

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
Available Information . . . . . . . . . . . . . . . . . . . . . .   2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Recent Transactions . . . . . . . . . . . . . . . . . . . . . . .  19
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .  22
Selected Financial Data . . . . . . . . . . . . . . . . . . . . .  23
Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations . . . . . . . . . . . . . . . . . . . . . . .  25
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Principal Security Holders  . . . . . . . . . . . . . . . . . . .  51
Certain Relationships and Related Transactions  . . . . . . . . .  53
The Partnership Agreements  . . . . . . . . . . . . . . . . . . .  54
The Senior Credit Facility  . . . . . . . . . . . . . . . . . . .  60
Description of The 13 1/2% Notes  . . . . . . . . . . . . . . . .  61
Certain Federal Income Tax Consequences . . . . . . . . . . . . .  80
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .  84
Validity of the 13 1/2% Notes . . . . . . . . . . . . . . . . . .  85
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
Index to Financial Statements . . . . . . . . . . . . . . . . . .  F-1

================================================================================

================================================================================

                             MARCUS CABLE OPERATING
                                 COMPANY, L.P.

                                  MARCUS CABLE
                             CAPITAL CORPORATION II


                          13 1/2% SENIOR SUBORDINATED
                           GUARANTEED DISCOUNT NOTES
                               DUE AUGUST 1, 2004
                           GUARANTEED BY MARCUS CABLE
                                 COMPANY, L.P.


                          -------------------------

                                  MARCUS CABLE

                          -------------------------





                              GOLDMAN, SACHS & CO.




================================================================================